Exhibit 10.45

Up To $45,000,000

REVOLVING CREDIT AGREEMENT

dated as of September 6, 2018

among

COMMUNITY CHOICE FINANCIAL INC.,

THE LENDERS PARTY HERETO

and

GLAS TRUST COMPANY LLC,
as Administrative Agent

i

3.18 Insurance	53
3.19 Security Documents	53
3.20 Location of Real Property and Leased Premises	54
3.21 Labor Matters	54
3.22 [Reserved]	54
3.23 Sanctioned Persons	54
3.24 Specified Borrower Designations and Reaffirmations	54
3.25 Loan Receivables	55

Article IV CONDITIONS OF LENDING	56

Article V AFFIRMATIVE COVENANTS	58

5.01 Existence; Compliance with Laws; Businesses and Properties	58
5.02 Insurance	58
5.03 Obligations and Taxes	59
5.04 Financial Statements, Reports, etc.	59
5.05 Litigation and Other Notices	61
5.06 Information Regarding Collateral	62
5.07 Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings	62
5.08 Use of Proceeds	63
5.09 Employee Benefits	63
5.10 Compliance with Environmental Laws	63
5.11 Preparation of Environmental Reports	63
5.12 Further Assurances	63
5.13 Deleveraging Transaction	64
5.14 Designations Under Collateral Agreement and Indentures	64

Article VI NEGATIVE COVENANTS	65

6.01 Indebtedness and Issuance of Disqualified Stock and Preferred Stock	65
6.02 Liens	69
6.03 Asset Sales	70
6.04 Merger, Consolidation or Sale of All or Substantially All Assets	71
6.05 Restricted Payments	71
6.06 Transactions with Affiliates	75
6.07 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
6.08 Business of the Borrower and the Restricted Subsidiaries
6.09 Financial Covenants
6.10 Fiscal Yea
6.11 Designated Priority Obligations
6.12 Loan Receivables Selection Policy
6.13 Sales of Certain Consumer Loan Assets
6.14 Dormant Unrestricted Subsidiary.
ARTICLE VII EVENTS OF DEFAULT
ARTICLE VIII AGENCY
8.01 Appointment and Authority

8.02 Rights as a Lender
8.03 Exculpatory Provisions
8.04 Reliance by Administrative Agent
8.05 Delegation of Duties
8.06 Resignation of Administrative Agent
8.07 Non-Reliance on Administrative Agent and Other Lenders
8.08 Administrative Agent May File Proofs of Claim
8.09 Collateral and Guarantee Matters
8.10 Collateral Agreement
8.11 No Duty to Take Discretionary Action.
8.12 Bondholder Designee
ARTICLE IX MISCELLANEOUS
9.01 Notices; Effectiveness; Electronic Communication
9.02 Survival of Agreement
9.03 Successors and Assigns
9.04 Expenses; Indemnity; Damage Waiver
9.05 Right of Setoff
9.06 Governing Law; Jurisdiction; Etc.
9.07 Waivers; Amendment
9.08 Interest Rate Limitation
9.09 WAIVER OF JURY TRIAL
9.10 Severability
9.11 Counterparts; Integration; Effectiveness; Electronic Execution
9.12 Headings
9.13 Treatment of Certain Information; Confidentiality
9.14 USA PATRIOT Act
9.15 Lender and Holder Action
9.16 Application of Proceeds
9.17 Third-Party Beneficiaries

SCHEDULES

Schedule 1.01(b)	-	Subsidiary Guarantors
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08(a)	-	Subsidiaries
Schedule 3.08(b)	-	Unrestricted Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens

EXHIBITS
Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	[Reserved]
Exhibit D	-	Form of Covenant Certificate
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Revolving Note
Exhibit G	-	Adjusted EBITDA Projections
Exhibit H	-	Adjusted EBITDA Certificate
Exhibit I	-	Form of VPC Note
Exhibit J	-	Form of Liquidity Certificate

REVOLVING CREDIT AGREEMENT, dated as of September 6, 2018 (as the same may have been and may be hereafter further amended, restated, supplemented, or otherwise modified from time to time) (this “Agreement”), among COMMUNITY CHOICE FINANCIAL INC., an Ohio corporation (the “Borrower”), the Lenders (as defined in Article I), and GLAS TRUST COMPANY LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and Holders.

The Borrower has requested the Lenders to extend credit in the form of Loans at any time and from time to time prior to the Revolving Loan Termination Date, in an aggregate principal amount at any time outstanding not in excess of $45,000,000.  The proceeds of the Loans are to be used solely (i) to refinance all outstanding Indebtedness and other obligations under the Victory Park Revolving Credit Agreement (other than such Indebtedness that is being forgiven, such Indebtedness that is being rolled into this Agreement as described below and such Indebtedness and other obligations (including without limitation, fees, expenses and prepayment premiums) that is being exchanged for no more than $10.0 million of Additional Notes (as defined in the Senior Secured Notes Indenture described in clause (a) of the definition thereof) on the Closing Date), (ii) to finance Borrower’s existing portfolio of applicable Loan Receivables and future origination of applicable Loan Receivables, (iii) to pay fees and expenses in connection with the transactions contemplated by this Agreement and (iv) for general corporate purposes of the Borrower and the Subsidiaries and as otherwise permitted by this Agreement (provided that the proceeds of the Loans may not be used to make payments of interest or principal on, or repurchase or redeem, the Senior Secured Notes).

Commitments in the amount of $42,000,000 are held initially by the SPV Lender, and to obtain the funds necessary to make the $42,000,000 of Revolving Loans under such Commitments hereunder, the SPV Lender is issuing notes in the same aggregate principal amount to the New Lenders and is securing those New Lender Notes with a first lien on all of SPV Lender’s right, title and interest in and to the Loan Documents and the Loan Document Obligations hereunder.  In recognition that the holders of the New Lender Notes have the sole economic interest in the Revolving Loans and Revolving Notes issued pursuant to the Commitments, the SPV Lender has agreed hereunder that, except as provided in Section 9.07 with respect to VPC,  (i) the Administrative Agent, Collateral Agent and the Lenders shall act at the direction of the Bondholder Designee (as defined herein), which will serve as the representative of the New Lenders of the New Lender Notes and the Bondholder Designee will act solely at the direction of the New Lender Noteholder Majority, (ii) neither the Administrative Agent nor the Lenders may exercise any rights or remedies or provide any consents or waivers hereunder without the prior written consent of the Bondholder Designee except as set forth in clause (t) of Article VII and (iii) the Bondholder Designee may directly exercise certain rights and remedies and provide consents and waivers hereunder to the extent expressly provided herein.

VPC has agreed to rollover an aggregate principal amount of $3,000,000 of outstanding loans under the Victory Park Revolving Credit Agreement as outstanding Loans to the Borrower under this Agreement subject to the terms and conditions set forth herein.

CCFI Funding II, LLC is a party to the transactions contemplated by and related to the SPV II Notes. The Borrower, Lenders, Holders and Administrative Agent have acknowledged the existence of and the arrangements under the transactions contemplated by and related to the SPV II Notes.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

Article I DEFINITIONS
1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

1 “Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

2 “Adjusted EBITDA”  shall mean, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP, plus interest, taxes, depreciation, amortization, non-cash compensation, fees, expenses and charges associated with the Transactions and the Deleveraging Transaction and the upsizing of the SPV II Notes (including, without limitation, the fees and expenses of Ducera Partners LLC and Weil Gotshal & Manges LLP),  in each of the foregoing cases, on a consolidated basis inclusive of Unrestricted Subsidiaries and eliminating any intra-company entries; provided, any advisory or other fees of the Investors, as well as any other one-time or nonrecurring expenses, shall only be added if approved by the Bondholder Designee in its sole discretion; and provided further that with respect to the retail insurance business joint venture, MD-JV LLC, the income/loss shall be on a cash basis.

3 “Administrative Agent Payments” shall have the meaning assigned to such term in Section 2.05(b).
4 “Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.
5 “Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

6 “Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

7 “Affiliate Transaction” shall have the meaning assigned to such term in Section 6.06.
8 “Agent Parties” shall have the meaning assigned to such term in Section 9.01(d)(ii).
9 “Aggregate Revolving Credit Exposure” shall mean the aggregate amount of all of the Lenders’ Revolving Credit Exposures.
10 “Agreement” shall have the meaning assigned to such term in the introductory statement hereto.
11 “Applicable Commitment Percentage” shall mean with respect to any Lender (other than VPC), at any time, the percentage (carried out to the ninth decimal place) of the Total Commitment, represented by the amount of the Commitment of such Lender at such time; provided, that if the Total Commitment has been terminated at such time, then the Applicable Commitment Percentage of each such Lender shall be the Applicable Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments. The initial Applicable Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 attached hereto or in any Assignment and Assumption permitted hereunder pursuant to which such Lender becomes a party hereto, as applicable.

12 “Approved Fund” shall mean with respect to any Lender or Holder, any Fund that is administered or managed by (a) such Lender or Holder, (b) an Affiliate of such Lender or Holder or (c) an entity or an Affiliate of an entity that administers or manages such Lender or Holder.

13 “Asset Sale” shall mean (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than non-voting Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.01), whether in a single transaction or a series of related transactions; in each case, other than: (i) any disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business; (ii) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.05; (iii) any disposition of assets by the Borrower or a Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $250,000; (iv) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary; (v) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business; (vi) foreclosures, condemnation or any similar action on assets or the granting of Liens, in each case, not prohibited by this Agreement (vii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business; (viii) the sale, collection or discount of inventory, accounts or loans receivable or notes receivable in the ordinary course of business or the conversion of accounts or loans receivable to notes receivable; (ix) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis; (x) the unwinding of any Hedging Obligations; (xi) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; (xii) the lapse or abandonment of intellectual property rights in the ordinary course of business, that, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole; (xiii) the issuance of directors’ qualifying shares and shares issued to foreign nationals, in each case, as required by applicable law; and (xiv) any sale, conveyance, transfer or other disposition of Consumer Loans or Loan Receivables to CCFI Funding II, LLC in connection with the SPV II Notes and consistent with past practices.

14 “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender or a Holder and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.03), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

15 “Attributable Debt” in respect of a Sale and Lease-Back Transaction shall mean, as at the time of determination, the present value (discounted at the interest rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided that if such interest rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate borne by the Senior Secured 2019 Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.

16 “Backup Servicer” shall mean a Person, reasonably satisfactory to the Bondholder Designee, that the Loan Parties have appointed and that is providing backup servicing and its successors and permitted assigns reasonably satisfactory to the Bondholder Designee.  As of the Closing Date, the Backup Servicer is Carmel Solutions LLC.

17 “Backup Servicing Agreement” shall mean the Backup Servicing Agreement among the Backup Servicer, Borrower and Administrative Agent, as amended, restated, supplemented, replaced, or otherwise modified from time to time in accordance with the terms thereof.

18 “Bank Obligations” shall mean the Loan Document Obligations.

19 “Bank Secured Parties” shall mean (a) the Lenders and Holders, (b) the Administrative Agent, (c) the Bondholder Designee,  (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (e) the successors and permitted assigns of each of the foregoing.

20 “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

21 “Bondholder Designee” shall mean the Trustee under the indenture governing the New Lender Notes or, at their election, that Person designated by the New Lender Noteholder Majority.  The Bondholder Designee shall act solely at the direction of the New Lender Noteholder Majority.

22 “Books and Records” shall mean all of Loan Parties’ original ledger cards, payment schedules, credit applications, contracts, lien and security instruments, guarantees relating in any way to the Collateral and other books and records or transcribed information of any type, whether expressed in electronic form in tapes, discs, tabulating runs, programs and similar materials now or hereafter in existence relating to the Collateral.

23 “Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.
24 “Borrower Materials” shall have the meaning assigned to such term in Section 9.01(d).

25 “Borrowing” shall mean a borrowing consisting of the making of any Loan by each of the Lenders pursuant to Section 2.01.  Interest shall accrue from and including the first day of a Borrowing to the last day of such Borrowing.

26 “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

27 “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.

28 “Capital Stock” shall mean (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such securities include any right of participation with Capital Stock.

29 “Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

30 “Cash Equivalents” shall mean
(i) United States dollars or Canadian dollars;

(ii) (A) euro, pounds sterling or any national currency of any participating member state of the EMU; or (B) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by such Restricted Subsidiary from time to time in the ordinary course of business;

(iii) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(iv) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank (any such instrument, a “Qualifying Bank Instrument”); provided that, with respect to any Qualifying Bank Instrument held by (x) the Borrower or any Domestic Subsidiary, the applicable commercial bank is a U.S. commercial bank having capital and surplus of not less than $500,000,000 and (y) any Foreign Subsidiary, the applicable commercial bank is a U.S. commercial bank having capital and surplus of not less than $500,000,000 or a non-U.S. commercial bank having capital and surplus of not less than $100,000,000 (or the U.S. dollar equivalent thereof as of the date of determination);

(v) repurchase obligations for underlying securities of the types described in clause (iii) or (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above;

(vi) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof;
(vii) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor

S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of acquisition thereof;

(viii) investment funds investing 95% of their assets in securities of the types described in clauses (i) through (vii) above and (ix) through (xi) below; provided that Qualifying Bank Instruments with any non-U.S. commercial bank and any securities described under clause (xi) below, in each case, shall only be counted towards such 95% requirement to the extent that the holder of such investment fund is a Foreign Subsidiary;

(ix) Indebtedness or Preferred Stock issued by Persons (other than the Borrower or any Affiliate of the Borrower) with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;

(x) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(xi) in the case of any Foreign Subsidiary, readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s and S&P (or, if at any time either Moody’s or S&P shall not be rating such obligations, an equivalent rating from another Rating Agency) maturing within 12 months of the date of acquisition thereof.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (i) or (ii) above, provided that such amounts are converted into any currency described in either clause (i) or (ii) above as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

31 “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, regulations or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, regulations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

32 “Change of Control” shall mean the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person, or any of the Equity Interests of any of the Borrower’s Subsidiaries to any Person other than the Borrower and its Restricted Subsidiaries; (ii) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the

Exchange Act, or any successor provision), directly or indirectly, of 10% or more of the total voting power of the Voting Stock of the Borrower or any Parent Entity; or (iii) any “Change of Control” under the New Lender Notes.

33 “Charges” shall have the meaning assigned to such term in Section 9.08.
34 “Closed-End Loan” shall mean a Consumer Loan consisting of either (i) an amortizing unsecured consumer installment loans or (ii) an amortizing Title Loan.
35 “Closed-End Loan Receivables” shall mean Loan Receivables in respect of Closed-End Loans.
36 “Closing Date” shall mean the date of this Agreement.
37 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
38 “Collateral” shall mean all the assets and properties subject to the Liens created by the Security Documents.
39 “Collateral Agent” shall mean Computershare Trust Company, N.A., in its capacity as collateral agent under the Security Documents, and any successor thereto.

40 “Collateral Agreement” shall mean the Collateral Agreement, dated as of April 29, 2011 (as the same may have been and may be hereafter further amended, restated, supplemented or otherwise modified from time to time) among the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Senior Secured Notes Trustee and the Collateral Agent, creating security interests in the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties.

41 “Commitment” shall mean, with respect to each Lender (other than VPC), the commitment of such Lender to make Revolving Loans hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.03.

42 “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
43 “Communications” shall have the meaning assigned to such term in Section 9.01(d)(ii).

44 “Compliance Certificate” shall mean a certificate duly executed by a Financial Officer of the Borrower substantially in the form of Exhibit E, or such other form as shall be approved by the Administrative Agent.

45 “Concurrent Debt Transactions” shall mean the issuance of the New Lender Notes by the SPV Lender on the date of this Agreement, the execution and delivery of the indenture and security agreements or other agreements and documents in connection therewith, the application of the net proceeds therefrom by the SPV Lender to make the Revolving Loans hereunder in its capacity as a  Lender hereunder, and the payment of fees and expenses in connection therewith.

46 “Consumer Credit” shall have the same meaning as such term in is defined in 12 C.F.R §1002(j).

47 “Consumer Loans” shall mean secured and unsecured consumer loans (including consumer lines of credit and installment loans and similar instruments and products) either (i) made by the Loan Parties or any of their Subsidiaries (other than Borrower) to individuals resident of the United States of America in the ordinary course of business and in accordance with all applicable Requirements and the Program Guidelines (including the Loan Parties’ and their Subsidiaries’ standard credit and underwriting policies included in such Program Guidelines).

48 “Consumer Loan Agreement” shall mean a consumer loan agreement (together with all related agreements, documents and instruments executed and/or delivered in connection therewith) or similar contract, pursuant to which a Loan Party or any Subsidiary of any Loan Party (i) agrees to make Consumer Loans from time to time or (ii) otherwise possesses the authority (as assignee or holder) to enforce the terms of a Consumer Loan.

49 “Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

50 “Controlled Account” shall mean each deposit account and securities account that is (i) subject to an account control agreement in form and substance satisfactory to the Bondholder Designee in accordance with Section 3.04(b) or 3.04(c) of the Collateral Agreement and (ii) owned by a Loan Party in respect of which the Lenders have received a legal opinion, covering the due authorization of the execution and delivery of certain of the Loan Documents by such Loan Party and the performance of such Loan Party’s obligations thereunder, the due execution and delivery of such Loan Documents by such Loan Party, and such other matters as the Bondholder Designee may reasonably require, in form and substance satisfactory to the Administrative Agent.

51 “Corporate Liquidity” shall mean, on any date of determination, an amount equal to one hundred percent (100%) of the balance of the unrestricted (it being agreed and acknowledged that cash collateral securing surety bonds and letters of credit posted or maintained by the Loan Parties shall be deemed to be “restricted”, but that cash and Cash Equivalents maintained in Controlled Accounts are “unrestricted”) cash and Cash Equivalents of the Loan Parties.  For avoidance of doubt, no cash or Cash Equivalents of any Unrestricted Subsidiary (including CCFI Funding II, LLC) shall be included in the definition or calculation of Corporate Liquidity.

52  “Covenant Certificate” shall mean a certificate duly executed by a Financial Officer of the Borrower substantially in the form of Exhibit D, or such other form as shall be approved by the Bondholder Designee.

53 “Covenant Date” shall have the meaning assigned to such term in Section 5.04(e).
54 “Credit Event” shall have the meaning assigned to such term in Article IV.
55 “Credit Facilities” shall mean the revolving credit facilities provided for by this Agreement.

56 “Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

57 “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

58 “Defaulting Lender” shall mean, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of one or more conditions precedent to funding set forth in Article IV (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) not having been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on a condition precedent to funding set forth in Article IV (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) which cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

59 “Deleveraging Transaction” shall mean either (a) a transaction or series of related transactions, executed through exchange offers, refinancings, strict foreclosures on the pledged equity of the Borrower’s directly held Subsidiaries, or other means, in each case on terms and conditions approved by the Administrative Agent acting at the direction of the holders of a majority in principal amount of the New Lender Notes in their sole discretion, resulting in (i) the conversion of at least two-thirds in amount (or such higher amount as may be required by the holders of a majority in principal amount of the New Lender Notes) of the Indebtedness owing by the Borrower and its Restricted Subsidiaries under the Senior Secured Notes Indentures into equity and/or junior Indebtedness of the Borrower (or, if applicable, any newly formed holding company established to own the equity of the Borrower’s directly held Subsidiaries), and (ii) the prepayment of all Loan Document Obligations under this Agreement and termination of all Commitments hereunder through the payment in full and in cash of the VPC Loan and all related Bank Obligations owing to VPC and the contemporaneous issuance by Borrower (or a newly formed holding company) of new first lien first priority debt securities and warrants, all on terms and conditions acceptable to the holders of a majority in principal amount of the New Lender Notes in their sole discretion, that will be distributed by the New Lenders to the trustee under the indenture governing the New Lender Notes in full satisfaction of the New Lender Notes,  and the consummation of such transactions under this clause (a) shall be deemed to satisfy any and all Exit Payment obligations, or (b) the prepayment of all Obligations under this Agreement for cash, as required pursuant to the terms hereof, and termination of all Commitments hereunder.

60 “Designated Non-cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

61 “Designated Priority Obligations” shall have the meaning assigned to such term in the Collateral Agreement.

62 “Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (other than solely as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the earlier of the Maturity Date and the date the Commitments are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

63 “dollars” or “$” shall mean lawful money of the United States of America.
64 “Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

65 “Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 9.03(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.03(b)(iii)).

66 “EMU” shall mean the economic and monetary union as contemplated by the Treaty on European Union.

67 “Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders) and agreements, in each case relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

68 “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages, trust fund reimbursements and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release of any Hazardous Materials.

69 “Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

70 “ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

71 “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

72 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

73 “euro” shall mean the single currency of participating member states of the EMU.
74 “Event of Default” shall have the meaning assigned to such term in Article VII, or any “Event of Default” under the New Lender Notes.
75 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
76 “Excluded Rights and Obligations” shall have the meaning assigned to such term in Section 9.03(b)(iv).

77 “Excluded Taxes” shall mean, with respect to any payment made hereunder by or on account of any obligation of the Borrower or any other Loan Party to the Administrative Agent, any Lender, Holder or any other recipient, (a) income or franchise Taxes imposed on (or measured by) its net income (however denominated) by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or Holder, in which its applicable lending or funding office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding Taxes attributable to such recipient’s failure to comply with documentation requirements of Section 2.16(e), (d) except in the case of an assignee pursuant to a request by the Borrower under Section 2.17(a)), any withholding Tax that is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (or designates a new lending or funding office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending or funding office (or assignment), to receive additional amounts from the Borrower or any other Loan Party with respect to such withholding Tax pursuant to Section 2.16(a), and (e) any withholding Taxes imposed under FATCA.

78 “Exit Payment” shall mean the premium to be paid in connection with certain prepayments of the Revolving Loans or Revolving Notes pursuant to this Agreement, including pursuant to Section 2.09 and Section 2.10 or, in all cases, upon acceleration of the Revolving Loans or Revolving Notes pursuant to Article VII.  For the Closing Date through and including September 6, 2020, such Exit Payment shall be equal to the Yield Maintenance Premium.  The Loan Parties acknowledge and agree that the Exit Payment, if any, represents bargained for consideration in exchange for the right and privilege to prepay or redeem the Revolving Loans or Revolving Notes and is reasonable under the circumstances currently existing.

79 “fair market value” shall mean, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

80 “FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

81 “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

82 “Fee Letter” shall mean the letter agreement, dated as of the Closing Date, by and between the Borrower and the Administrative Agent.
83 “Fees” shall mean the Commitment Fees, the Administrative Agent Payments and the SPV Lender Expenses.
84 “Final Availability Date” shall mean the earlier of (a) the date that is six (6) calendar months prior to the Maturity Date and (b) the date on which the Total Commitment shall terminate or, with respect to any Lender, the date on which such Lender’s Commitment shall terminate, in each case, in accordance with the provisions of this Agreement.
85 “Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.
86 “Foreign Holder” shall mean any Holder than is not a United States person within the meaning of Section 7701(a)(30) of the Code.

87 “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

88 “Foreign Subsidiary” shall mean, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

89 “Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

90 “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, that are in effect on the Closing Date, it being understood that, for purposes of this Agreement, all references to codified accounting standards specifically named herein shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP.  At any time after the Closing Date, the Borrower may elect, for all purposes hereof, to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS as in effect on the date of such election; provided that (i) any such election, once made, shall be irrevocable (and shall only be made once), (ii) all financial statements and reports required to be provided after such election shall be prepared on the basis of IFRS, (iii) from and after such election, all ratios, computations and other determinations based on GAAP shall be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Closing Date, (iv) such election shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant to Section 6.05 or any incurrence of Indebtedness incurred prior to the date of such election pursuant to Section 6.01 (or any other action conditioned on the Borrower and the Restricted Subsidiaries having been able to incur $1.00 of additional Indebtedness) if such payment, Investment, incurrence or other action was valid hereunder on the date made, incurred or taken, as the case may be, (v) all accounting terms and references herein to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS and (vi)  in no event, regardless of the principles of IFRS in effect on the date of such election, shall any liabilities attributable to an operating lease be treated as Indebtedness nor shall any expenses attributable to payments made under an operating lease be treated, in whole or in part, as interest expense.  The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent and the Lenders promptly after having made such election (and in any event, within 15 days thereof).  For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

91 “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners); provided, however, that the term shall also include all network card and other association entities that materially regulate, support or impact the operations or business of the Borrower, any other Loan Party or any of their respective Restricted Subsidiaries.

92 “Granting Lender” shall have the meaning assigned to such term in Section 9.03(h).

93 “guarantee” of or by any Person shall mean a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

94 “Guarantee” shall mean the guarantee by any Subsidiary Guarantor of the Borrower’s Bank Obligations.

95 “Guarantee Agreement” shall mean the Guarantee Agreement, dated September 6, 2018 (as the same may have been and may be hereafter further amended, restated, supplemented or otherwise modified from time to time) among the Borrower, the Subsidiaries party thereto and the Administrative Agent.

96 “Hazardous Materials” shall mean (a) any petroleum products, byproducts additives or fractions and all other hydrocarbons, coal ash, radon gas, asbestos or asbestos-containing material, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

97 “Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

98 “Holder” shall mean a holder of a Revolving Note.
99 “Indebtedness” shall mean, with respect to any Person, without duplication:
(i) any indebtedness (including principal and premium) of such Person, whether or not contingent:
(A) in respect of borrowed money;
(B) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(C) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or
(D) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness in any of clauses (A) through (D) (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that, Indebtedness of any Parent Entity that is non-recourse to the Borrower and all of its Restricted Subsidiaries but that appears on the consolidated balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded;

(ii) all Attributable Debt in respect of Sale and Lease-Back Transactions entered into by such Person;

(iii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(iv) to the extent not otherwise included, the obligations of the type referred to in clause (i) or (ii) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.

100 “Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

101 “Indemnitee” shall have the meaning assigned to such term in Section 9.04(b).

102 “Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is not an Affiliate of the Borrower.

103 “Information” shall have the meaning assigned to such term in Section 9.13.
104 “Interagency Guidelines” shall mean the Interagency Guidelines Establishing Information Security Standards, as set forth in Appendix B to 12 C.F.R. Part 30.

105 “Interest Payment Date” shall mean the last Business Day of each month and shall further include the date on which the Loan Document Obligations (including all Obligations in respect of the Revolving Notes) are paid in full;  provided that the first Interest Payment Date shall be September 28, 2018.

106 “Investment Grade Rating” shall mean (1) a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or (2) a rating equal to or higher than Baa3

(or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P and an equivalent rating by any other Rating Agency.

107 “Investments” shall mean, with respect to any Person, all investments, direct or indirect, by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts or loans receivable, trade credit, advances to customers, and commission, travel and similar advances to officers and employees, in each case made or arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of the definition of “Unrestricted Subsidiary” and Section 6.05, (i) Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided,  however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (1) the Borrower’s Investment in such Subsidiary at the time of such redesignation, less (2) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case, as determined in good faith by the board of directors of the Borrower. If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Borrower (or the applicable Restricted Subsidiary) will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Borrower’s (and the Restricted Subsidiaries’) Investments in such Subsidiary that were not sold or disposed of.  The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, return of capital or repayment received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

108 “Investor Management Agreement” shall mean the Advisory Services and Monitoring Agreement, dated April 29, 2011, among the Borrower, Checksmart Financial Company, California Check Cashing Stores, LLC, the Sponsor and GGC Administration, LLC.

109 “Investors” shall mean the Sponsor and Golden Gate Private Equity, Inc. and any funds, partnerships or other investments vehicles managed or directly or indirectly controlled by Golden Gate Private Equity, Inc., but not including, however, any portfolio companies of any of the foregoing.

110 “Junior Lien Indebtedness” shall mean any Indebtedness incurred by the Borrower or any Subsidiary Guarantor that is secured by Liens on the Collateral having Junior Lien Priority relative to the Liens securing the Secured Obligations.

111 “Junior Lien Intercreditor Agreement” shall mean a junior lien intercreditor agreement among the Collateral Agent and the representative of the holders of the Junior Lien Indebtedness, in form and substance satisfactory to the Administrative Agent and the Bondholder Designee.

112 “Junior Lien Priority” shall mean, relative to specified Indebtedness or other Obligations secured by a Lien, having a junior Lien priority on specified Collateral and subject to a Junior Lien Intercreditor Agreement.

113 “Late Charge” shall have the meaning assigned to such term in Section 2.15(a).

114 “Lenders” shall mean VPC, the Persons listed on Schedule 2.01 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

115 “Lien” shall mean with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered, published or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

116 “Liquidity Certificate”  shall mean a certificate duly executed by a Financial Officer of the Borrower substantially in the form of Exhibit J, or such other form as shall be approved by the Bondholder Designee.

117 “Liquidity Date” shall have the meaning assigned to such term in Section 5.04(e).

118 “Loan Document Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower to any of the Bank Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and including Late Charges, the Exit Payment (if any) and the Fees, (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each of the other Loan Documents.

119 “Loan Documents” shall mean this Agreement, the Fee Letter, the Security Documents, and the Revolving Notes, if any, executed and delivered pursuant to Section 2.02(b).
120 “Loan Party” shall mean each of the Borrower and each Subsidiary Guarantor.

121 “Loan Receivable Selection Policy” shall mean the policy of the Loan Parties in existence prior to and at the existence of the Closing Date providing for (i) the utilization of a random selection and allocation basis for determining which Loan Receivables have been, and will be, sold or transferred to CCFI Funding II, LLC to serve as collateral for the SPV II Notes and (ii) no adverse, unfair or biased treatment or effect to the Administrative Agent and Lenders as a result of such selection or allocation process.

122 “Loan Receivables” shall mean the indebtedness and other obligations in respect of Consumer Loans owed to the Borrower or any Loan Party in connection with any and all liens, title retention and security agreements, chattel mortgages, chattel paper, bailment leases, installment sale agreements, instruments, consumer finance paper and/or promissory notes securing and evidencing consumer lines of credit, unsecured multi-pay consumer installment loans and first and second lien auto title loans made or acquired by the Borrower or any Loan Party which were originated at retail locations or over the internet in accordance with the Program Guidelines and, in the case of auto title loans, the repayment of which is secured by a perfected first or second priority security interest in a motor vehicle; provided, however, that any and all Loan Receivables in respect of, or generated from, the following Consumer Loans shall not be included in the definition of Loan Receivables:

(a) Consumer Loans with a balloon payment and/or constituting Closed-End Loan Receivables that are non-amortizing accounts;
(b) Consumer Loans (other than consumer line of credit Consumer Loans) with terms in excess of 48 months;

(c) Consumer Loans that are single-pay accounts requiring repayment in a single payment; for avoidance of doubt, all Consumer Loans (and any Loan Receivables in respect of, or generated from, such Consumer Loans) that constitute or relate to payroll advance loans or “PRA Products” are included in this clause (c);

(d) any unsecured Consumer Loan with a principal amount greater than $5,000;
(e) any Consumer Loan that is a Title Loan with a principal amount greater than $5,000;
(f) Consumer Loans to employees, affiliates (other than their employees) or shareholders of any Loan Party other than on an arm’s length basis;
(g) Consumer Loans with respect to which the account debtor is not a natural person domiciled in the United States;
(h) Consumer Loans not denominated in U.S. Dollars;
(i) Consumer Loans originated, acquired or participated in that are not in compliance with the Program Guidelines;

(j) Consumer Loans with respect to which Borrower or any Loan Party acts or acted as a “credit services organization” or “credit access business”, each as defined by relevant state statutes; provided, that if Borrower or any Loan Party acts or acted as a “credit services organization” or “credit access business” with respect to a particular state, only the Loan Receivables generated from such Consumer Loans as a result of such license or registration shall not constitute Loan Receivables pursuant to this clause and the definition of Loan Receivables; and

(k) Consumer Loans originated by a Person who was not a Loan Party at the time of such origination, unless otherwise consented to in writing by the Administrative Agent.
123 “Loans” shall mean collectively (a) the Revolving Loans and (b) the VPC Loan.
124 “Margin Stock” shall have the meaning assigned to such term in Regulation U.

125 “Material Adverse Effect” shall mean (i) any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, liabilities, properties, condition (financial or otherwise), operating results, operations or prospects of (x) the Loan Parties considered as a whole or (y) any one or more Loan Parties in a Material State, (b) the ability of any Loan Party or its Affiliates to timely perform its obligations under this Agreement or any other Loan Document in a Material State, (c) the authority of any Loan Party or its Affiliates to fully and timely perform its obligations under this Agreement or any other Loan Document or to consummate the transactions contemplated by this Agreement or any other Loan Document, or (d) on the validity or enforceability of, or the effectiveness or ranking of any Lien granted or purporting to be granted to the Collateral Agent pursuant to the Collateral Agreement or under any of the Security Documents or the material rights or remedies of any of the Collateral Agent, Administrative Agent, the Lenders or the Holders under any of the Loan Documents, including, but not limited to, the priority of payment to the Administrative Agent and Lenders in connection with any application of proceeds, in the case of each of the foregoing clauses (a), (b), (c) and (d), as determined by the Administrative Agent in its sole discretion; or (ii) any event, change, circumstance, effect or other matter that (x) has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances or other matters, with or without notice, lapse of time or both, a material adverse effect on the regulatory framework, system, structure, or organization applicable to (A) the Loan Parties or their Affiliates considered as a whole, (B) any one or more Loan Parties in a Material State or (C) a Person engaged in business substantially similar to any Loan Party and their respective Affiliates (to the extent such “material adverse effect” referred to above in this subclause (x) on such Person could have a material adverse effect on the Loan Parties considered as a whole), or (y) would reasonably be expected to cause the Loan Parties to be unable to comply with any of the financial covenants contained in Section 6.09 of this Agreement or reasonably questions the Loan Parties’ ability to remain a going concern, in the case of each of the foregoing clauses (x) and (y), as determined by the Administrative Agent in its sole; provided, however, that, in the case of the foregoing clause (y), a Material Adverse Effect shall not occur if the Borrower shall have provided evidence satisfactory to Administrative Agent, in its sole and absolute discretion, within two  (2)  Business Days after the occurrence of such event, that such event is not reasonably likely to cause the Loan Parties to be unable to comply with any of such financial covenants or questions the Loan Parties’ ability to remain a going concern. Notwithstanding the foregoing, the adoption of House Bill 123 in the state of Ohio shall not by itself constitute a “Material Adverse Effect”; provided that any consequences arising from such adoption shall be subject to this definition.

126 “Material Indebtedness” shall mean Indebtedness (other than the Loans) or obligations in respect of one or more Hedging Obligations, of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Obligation were terminated at such time.

127 “Material State” shall mean an individual state of the United States in which a material portion of the Loan Receivables have been originated or are otherwise subject to the Requirements of such state.

128 “Maturity Date” shall mean September 6, 2020.
129 “Maximum Rate” shall have the meaning assigned to such term in Section 9.08.
130 “Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

131 “MSSA” shall mean that certain Master Sale and Servicing Agreement, dated as of April 25, 2017 (as the same may be amended, restated, supplemented, or otherwise modified from time to time thereafter), among CCFI Funding II, LLC, an Ohio limited liability company, and certain of its Affiliates.

132 “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

133 “Net Proceeds” shall mean the aggregate cash proceeds received by the Borrower or any of the Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of:

(i) the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(ii) amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness that is (i) secured by a Lien on the property or assets that are the subject of such Asset Sale, that is, and is permitted to be, senior to the Lien securing the Bank Obligations or (ii) secured by a Lien on such property or assets and such property or assets do not constitute Collateral, which Indebtedness, in either case, is required (other than required by Section 6.03) to be paid as a result of such transaction; and

(iii) any deduction of appropriate amounts to be provided by the Borrower or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

134 “New Lenders” shall mean collectively (a) Allianz Global Investors U.S. LLC  and certain funds, vehicles and accounts managed by Allianz Global Investors U.S. LLC  and (b) Phoenix Investment Adviser LLC and certain funds, vehicles and accounts managed by Phoenix Investment Adviser LLC.

135 “New Lender Noteholder Majority” shall mean, collectively, the holders of a majority of the aggregate principal amount of then outstanding New Lender Notes.
136 “New Lender Notes” shall mean those certain 9.00% Senior Secured Notes due on the Maturity Date and issued on the date of this Agreement by the SPV Lender to the New Lenders.
137 “New York UCC” shall mean the UCC as from time to time in effect in the State of New York.

138 “Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.07, and (ii) has been approved by the Administrative Agent.

139 “Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

140 “Obligations” shall mean any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, late charges, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

141 “OFAC” shall have the meaning assigned to such term in Section 3.23.

142 “Officer” shall mean the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary of the Borrower or of any other Person, as the case may be.

143 “Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower by an Officer of the Borrower or on behalf of any other Person, as the case may be, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower or of such other Person that meets the requirements set forth in this Agreement.

144 “Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt of or perfection of a security interest under, or otherwise with respect to, any Loan Document.

145 “Parent Entity” shall mean any Person that is a direct or indirect parent of the Borrower.
146 “Participant” shall have the meaning assigned to such term in clause (d) of Section 9.03.
147 “Participant Register” shall have the meaning assigned to such term in clause (d) of Section 9.03.
148 “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
149 “Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Collateral Agreement.

150 “Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of the Restricted Subsidiaries, on the one hand, and another Person, on the other hand; provided that any cash or Cash Equivalents received must be applied in accordance with Section 6.03.

151 “Permitted Borrowing Date” shall mean any Business Day.

152 “Permitted Holders” shall mean (i) the Sponsor, (ii) members of management of the Borrower or any Parent Entity who are holders of Equity Interests of the Borrower (or any Parent Entity) on the Closing Date or the Closing Date, (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the Persons described in foregoing clause (i) or (ii) are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or any Parent Entity or (iv) any Permitted Parent.

153 “Permitted Investments” shall mean:

(i) (A) any Investment in the Borrower or any of the Subsidiary Guarantors, or any Investment by any non-Subsidiary Guarantor in any non-Subsidiary Guarantor and (B) any Investment in any Restricted Subsidiaries that are not Subsidiary Guarantors not to exceed $100,000 outstanding at any one time;

(ii) any Investment in cash or Cash Equivalents;
(iii) any Investment by the Borrower or any of the Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:
(A) such Person becomes a Subsidiary and a Subsidiary Guarantor; or

(B) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary Guarantor, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(iv) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 6.03 or any other disposition of assets not constituting an Asset Sale;

(v) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, or an Investment consisting of any extension, modification or renewal of any such Investment existing on the Closing Date or binding commitment in effect on the Closing Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(vi) any Investment acquired by the Borrower or any of the Restricted Subsidiaries:

(A) in exchange for any other Investment or accounts or loans receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts or loans receivable;

(B) in satisfaction of judgments against other Persons; or

(C) as a result of a foreclosure by the Borrower or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(vii) [Reserved];

(viii) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed $500,000;

(ix) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrower or any Parent Entity;
(x) guarantees of Indebtedness permitted under Section 6.01;

(xi) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 6.06(b) (except transactions described in clause (ii), (v), (vii), (ix) or (xii) of Section 6.06(b));

(xii) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xiii) advances to employees incurred in the ordinary course of business or consistent with past practices not in excess of $2,000,000 outstanding at any one time, in the aggregate;

(xiv) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices;

(xv) advances, loans or extensions of trade credit in the ordinary course of business by the Borrower or any of the Restricted Subsidiaries;
(xvi) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(xvii) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices; and

(xviii) Investments in Unrestricted Subsidiaries having an aggregate fair market value taken together with all other Investments made pursuant to this clause (xviii) that are at the time outstanding, not to exceed $15,000.

154 “Permitted Liens” shall mean, with respect to any Person:

(i) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(ii) Liens imposed by law or regulation, such as landlords’, carriers’, warehousemen’s and mechanics’, materialmen’s and repairmen’s Liens, contractors’, supplier of materials, architects’, and other like Liens, in each case for sums not yet overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, in each case, so long as adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(iii) Liens for taxes, assessments or other governmental charges that are not yet overdue for a period of more than 30 days or not yet payable or that are being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(iv) Liens in favor of the issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances and completion guarantees, in each case issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, drains, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building code or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person;

(vi) Liens securing Indebtedness permitted at the time of incurrence to be incurred pursuant to Section 6.01(b)(iv) or (xv); provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to such clause (iv) extend only to the assets purchased with the proceeds of such Indebtedness and the proceeds and products thereof and (B) Liens securing Indebtedness permitted to be incurred pursuant to such clause (xv) extend only to the assets of Foreign Subsidiaries; provided further that no such Liens shall be permitted to cover, apply to or encumber the Collateral;

(vii) Liens existing on the Closing Date and set forth on Schedule 6.02 or pursuant to agreements in existence on the Closing Date (other than the Liens created by the Security Documents);

(viii) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary that, in each case, secure an Obligation existing at the time such Person becomes a Subsidiary; provided that (x) such Liens and Obligations are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary and (y) such Liens may not extend to any other property owned by the Borrower or any of the Restricted Subsidiaries (other than (a) after-acquired property that is affixed to or incorporated into the property covered by such Lien securing such Obligation, (b) any other after-acquired property subject to such Lien securing such Obligation; provided that, in the case of clauses (a) and (b), the terms of such Obligation require or include a pledge of such after-acquired property (it being understood that such requirement shall not apply or be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (c) the proceeds and products thereof);

(ix) Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any of the Restricted Subsidiaries; provided,  however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Borrower or any of the Restricted Subsidiaries;

(x) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or a Subsidiary Guarantor permitted to be incurred in accordance Section 6.01;

(xi) Liens securing Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes); provided that with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under this Agreement;

(xii) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xiii) leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(xiv) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(xv) Liens in favor of the Borrower or any Subsidiary Guarantor;
(xvi) Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(xvii) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (vi), (vii), (viii) or (ix) or clause (xxvi) below; provided that (A) [reserved], (B) any such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including (I) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (II) any other after-acquired property subject to such Lien; provided that, in the case of clauses (I) and (II), the terms of such Indebtedness require or include a pledge of such after acquired property (it being understood that such requirement shall not apply or be permitted to apply to any property to which such requirement would not have applied but for such modification, refinancing, refunding, extension, renewal or replacement) and (III) the proceeds and products thereof) and (C) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (vi), (vii), (viii), (ix) or (xxvi) of this definition, in each case, at the time the original Lien became a Permitted Lien under this Agreement and (y) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(xviii) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;
(xix) [Reserved].

(xx) Liens securing judgments for the payment of money not constituting an Event of Default under clause (b) or (c) of Article VII so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(xxi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (B) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and not for speculative purposes, and (C) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(xxiii) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxiv) Liens that are contractual rights of set-off or rights of pledge (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xxv) Liens securing Indebtedness incurred under Section 6.01(b)(ii); provided, that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Collateral Agreement;

(xxvi) Liens securing the Bank Obligations;
(xxvii) [reserved];

(xxviii) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xxix) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to a transaction permitted under this Agreement;

(xxx) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xxxi) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxii) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located that do not in the aggregate materially impair their use in the operation of the business of the Borrower and the Restricted Subsidiaries;

(xxxiii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xxxiv) the reservations, limitations, provisos and conditions expressed in any original grants of real or immoveable property that do not materially impair the use of the affected land for the purpose used or intended to be used;

(xxxv) any Lien resulting from the deposit of cash or securities in connection with the performance of a bid, tender, sale or contract (excluding the borrowing of money) entered into in the ordinary course of business or deposits of cash or securities in order to secure appeal bonds or bonds required in respect of judicial proceedings;

(xxxvi) any Lien in favor of a lessor or licensor for rent to become due or for other obligations or acts, the payment or performance of which is required under any lease as a condition to the continuance of such lease;

(xxxvii) Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral;
(xxxviii) Liens on the assets of Subsidiaries that are not Subsidiary Guarantors securing Indebtedness of such Subsidiaries that was permitted by this Agreement to be incurred;
(xxxix) all rights of expropriation, access or use or other similar rights conferred by or reserved by any Federal, state or municipal authority or agency;

(xl) any agreements with any Governmental Authority or utility that do not, in the aggregate, adversely affect in any material respect the use or value of real property and improvements thereon in the good faith judgment of the Borrower;

(xli) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment, and (ii) incurred in connection with an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 6.03, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien; and

(xlii) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts or loans receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business.

For purposes of determining compliance with this definition, (A) Liens need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Borrower may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

155 “Permitted Parent” shall mean any Parent Entity formed by the Sponsor that is not formed in connection with, or in contemplation of, a transaction that, assuming such Parent Entity was not a Parent Entity, would constitute a Change of Control.

156 “Permitted Redemption” shall mean the redemption of Loans permitted pursuant to Section 2.09(b).

157 “Permitted Redemption Amount” shall mean the sum of (a) the aggregate unpaid outstanding principal amount of the Loans (or corresponding Revolving Notes) being prepaid or redeemed, (b) all accrued and unpaid interest and fees with respect to such principal amount, (c) all accrued and unpaid Late Charges with respect to such principal amount, (d) the Exit Payment (if any), which shall be calculated immediately prior to the applicable redemption or prepayment of all Revolving Loans or outstanding Revolving Notes as the product of (i) the applicable Exit Payment rate as set forth herein multiplied by (ii) the aggregate principal amount of the Revolving Loans or Revolving Notes then being prepaid or redeemed, (e) all accrued and unpaid Fees and (f) all other amounts due under the Loan Documents; provided, that notwithstanding the foregoing, any determination of accrued and unpaid interest shall take into account any deemed funded amounts in respect of the Loans or Revolving Notes deemed outstanding, as the case may be, to be used in lieu of the aggregate outstanding principal amount of Revolving Notes as of the applicable date of determination as otherwise set forth in this Agreement.

158 “Permitted Redemption Date” shall mean a date on which the Borrower has elected to redeem Revolving Notes in accordance with Section 2.09(b).
159 “Permitted Redemption Notice” shall have the meaning assigned to such term in Section 2.09(b).

160 “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

161 “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

162 “Platform” shall have the meaning assigned to such term in Section 9.01(d)(i).
163 “Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

164 “Principal Only Assignment” shall have the meaning assigned to such term in Section 9.03(b)(iv).

165 “Program” shall mean the Loan Parties’ and their Subsidiaries’ lending program for the solicitation, marketing, documentation, origination, purchasing and servicing of Consumer Loans that constitute Loan Receivables in each state in which any Loan Party or any of their Subsidiaries undertakes or operates with respect to the any of the foregoing pursuant to the Program Guidelines and all applicable Requirements.

166 “Program Guidelines” shall mean those guidelines in existence on the Closing Date and established by the Loan Parties for the administration of the Program, a copy of which have been provided to the Administrative Agent, as amended, modified or supplemented from time to time by the Loan Parties with the prior written consent of the Administrative Agent to the extent that any such amendments, modifications or supplements are adverse to Administrative Agent, any Lender or any Holder in any material respect, including any amendment, modification or supplement initiated because of a change, modification, addition or deletion to an applicable Requirement related to the operation of a Loan Party or its Subsidiary.  It is hereby understood and agreed that the conduct of consumer lending operations across numerous states will require adjustment of the Program Guidelines over time to optimize returns and minimize losses and costs associated with the Program.  Borrower agrees that, pursuant to the reasonable request of Administrative Agent, it shall discuss and provide information in reasonable detail, any aspect of the Program, including, without limitation, (a) the lending operations of any acquired business and (b) the implementation of any new products and/or lending in any new state.

167 “Public Lender” shall have the meaning assigned to such term in Section 9.01(d).
168 “Qualified Funding Failure” shall have the meaning assigned to such term in Section 2.15(b).

169 “Rating Agency” shall mean Moody’s and S&P, or if Moody’s or S&P or both shall not make a rating on the Senior Secured Notes publicly available, a nationally recognized statistical rating agency or agencies as the case may be, selected by the Borrower which shall be substituted for Moody’s or S & P or both, as the case may be.

170 “Refinancing” shall have the meaning assigned to such term in the definition of “Transactions”.
171 “Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(b)(xii).
172 “Register” shall have the meaning assigned to such term in Section 9.03(c).
173 “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
174 “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
175 “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

176 “Regulatory Notice Event” shall mean (a) the receipt by any Loan Party, or any of their Affiliates, of a civil investigative demand, inquiry or request for production of documents, from a Governmental Authority which challenges, questions or relates to the current business practices of any

Loan Party or Restricted Subsidiary or (b) the filing of a proceeding by any Person or Governmental Authority which challenges the business practices of any Person or any of its Affiliates and which Proceeding, to the extent such proceeding should be adversely determined, could reasonably be expected to result in or have a material impact on the operations of any Loan Party; provided, however, that this definition shall not include: (1) routine examinations or requests thereunder, (2) license renewals or requests thereunder and (3) zoning disputes or other non-consumer related licensing issues.

177 “Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

178 “Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

179 “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within, upon or underneath any building, structure, facility or fixture.

180 “Remaining Period” shall have the meaning assigned to such term in the definition of “Yield Maintenance Premium.”
181 “Removal Effective Date” shall have the meaning assigned to such term in Section 8.06(b).

182  “Requirements” shall mean all applicable federal and state laws, regulations and guidance related, directly or indirectly, to the following: credit (including, without limitation, Consumer Credit); servicing; disclosures, information security and privacy and regulations and industry guidance and requirements (including, but not limited to, guidance issued by the national card associations, NACHA, and the Payment Card Industry); the USA Patriot Act; the Office of Foreign Asset Controls’ rules and regulations; the Interagency Guidelines Establishing Information Security Standards; debt collection and debt collection practices laws and regulations applicable to the Loan Parties or the Program; the federal Truth in Lending Act; the federal Electronic Funds Transfer Act; the federal Equal Credit Opportunity Act; the Fair Credit Reporting Act; Title X of the Dodd-Frank Act; the federal Gramm-Leach-Bliley Act; the Servicemembers Civil Relief Act; the federal Fair Debt Collection Practices Act; and Section 5 of the Federal Trade Commission Act.

183 “Resignation Effective Date” shall have the meaning assigned to such term in Section 8.06(a).

184 “Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

185 “Restricted DRE” shall mean any Subsidiary that (a) is disregarded as an entity separate from its sole owner under Treasury Regulation Section 301.7701-2(c)(2) or -3(b) and (b) with respect to which substantially all of its assets consist of Equity Interests in (i) Foreign Subsidiaries or (ii) other Restricted DREs.

186 “Restricted Investment” shall mean an Investment other than a Permitted Investment.

187 “Restricted Payment” shall have the meaning assigned to such term in Section 6.05.

188 “Restricted Subsidiary” shall mean, at any time, any direct or indirect Subsidiary (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided,  however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

189 “Revolving Credit Exposure” shall mean, as to any Lender (other than VPC) on any date, the aggregate outstanding principal amount on such date of its outstanding Revolving Loans after giving effect to any Borrowings and any prepayments or repayments of Revolving Loans occurring on such date.

190 “Revolving Loan Termination Date” shall mean the earlier to occur of:  (a) the Maturity Date; and (b) the date on which the Total Commitment shall terminate or expire or with respect to any Lender (other than VPC), the date on which such Lender’s Commitment shall terminate or expire, in each case, in accordance with the provisions of this Agreement.

191 “Revolving Loans” shall mean revolving loans made by the Lenders (other than VPC) to the Borrower pursuant to Section 2.01(a).

192 “Revolving Notes” shall mean collectively, the promissory notes executed pursuant to this Agreement of Borrower in favor of each Lender with a Commitment or Holder of Revolving Loans, as applicable, evidencing the obligation of Borrower to repay the Revolving Loans, and to be in the form of Exhibit F hereto, and any and all amendments, renewals, replacements or substitutions therefor, and each is referred to individually as a “Revolving Note.”

193 “S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

194 “Sale and Lease-Back Transaction” shall mean any arrangement providing for the leasing by the Borrower or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

195 “SEC” shall mean the U.S. Securities and Exchange Commission.
196 “Secured Indebtedness” shall mean any Indebtedness of the Borrower or any of the Restricted Subsidiaries secured by a Lien.
197 “Secured Obligations” shall have the meaning assigned to such term in the Collateral Agreement.
198 “Secured Parties” shall have the meaning assigned to such term in the Collateral Agreement.

199 “Security Documents” shall mean the Guarantee Agreement, the Collateral Agreement, the Junior Lien Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

200 “Senior Secured 2019 Notes” shall mean the Borrower’s 10.75% senior secured notes due 2019 issued pursuant to the Senior Secured Notes Indenture relating thereto on the Closing Date in an aggregate principal amount of $395,000,000 and the Indebtedness represented thereby

201 “Senior Secured 2020 Notes” shall mean the Borrower’s 12.75% senior secured notes due 2020 issued pursuant to the Senior Secured Notes Indenture relating thereto on July 6, 2012 in an aggregate principal amount of $25,000,000 and the Indebtedness represented thereby.

202 “Senior Secured Notes” shall mean the Senior Secured 2019 Notes and the Senior Secured 2020 Notes.

203 “Senior Secured Notes Indentures” shall mean (a) the Indenture for the Senior Secured 2019 Notes dated as of April 29, 2011, as the same may be amended, restated, supplemented, substituted, replaced, refinanced or otherwise modified from time to time and (b) the Indenture for the Senior Secured 2020 Notes dated as of July 6, 2012, as the same may be amended, restated, supplemented, substituted, replaced, refinanced or otherwise modified from time to time.

204 “Senior Secured Notes Trustee” shall mean Computershare Trust Company, N.A., as trustee, and its successors and assigns acting as trustee under the Senior Secured Notes Indentures.
205 “Servicer” shall mean the servicer of the Loan Receivables, and its successors and permitted assigns in such capacity (including, for the avoidance of doubt, any back-up or replacement servicer).

206 “Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the First Amendment Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof.

207 “SPC” shall have the meaning assigned to such term in Section 9.03(h).

208 “Specified Assets” shall mean (i) cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of the applicable Covenant Date, (ii) the receivables balance of the Borrower and the Restricted Subsidiaries as of the applicable Covenant Date, and (iii) the SPV Surplus.

209 “Specified Borrower Designations and Reaffirmations” shall have the meaning assigned to such term in Section 5.14.

210 “Sponsor” shall mean Diamond Castle Holdings, LLC and any funds, partnerships or other investment vehicles managed or directly or indirectly controlled by the Sponsor, but not including, however, any portfolio companies of any of the foregoing.

211 “SPV II Notes” shall mean the 16.75% secured notes due April 4, 2019 issued pursuant to the that certain Amended and Restated Loan and Security Agreement dated as of April 25, 2017 (as the same may be amended, modified, and supplemented from time to time) between CCFI Funding II, LLC and Ivy Funding Nine, Inc. and the Indebtedness represented thereby.

212 “SPV Lender” shall mean Community Choice Financial Issuer, LLC, as a Lender
213 “SPV Lender Expenses” shall have the meaning assigned to such term in Section 2.05(c).

214 “SPV Surplus” shall mean (i) cash and Cash Equivalents of CCFI Funding II, LLC as of the applicable Covenant Date,  plus (ii) the receivables balance of CCFI Funding II, LLC as of the applicable Covenant Date, less (iii) the aggregate principal amount of debt (other than any outstanding intercompany debt) of CCFI Funding II, LLC as of the applicable Covenant Date.

215 “Subject Lien” shall have the meaning assigned to such term in Section 6.02.

216 “Subordinated Indebtedness” shall mean, with respect to the Secured Obligations, (i) any Indebtedness of the Borrower that is by its terms subordinated in right of payment to the Secured Obligations, and (ii) any Indebtedness of any Subsidiary Guarantor that is by its terms subordinated in right of payment to the Guarantee of such entity.

217 “subsidiary” shall mean, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

218 “Subsidiary” shall mean any subsidiary of the Borrower.
219 “Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to the Guarantee Agreement.

220 “Tax” and “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

221 “Title Loan” shall mean a Consumer Loan that was originated by the Borrower and any other Loan Party the repayment of which is secured by a perfected first or second priority security interest in a motor vehicle and, with respect to any such Consumer Loan that is secured by a second priority security interest in a motor vehicle, only in the event such security interest may be properly taken in accordance with the Requirements.

222 “Title Loan Receivables” shall mean all Loan Receivables in respect of Title Loans.

223 “Total Assets” shall mean, as of any date, the total consolidated assets of the Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements are available; provided that, for purposes of calculating “Total Assets” for purposes of testing the covenants under this Agreement in connection with any transaction, the total consolidated assets of the Borrower and the Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination but without giving effect to the transaction being tested under this Agreement.

224 “Total Commitment” shall mean, as at any date of determination thereof, the sum of all Commitments of all Lenders as in effect at such date.  As of the Closing Date, the Total Commitment is the lesser of $42,000,000 and the amount of Revolving Loans made on the Closing Date.

225 “Total Credit Exposure” shall mean, as to any Lender at any time, the outstanding Loans of such Lender at such time.
226 “Trade Date” shall have the meaning assigned to such term in Section 9.03(b)(i)(B).

227 “Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (b) the repayment of all amounts due or outstanding (including without limitation any fees or prepayment premium) under or in respect of, and the termination of, the Victory Park Revolving Credit Agreement (other than such Indebtedness that is being forgiven, such Indebtedness that is rolling over into the VPC Loan hereunder and such Indebtedness and other obligations (including without limitation, fees, expenses and prepayment premiums) that is being exchanged for no more than $10.0 million of Additional Notes (as defined in the Senior Secured Notes Indenture described in clause (a) of the definition thereof) on the Closing Date) (such repayment and termination, the “Refinancing”), (c) the payment of related fees and expenses (including accounting, attorney and other professional fees), and (d) the issuance of the New Lender Notes in an aggregate principal amount no greater than the aggregate amount of Revolving Loans made on the Closing Date (and the payment of fees and expenses related thereto).

228 “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time.  Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York UCC.

229 “Unrestricted Subsidiary” shall mean each entity identified on Schedule 3.08(b).

230 “USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

231 “Victory Park Revolving Credit Agreement” shall mean the Revolving Credit Agreement, dated as of April 29, 2011,  as amended, restated, supplemented, replaced, or otherwise modified prior to the Closing Date, among the Borrower, the lenders party thereto from time to time and Victory Park Management, LLC as the administrative agent.

232 “Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

233 “VPC”  shall mean (i) collectively, VPC Onshore Specialty Finance Fund II, L.P., VPC Offshore Unleveraged Private Debt Fund, L.P., VPC Investor Fund C, L.P., VPC Investor Fund, G-1, L.P., VPC Specialty Lending Fund (NE), Ltd., and VPC Specialty Lending Investments Intermediate, L.P. and (ii) each of their respective assignees and participants permitted hereunder.

234 “VPC Loan” shall have the meaning assigned to such term in Section 2.01(b).
235 “VPC Loan Termination Date” shall mean the earlier to occur of: (a) October 31, 2018; and (b) the Revolving Loan Termination Date.
236 “VPC Note” shall have the meaning assigned to such term in Section 2.01(b).

237  “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

238 “Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) are at the time owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

239 “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

240 “Withholding Agent” shall mean the Administrative Agent, any Loan Party or their respective successors or assigns.

241 “Yield Maintenance Premium” shall be an amount, calculated immediately prior to the applicable redemption or prepayment of Revolving Loans or Revolving Notes or the acceleration of same pursuant to Article VII, equal to the excess of (1) the sum of (a) 100% of the aggregate principal amount of  Revolving Loans or Revolving Notes being redeemed or prepaid or accelerated plus (b) all scheduled interest payments (determined with reference to the interest rate then in effect) in respect of the Revolving Loans or Revolving Notes being redeemed or prepaid or accelerated for the period from the date of such redemption, prepayment or acceleration to (but excluding) September 6,  2020 (such date, the “Remaining Period”), discounted on customary terms based on the then-current yield on the U.S. Treasury security with a maturity closest to the Remaining Period, plus 50 basis points, with such amount calculated by the Administrative Agent (which calculation shall be conclusive and binding on Borrower (absent manifest error)) over (2) 100% of the aggregate principal amount of  Revolving Loans or Revolving Notes being redeemed or prepaid; provided that if such redemption or prepayment or acceleration occurs on or prior September 6,  2019, the Yield Maintenance Premium shall be reduced such that it, when combined with interest payments on the Revolving Loans or Revolving Notes (whether previously paid, or being paid concurrently with such redemption or prepayment or acceleration), will not exceed an amount that would provide the Lenders (other than VPC) with an effective interest rate of 20% per annum on the Revolving Loans or Revolving Notes being redeemed or prepaid or accelerated.  The foregoing amount shall be calculated by the Administrative Agent and such calculation shall be conclusive and binding on Borrower (absent manifest error).

241.01 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, (ii) any reference in this Agreement to the Junior Lien Intercreditor Agreement shall, unless the context requires otherwise, mean the Junior Lien Intercreditor Agreement entered into pursuant to Section 8.10 to the extent the same is then in effect and (iii) all terms of an accounting or financial nature shall be, to the extent applicable, construed in accordance with GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

241.02 Effectuation of Transfers.  Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Article II THE CREDITS

2.01 Commitments.     Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, each Lender with a Commitment severally and not jointly agrees to make Revolving Loans to the Borrower from time to time during the period commencing on the Closing Date and ending on the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; subject in each case to the following limitations: after giving effect to any Borrowing, (i) the Aggregate Revolving Credit Exposure shall not exceed the Total Commitment and (ii) the Revolving Credit Exposure of any Lender with a Commitment shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

(a) On the Closing Date, the parties hereto agree that outstanding loans under the Victory Park Revolving Credit Agreement in the aggregate principal amount of $3,000,000 owing from Borrower to VPC shall be deemed to be loans outstanding under this Agreement owing from Borrower to VPC in the original principal amount of $3,000,000 as of the Closing Date (herein, the “VPC Loan”), and subject to the terms and conditions set forth herein.  Once repaid or prepaid, the VPC Loan may not be reborrowed.  If requested by VPC, the VPC Loan shall be evidenced by a separate note (the “VPC Note”) issued and executed by Borrower in favor of, and purchased by, VPC in the principal amount equal to the amount of the VPC Loan substantially in the form of Exhibit I. The aggregate principal amount of the VPC Note, in the event all indebtedness under the VPC Loan is evidenced by the VPC Note, will be an amount equal to the VPC Loan; provided, however, that notwithstanding the face amount of the VPC Note, Borrower’s liability under the VPC Note shall be limited at all times to the actual indebtedness (principal, interest, Late Charges, Fees and other fees, costs and expenses) then outstanding and owing by Borrower to VPC hereunder.  Notwithstanding any other provision of this Agreement, in the event VPC shall request and receive a VPC Note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.03) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

2.02 Revolving Loans and Revolving Notes.  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan required to be made by such other Lender).  The Revolving Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(a) The Revolving Loans of Borrower to each Lender or Holder hereunder, if requested by such Lender or Holder, shall be evidenced by separate Revolving Notes issued and executed by Borrower in favor of, and purchased by, such Lender or Holder in the principal amounts equal to (A) the amount of such Lender’s Commitment and (B) in the case of a Principal Only Assignment, the principal amount of each Borrowing as shall have been assigned to such Holder pursuant to such Principal Only Assignment. The aggregate principal amount of the Revolving Notes, in the event all indebtedness hereunder is evidenced by Revolving Notes, will be an amount equal to the Total Commitment; provided, however, that notwithstanding the face amount of the Revolving Notes, Borrower’s liability under the Revolving Notes shall be limited at all times to the actual indebtedness (principal, interest, Exit Payment (if any), Late Charges, Fees and other fees, costs and expenses) then outstanding and owing by Borrower to Administrative Agent, Holders and Lenders hereunder.  Notwithstanding any other provision of this Agreement, in the event any Lender or Holder shall request and receive such a Revolving Note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.03) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

(b) Notwithstanding any other provision of this Agreement, unless otherwise consented to by the Administrative Agent (which consent will not be unreasonably withheld, conditioned, or delayed), the Borrower may only make up to two Borrowing requests in any given calendar month.

2.03 Borrowing Procedure.

(a) Borrower shall notify and submit a Borrowing Request to Administrative Agent in writing not later than 10:00 AM (New York City time) five (5) Business Days before each requested Borrowing (or in the case of the Borrowing on the Closing Date, not later than 10:00 AM (New York City time) on the Closing Date), specifying the amount of the Revolving Loan to be made.  Such Borrowing Request shall be certified by a Financial Officer (or such other authorized Person as Borrower directs from time to time) of Borrower.  Each Borrowing Request required hereunder (i) shall be irrevocable, (ii) shall specify the amount of the proposed Borrowing of Revolving Loans, (iii) shall specify the proposed Borrowing date, which shall be a Permitted Borrowing Date and (iv) shall specify wire transfer instructions in accordance with such Borrowing shall be funded.

(b) [Reserved].

(c) Borrower shall be entitled to deliver only two (2) Borrowing Requests during each calendar month. Notwithstanding anything to the contrary herein, for purposes of clarification, it is hereby agreed that during each calendar month there shall be only, and the Borrower shall not be entitled to specify more than, two (2) Permitted Borrowing Dates.

(d) Administrative Agent shall give to each applicable Lender with a Commitment prompt notice on the date of Administrative Agent’s receipt of written notice from Borrower of each Borrowing Request.  On the date on which a Borrowing is requested to be made pursuant to the applicable Notice of Borrowing, each applicable Lender will make available to Administrative Agent at the address of Administrative Agent set forth in Section 9.01, in immediately available funds, its Applicable Commitment Percentage of such Borrowing requested to be made and, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, each Lender holding a Commitment shall make its pro rata share of the proposed Revolving Loans on the applicable Permitted Borrowing Date in immediately available funds in accordance with the terms of such Borrowing Request. Upon fulfillment of the conditions set forth in clauses (i) and (ii) of Section 2.01 and Article IV for such Borrowing, such funds as have been requested by the Borrower shall be disbursed in accordance with such Borrowing Request.

2.04 Evidence of Debt; Repayment of Loans.  The Borrower hereby unconditionally promises to pay to each Lender the then unpaid principal amount of each Revolving Loan of such Lender (and balance of any Revolving Note held by any Holder) in full and in cash on the Revolving Loan Termination Date (or such other date if prepaid in accordance with Section 2.09 or 2.10(a)(i)), together with accrued and unpaid Late Charges, Fees, interest and Exit Payment (if such Exit Payment is payable pursuant to the terms of this Agreement) on such amount to the date of payment thereof).  The Borrower hereby unconditionally promises to pay to VPC the then unpaid principal amount of the VPC Loan in full and in cash on the VPC Loan Termination Date (or such other date if prepaid in accordance with Section 2.09, 2.10(a)(i) or 2.10(a)(iii)), together with accrued and unpaid Late Charges and interest.

(a) Each Lender and Holder shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender or Holder resulting from each Loan made by such Lender or each Revolving Note issued to such Holder from time to time, including the amounts of principal and interest payable and paid to such Lender or Holder from time to time under this Agreement.

(b) [reserved].

(c) The entries made in the accounts maintained pursuant to paragraph (b) of this Section 2.04 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided,  however, that the failure of any Lender or Holder to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans or Revolving Notes in accordance with their terms.

2.05 Fees.  The Borrower agrees to pay to each Lender with a Commitment, in cash and on the last Business Day of each month and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 9.00% per annum on the daily unused amount of the Commitment of such Lender during such month (or other period commencing with the Closing Date and ending with the Revolving Loan Termination Date).  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(a) The Borrower agrees to pay to the Administrative Agent the fees and amounts set forth in the Fee Letter (the “Administrative Agent Payments”).  The Administrative Agent Payments shall be paid on the dates due, in immediately available funds, to the Administrative Agent.

(b) The Borrower agrees to promptly pay to the SPV Lender an amount equal to the aggregate amount of fees, taxes (including withholding taxes) and other expenses (excluding principal, premium and interest payments on New Lender Notes, but including fees and expenses of third parties in connection with the issuance and administration of, as well as compliance with and administration of, the New Lender Notes, as well expenses of the holders of, and trustees, collateral agents and other representatives under, the New Lender Notes that the SPV Lender may be required to pay or reimburse) (the “SPV Lender Expenses”) as the SPV Lender may owe, incur, pay or become obliged to pay from time to time, upon demand.  Presentment of such demand will be conclusive evidence that such expenses are due, payable and owing. Once paid, the SPV Lender Expenses shall be fully earned and shall not be refundable under any circumstances.
(c) All Fees shall be paid on the dates due, in immediately available funds, to the applicable payee. Once paid, none of the Fees shall be refundable under any circumstances.

2.06 Interest on Loans.  Subject to the provisions of Section 2.07, the Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to 9.00% on the unpaid principal amount thereof through the date such Loan is paid in full in cash (whether upon final maturity, prepayment, acceleration or otherwise).

(a) Interest on each Loan shall be payable to the Administrative Agent in cash, for the account of the Lenders or Holders monthly, in arrears, on each Interest Payment Date except as otherwise provided in this Agreement.

2.07 Default Interest.  If (a) the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise or (b) any Event of Default under Article VII has occurred and is continuing then, in the case of clause (a) of this Section 2.07, until such defaulted amount shall have been paid in full or, in the case of clause (b) of this Section 2.07, from the date of occurrence of such Event of Default and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment or during any proceeding under any Debtor Relief Law), payable on demand, at the rate equal to the lesser of (i) the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (ii) the highest rate permissible under any applicable law. In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders or Holders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the principal amount of the Loans then outstanding to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to the Borrower.

2.08 Termination and Reduction of Commitments.  The Commitments shall automatically terminate on the Maturity Date.  The Administrative Agent may terminate the Commitments in accordance with Article VII hereof.

(a) In the event Borrower makes any prepayment of Revolving Loans in accordance with Section 6.03, the Commitment of each Lender shall, in accordance with Section 6.03, be permanently reduced by the amount of such prepayment received by such Lender; provided,  however, that the Total Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

(b) Any reduction in the Commitments resulting from any prepayment of Revolving Loans in accordance with Section 6.03, shall be made ratably among the Lenders in accordance with their respective Commitments.

2.09 Optional Prepayment; Permitted Redemptions of Revolving Notes.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing (or redeem any corresponding Revolving Note), in whole or in part, without premium or penalty (other than any applicable Exit Payment) upon at least five (5) Business Days’ prior written or fax notice to the Administrative Agent before 10:00 a.m., New York City time; provided, however, that (i) each partial prepayment or redemption shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000 or, if less, the entire principal amount thereof then outstanding and each prepayment (other than a prepayment made in connection with a Deleveraging Transaction, in which case, the Loans shall be applied in accordance with the terms of such Deleveraging Transaction) shall be applied at the direction of the Borrower (x) ratably against the Revolving Loans and/or (y) against the VPC Loans (but, subject to the penultimate sentence of clause (t) of Article VII hereof, ratably as to all Loans to the extent an Event of Default has occurred and is continuing) and (ii) for the absence of doubt, any prepayment of Revolving Loans prior to September 6, 2020 shall be accompanied by the payment of the corresponding Exit Payment.   The Administrative Agent will promptly notify each Lender, if applicable, and Holder, as well as the Bondholder Designee, of its receipt of each such notice, and of the amount of such Lender’s or Holder’s ratable portion of such prepayment (in the case of Revolving Loans, based on such Lender’s Applicable Commitment Percentage in respect of the Total Commitment or, with respect to any Holder, in an amount to be determined by the Administrative Agent in its sole discretion).  Subject to Section 2.15(a), such prepayments shall be paid to the Administrative Agent on behalf of the Lenders or Holders, as the case may be, in accordance with, its ratable share (in respect of Revolving Loans, based on such Lender’s Applicable Commitment Percentage in respect of the Total Commitment) or, for a Holder, as determined by the Administrative Agent in its sole discretion.  Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable unless conditioned upon a refinancing, in which case it shall still be subject to Section 2.12, and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.09 shall be subject to Section 2.12.  All prepayments under this Section 2.09(a) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to the date of payment, as well as any Exit Payment with respect thereto.

(a) The Borrower may, at its option, refinance and repay all of the outstanding Obligations (including Loan Document Obligations) in respect of the Loans (or any corresponding Revolving Notes issued in connection therewith) by electing to pay to the Administrative Agent, on behalf of the Lenders (or Holders, as the case may be), the Permitted Redemption Amount on the Permitted Redemption Date, by repaying such Obligations in full (and by redeeming the Revolving Notes in whole) and upon a repayment of such Obligations in full (and a redemption of all then outstanding Revolving Notes in whole), the Commitment of each Lender shall automatically and permanently be terminated (a “Permitted Redemption”).  On or prior to the date which is the fifth (5th) calendar day prior to a proposed Permitted Redemption Date, the Borrower shall deliver written notice (the “Permitted Redemption Notice”) to the Administrative Agent stating (i) that the Borrower elects to repay all of the outstanding Obligations (including Loan Document Obligations) in respect of the Loans (and redeem the Revolving Notes in whole) pursuant to a Permitted Redemption and (ii) the proposed Permitted Redemption Date.  A Permitted Redemption Notice delivered pursuant to this subsection shall be irrevocable unless conditioned upon a refinancing, in which case it shall still be subject to Section 2.12, and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein.  If the Borrower elects to repay the Obligations in respect of the Loans in full and redeem Revolving Notes in whole pursuant to a Permitted Redemption under this Section 2.09(b), then the applicable Permitted Redemption Amount which is to be paid to the Administrative Agent, on behalf of the Lenders (and Holders, as the case may be), on the applicable Permitted Redemption Date shall be paid (and redeemed, as the case may be) by the Borrower on such Permitted Redemption Date, and the Borrower shall pay to the Administrative Agent, on behalf of the Lenders (and the Holders, as the case may be), on such Permitted Redemption Date, by wire transfer of immediately available funds, an amount in cash equal to the applicable Permitted Redemption Amount.

2.10 Mandatory Prepayments.  (i) In the event of any termination of all the Commitments (including, for avoidance of doubt, a termination of all of the Commitments by the Administrative Agent in accordance with Article VII), the Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings, which shall include the principal of the Loans (including any Revolving Notes issued in connection therewith) outstanding, together with accrued interest thereon and any unpaid accrued Fees, accrued and unpaid Late Charges, the accrued and unpaid Exit Payment, if applicable, and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, provided, that for the purposes of this clause (i), the Exit Payment shall be calculated immediately prior to the applicable redemption or prepayment of all Loans or outstanding Revolving Notes as the product of (a) the applicable Exit Payment rate as set forth herein multiplied by (b) the aggregate principal amount of the Revolving Loans or Revolving Notes in respect of the Revolving Loans being repaid or prepaid or redeemed, provided, further, that in the event of a redemption or prepayment where the outstanding principal amount of outstanding Revolving Loans or unredeemed Revolving Notes at the time of such calculation is less than the Total Commitment then in effect, the outstanding principal amount of outstanding Revolving Loans or unredeemed Revolving Notes shall be deemed to be an amount equal to the Total Commitment then in effect (which, for avoidance of doubt, shall be the amount of the Total Commitment without giving effect to any termination or reduction of the Commitments associated with any such prepayment or redemption),  (ii) if, after giving effect to any partial reduction of the Commitments in accordance with Section 2.09(b) or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Commitment, then the Borrower shall, no later than three (3) Business Days after the date of such reduction or after such other time, repay or prepay Revolving Loans in an amount sufficient to eliminate such excess and (iii) the Borrower shall, and shall cause each of its Subsidiaries to, use all proceeds from loans under the SPV II Notes that are in excess of $63,500,000 to prepay the VPC Loan to the extent of such excess.   For avoidance of doubt, there shall be an Exit Payment payable on the amount of the Revolving Loans repaid (or Revolving Notes redeemed) in accordance with this Section 2.10(a) or Section 6.03.

(a) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.10, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least five (5) Business Days prior written notice of such prepayment (or such shorter period as the Administrative Agent may agree, in its reasonable discretion). Each notice of prepayment shall specify the prepayment date, the Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.  Except as provided in Section 2.10(a) and the penultimate sentence of clause (t) of Article VII hereof, all prepayments of Borrowings under this Section 2.10 shall be applied ratably against all Loans (based on the outstanding principal amount thereof) subject to Section 2.12, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to the date of payment and, for avoidance of doubt, shall additionally include any applicable Exit Payment in respect of Revolving Loans only.

(b) [reserved].

(c) All mandatory prepayments made pursuant to Section 2.10(a) shall be made to the Administrative Agent, for the account of the Lenders or Holders, and applied to the Loans (or Revolving Notes issued in connection therewith) in accordance with Section 2.10(b).  Concurrently with each mandatory prepayment of a Revolving Loan made pursuant to Section 2.10(b) or upon the occurrence of any Event of Default described in Article VII(g) or (h), the Commitment of each Lender shall permanently be reduced by the amount of such prepayment and the Borrower shall also pay to the Administrative Agent for the ratable benefit of the Lenders or Holders the Exit Payment in respect of the Revolving Loans or Revolving Notes repaid or redeemed in connection with such mandatory prepayment.

2.11 Increased Costs. Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets or liabilities of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender).

(d) Capital Requirements.  If any Lender reasonably determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender).

(e) Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(f) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.12 Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any default by the Borrower in the making of any payment or prepayment required to be made hereunder.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error.

2.13 Pro Rata Treatment.  Except as provided for under Sections 2.03(d), 2.09(a) and 2.10(b), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Fees and each reduction of the Commitments shall be allocated pro rata among the Lenders entitled thereto (and in the case of Revolving Loans, in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Revolving Loans)).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its reasonable discretion, round each Lender’s percentage of such Borrowing to the next higher or lower cent amount.

2.14 Sharing of Payments by Lenders.  If any Lender or Holder shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender or Holder receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender or Holder receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders or Holders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders or Holders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender or Holder as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender or Holder were a direct creditor of the Borrower in the amount of such participation, but only to the extent that such consent does not increase the aggregate liability of the Borrower.

2.15 Payments; Administrative Agent’s Clawback.  All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in dollars and in immediately available funds to the Administrative Agent at its address referred to in Section 9.01 or at such other address as Administrative Agent otherwise directs prior to 1:00 p.m., Eastern time, on the date payment is due.  Any payment made as required hereinabove, but after 1:00 p.m., Eastern time, shall be deemed to have been made on the next succeeding Business Day.  If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.  As soon as practicable after Administrative Agent receives payment from Borrower, but in no event later than one (1) Business Day after such payment has been made, subject to Section 2.11(c), Administrative Agent will cause to be distributed like funds relating to the payment of principal, interest or fees (other than amounts payable to Administrative Agent to reimburse Administrative Agent for fees and expenses payable solely to Administrative Agent pursuant to the terms of this Agreement) or expenses payable to Administrative Agent, Holders and Lenders in accordance with the terms of this Agreement, in like funds relating to the payment of any such other amounts payable to Lenders or Holders.  Borrowers’ obligations to Lenders and Holders with respect to such payment shall be discharged by making such payments to Administrative Agent pursuant to this Section 2.15(a) or, if not timely paid or any Event of Default or Default then exists, may be added to the principal amount of the Loans outstanding. Any amount due under the Loan Documents (other than principal and interest, if the same are already accruing interest at the Default Rate), which is not paid within three (3) Business Days after such amounts are due shall result in a late charge being incurred and payable by the Borrower in an amount equal to accrued interest at the Default Rate from the date such amount was due until the same is paid in full in cash (“Late Charge”).  Such Late Charge shall continue to accrue post-petition in any proceeding under any Debtor Relief Law.

(a) Funding by Lenders; Presumption by Administrative Agent.   The Administrative Agent shall not be obligated to make a Lender’s ratable share pursuant to Section 2.02 available to the Borrower on a proposed date of any Borrowing unless the Administrative Agent has received such Lender’s  funds for such full share amount at least two (2) Business Days prior to such date of Borrowing or, in the case of the Borrowing on the Closing Date, on the Closing Date.

(i) Notwithstanding the foregoing and anything to the contrary herein, if the Lenders shall fail to purchase an additional issuance of Revolving Notes by the Borrower after the Closing Date in accordance with Section 2.02 and provided that all conditions of such funding set forth in Article IV shall have been satisfied at the time thereof (a “Qualified Funding Failure”), then the Borrower shall have the right, exercisable upon at least thirty (30) calendar days’ prior written notice to the Administrative Agent, to consummate a Permitted Redemption of the Revolving Notes (in whole and not in part) at a price equal to the applicable Permitted Redemption Amount excluding the Exit Payment, which Permitted Redemption shall otherwise be made in accordance with the provisions of Section 2.09(b) hereof; provided, that such right to consummate a Permitted Redemption of the Revolving Notes (in whole and not in part) at a price equal to the Permitted Redemption Amount excluding the Exit Payment shall expire upon (x) written notice from the Administrative Agent to the Borrower, given no later than ten (10) calendar days after the Administrative Agent’s receipt of the Borrower’s notice of redemption under this Section 2.15(b)(ii) stating that the Lenders are thereafter willing and able to purchase additional Revolving Notes issued by the Borrower in accordance with Section 2.02 and (y) provided that all conditions of such purchases set forth in Article IV shall be satisfied at the time of such purchase, the purchase by the applicable Lenders within such ten (10) calendar day period of such additional Revolving Notes the Lenders initially failed to purchase.  For purposes of clarification, prior to the expiration of the ten (10) calendar day notice of purchase pursuant to this Section 2.15(b)(ii), (x) the Administrative Agent may deliver notice to the Borrower that the Lenders are willing and able to purchase such Revolving Notes and (y) provided that all conditions of such purchases set forth in Article 4 shall have been satisfied at the time of such purchase, the applicable Lenders will purchase such Revolving Notes, whereupon such right to consummate a Permitted Redemption of the Revolving Notes at a price equal to the Permitted Redemption Amount excluding the Exit Payment shall automatically terminate, but the Borrower shall at all times thereafter retain the right to consummate a Permitted Redemption of the Revolving Notes at a price equal to the applicable Permitted Redemption Amount including the Exit Payment (if applicable), which Permitted Redemption of the Revolving Notes shall otherwise be made in accordance with the provisions of Section 2.15(b) hereof.  The provisions of this Section

2.15(b)(ii) set forth the exclusive rights and remedies of the Loan Parties to seek or obtain damages or any other remedy or relief from the Administrative Agent or any Lender with respect to any Qualified Funding Failure.

(b) Payments by Borrower; Presumptions by Administrative Agent.  With respect to any payment due from Borrower to the Administrative Agent for the account of the Lenders hereunder, the Administrative Agent shall not be obligated to make payment to the account of the Lenders unless the Administrative Agent has received funds from the Borrower for such amounts due and such amounts shall be disbursed to the Lenders within two (2) Business Days of Administrative Agent’s receipt of such amounts due.

2.16 Taxes.  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Withholding Agent shall be required by applicable law to deduct any Indemnified Taxes (or Other Taxes) from any such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions (including such deductions applicable to additional sums payable under this Section) the Administrative Agent, the Lender or the Holder, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Withholding Agent shall make such deductions and (iii) the Withholding Agent shall timely pay the full amount so deducted to the relevant Governmental Authority in accordance with applicable law. The Administrative Agent, each Lender and each Holder will use reasonable efforts to notify the Borrower upon becoming aware of any circumstances as a result of which the Withholding Agent is or would be required to make any deduction or withholding from any sum payable hereunder.

(a) Payments of Other Taxes by the Borrower.  The Borrower shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and each Holder, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by, or required to be withheld or deducted from a payment to, the Administrative Agent, such Lender or such Holder, as the case may be, and any reasonable expenses (including the fees, charges and disbursements of counsel, which fees, charges and disbursements of counsel shall be on the same terms and subject to the same limitations as provided in Section 9.04(b), provided that successful recovery of such fees, charges and disbursements of counsel pursuant to this Section 2.16(c) by the Administrative Agent or any Lender or Holder shall preclude such Administrative Agent or such Lender or Holder from receiving duplicative indemnification for these same fees, charges or disbursements of counsel under Section 9.04(b) of this Agreement) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, other than penalties, interest and expenses to the extent solely and directly attributable to the gross negligence or willful misconduct, as determined by a final nonappealable judgment of a court of competent jurisdiction, of such Administrative Agent or Lender or Holder.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Holder (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Holder, shall be conclusive absent manifest error.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or

such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Status of Lenders and Holders.    Any Lender or Holder that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender or Holder, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Holder is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in this Section 2.16, the completion, execution and submission of such documentation shall not be required if in the Lender’s or Holder’s judgment such completion, execution or submission would subject such Lender or Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Holder; provided,  however, that if any Lender or Holder fails to comply with the documentation requirements of this Section 2.16(e), any Taxes or increase in Taxes resulting solely and directly from such failure shall be considered Excluded Taxes, but only to the extent that such resulting Taxes would not constitute Indemnified Taxes but for the operation of this sentence.

(i) Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, each Lender or Holder shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender or Holder becomes a Lender or Holder, respectively, under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Lender or Holder is legally entitled to do so), whichever of the following is applicable and to the extent such Lender or Holder is legally entitled to do so:

(i) duly completed copies of Internal Revenue Service Form W-9,

(ii) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(iii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iv) duly completed copies of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(v) in the case of a payment made to a Lender or Holder under this Agreement or any Loan Document that would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Holder were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or any successor provisions thereof), such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the

Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender or Holder has or has not complied with such Lender’s or Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment,

(vi) in the case of a Foreign Lender or Foreign Holder claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender or Foreign Holder is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, or

(vii) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Upon the reasonable request of the Borrower or the Administrative Agent, any Lender or Holder shall update any form or certification previously delivered pursuant to this Section 2.16(e).  Each Lender and Holder agrees that if any form or certification previously delivered by such Lender or Holder pursuant to this Section 2.16(e) expires or becomes obsolete or inaccurate in any material respect, such Lender or Holder shall, on or before the date on which such form or certification expires or becomes obsolete or inaccurate, update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of such Lender’s or Holder’s legal inability to do so.

(e) Treatment of Certain Refunds.  If the Administrative Agent, a Lender or a Holder determines, in its sole discretion and good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender or Holder, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Holder, as applicable, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Holder, as applicable, in the event the Administrative Agent, such Lender or such Holder, as applicable, is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or any Holder to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(f) Cooperation.  If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which additional amounts have been paid under this Section 2.16, the relevant Lender or Holder or the Administrative Agent, if reasonably requested by the Borrower in writing, will use reasonable efforts to cooperate with the Borrower at the Borrower’s expense in challenging such Indemnified Taxes or Other Taxes.  Nothing in this Section 2.16(g) shall relieve the Borrower of its obligation to promptly pay any additional amounts pursuant to this Section 2.16.

2.17 Mitigation Obligations; Replacement of Lenders.  Designation of a Different Lending or Funding Office.  If any Lender or Holder requests compensation under Section 2.11, or requires the Borrower to pay additional amounts to any Lender or Holder or any Governmental Authority for the account of any Lender or Holder pursuant to Section 2.16, then such Lender or Holder shall (at the request of the Borrower) use reasonable efforts to designate a different lending or funding office for funding or booking its Loans and/or Revolving Notes hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Holder, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.16, as the case may be, in the future, and (ii) would not subject such Lender or Holder to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Holder.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Holder in connection with any such designation or assignment.

(a) Replacement of Lenders or Holders.  If any Lender or Holder requests compensation under Section 2.11, or if the Borrower is required to pay additional amounts to any Lender or Holder or any Governmental Authority for the account of any Lender or Holder pursuant to Section 2.16 and, in each case, such Lender or Holder has declined or is unable to designate a different lending or funding office in accordance with Section 2.17(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender or Holder and the Administrative Agent, require such Lender or Holder to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.03), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.03;

(ii) such Lender or Holder shall have received payment of an amount equal to the outstanding principal of its Loans or Revolving Notes, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and
(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender or Holder shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or Holder or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.18 Defaulting Lender.  Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted.

(ii) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.  No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the Closing Date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided,  further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.19 Dispute Resolution.  Except as otherwise provided herein, in the case of a dispute as to the determination of any amounts due and owing pursuant to a repayment or redemption under Sections 2.09, 2.10 or 2.15(b)(ii) or otherwise or any other similar or related amount, the Borrower shall submit the disputed determinations or arithmetic calculations via e-mail or facsimile within three (3) Business Days of receipt, or deemed receipt, of the applicable notice of dispute to the Administrative Agent.  If the Administrative Agent, the Lenders, Holders and the Borrower are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Administrative Agent, then the Borrower shall, within three (3) Business Days submit via facsimile the disputed determinations or arithmetic calculations to an independent outside national accounting firm specified by the Bondholder Designee.  The Borrower, at the Borrower’s expense, shall cause the accountant to perform the determinations or calculations and notify the Administrative Agent of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

Article III REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Bondholder Designee,  each of the Lenders with a Commitment and Holders of Revolving Loans and, until the VPC Loan Termination Date, VPC, that:

3.01 Organization; Powers.  The Borrower and each of the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

3.02 Authorization.  The Transactions and the Concurrent Debt Transactions (a) have been duly authorized by all requisite corporate, limited liability company and, if required, stockholder or member action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Restricted Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Restricted Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Restricted Subsidiary (other than any Lien created hereunder or under the Security Documents).

3.03 Enforceability.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

3.04 Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions and Concurrent Debt Transactions, except for (a) with respect to the Transactions the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office and (b) such as have been made or obtained and are in full force and effect.

3.05 Financial Statements.  The Borrower has heretofore furnished to the Lenders the consolidated balance sheets and related statements of income, stockholder’s equity and cash flows of each the Borrower as of and for the fiscal years ended December 31, 2015, 2016 and 2017, each audited by and accompanied by the unqualified opinion of McGladrey & Pullen, LLP, independent public accountants. Such financial statements present fairly the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

3.06 No Material Adverse Change.  No event, change or condition (other than the adoption of House Bill 123 in the state of Ohio; provided that any consequences arising from such adoption shall be subject to this Section 3.06) has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Borrower and the Subsidiaries, taken as a whole, since March 31, 2018.

3.07 Title to Properties; Possession Under Leases.  Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(a) Each of the Borrower and the Restricted Subsidiaries has complied, in all material respects, with all obligations under all material leases to which it is a party and all such leases are in full force and effect.  Each of the Borrower and the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except to the extent not reasonably likely to result in a Material Adverse Effect on the Loan Parties, taken as a whole.

3.08 Subsidiaries.  Schedule 3.08(a) sets forth as of the Closing Date a complete and accurate list of all Subsidiaries, the percentage ownership interest of the Borrower or any other Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary. The shares of capital stock or other ownership interests so indicated on Schedule 3.08(a) are fully paid and non-assessable and are owned by the Borrower or any Subsidiary, directly or indirectly, free and clear of all Liens, other than Liens expressly permitted by Section 6.02.

(a) Schedule 3.08(b) sets forth as of the Closing Date a complete and accurate list of all Unrestricted Subsidiaries, the percentage ownership interest of the Borrower or any other Subsidiary therein and the jurisdiction of incorporation of each Unrestricted Subsidiary. The shares of capital stock or other ownership interests so indicated on Schedule 3.08(b) are fully paid and non-assessable and are owned by the Borrower or any Subsidiary, directly or indirectly, free and clear of all Liens.

3.09 Litigation; Compliance with Laws.  Except as set forth on Schedule 3.09 or existing on the Closing Date, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document, the Transactions or the Concurrent Debt Transactions, (ii) that would constitute a Regulatory Notice Event of which neither the Administrative Agent nor the Bondholder Designee has been notified in accordance with Section 5.05(f) and (iii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(a) Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(b) None of the Borrower or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

3.10 Agreements.  None of the Borrower or any of the Restricted Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(a) None of the Borrower or any of the Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

3.11 Federal Reserve Regulations.  None of the Borrower or any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(a) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

3.12 Investment Company Act. None of the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

3.13 Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

3.14 Tax Returns.  Each of the Borrower and the Restricted Subsidiaries has filed or caused to be filed all material federal, state, local and foreign tax returns or reports required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.15 No Material Misstatements.  No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent, the Bondholder Designee or any Lender or Holder in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which, and as of the date, they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

3.16 Employee Benefit Plans.  Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

3.17 Environmental Matters.  Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any pending or threatened claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(a) Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

3.18 Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the Closing Date.  Such insurance (or replacements thereof) is in full force and effect and all premiums have been duly paid. The Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

3.19 Security Documents.  The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Collateral Agreement) is delivered to the Collateral Agent, the Lien created under Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Collateral Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(a) Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Bondholder Designee) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), a Lien created under the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

3.20 Location of Real Property and Leased Premises.  Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).

(a) Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20(b).

3.21 Labor Matters.  As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been in all material respects paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary. The consummation of the Transactions and the Concurrent Debt Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.

3.22 [Reserved].

3.23 Sanctioned Persons.  None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.24 Specified Borrower Designations and Reaffirmations. The Borrower has made the Specified Borrower Designations and Reaffirmations in the manner requested by the Bondholder

Designee as of the Closing Date and such Specified Borrower Designations and Reaffirmations shall at all applicable times be valid and binding designations under the applicable Finance Documents (as such term is defined in the Collateral Agreement), and the Borrower has (i) made all necessary designations, reaffirmations and certifications, as the case may be, in writing and delivered the same to the Collateral Agent and all other required parties in accordance with the Collateral Agreement thereby designating, reaffirming or certifying, as the case may be, all Obligations (including the Loan Document Obligations) hereunder (and the Indebtedness evidenced thereby) as (x) Designated Priority Obligations for the purposes of the Collateral Agreement, (ii) made all necessary designations, reaffirmations and certifications, as the case may be, in writing and delivering the same to the Senior Secured Notes Trustee, Collateral Agent and all other required parties in accordance with the Senior Secured Notes Indentures thereby designating, reaffirming or certifying, as the case may be, all Obligations (including the Loan Document Obligations) hereunder (and the Indebtedness evidenced thereby) as Designated Priority Obligations in accordance with Section 11.10 of the Senior Secured Notes Indentures and (iii) certified and reaffirmed to the Collateral Agent and the Senior Secured Notes Trustee and any other required parties in accordance with the Collateral Agreement and the Senior Secured Notes Indentures that the Obligations hereunder (including the Loan Document Obligations and the Indebtedness evidenced thereby), including the Liens associated therewith, have been incurred in compliance with the Senior Secured Notes Indentures and the Collateral Agreement.

3.25 Loan Receivables. As to the Loan Receivables generally:

(i) Each Loan Party to the best of such Loan Party’s knowledge had and continues to have full power, authorization, permits, licenses and other authority to hold, enforce, and make the Consumer Loans (or other extensions of credit) evidenced by the Loan Receivables and all such Loan Receivables and all Books and Records comprising such Receivables are genuine;

(ii) All Loan Receivables have been duly authorized, executed, delivered by the parties whose names appear thereon and are valid and enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws relating to the enforcement of creditors rights’ or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and consumer protection laws; if auto title loans, constitute chattel paper; any chattels described in any Loan Receivable are and will be accurately described and are and are required to be in the possession of the parties granting the security interest therein (unless repossessed); and any applicable filing, recording or lien notation law with respect to any collateral securing a Loan Receivable will have been, or will be, complied with to the extent such filing or recording is necessary under applicable law to create or perfect Borrower’s or such Loan Party’s security interest in such collateral consistent with the Program Guidelines;

(iii) The form and content of all Loan Receivables and the security related thereto comply in all material respects (and in any event in all material respects necessary to maintain and ensure the validity and enforceability of the Loan Receivables) with any and all applicable laws, rules and regulations, including without limitation, the Requirements, in each case, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to the enforcement of creditors rights’ or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and consumer protection laws;

(iv) Subject to adjustments in the ordinary course of business, the original amount and unpaid balance of each Loan Receivable on the Books and Records of the Borrower or any Loan Party and on any statement or schedule delivered to Administrative Agent and/or any

Lender or Holder, including without limitation the schedule of Loan Receivables, is and will be the true and correct amount actually owing to a Borrower or Loan Party as of the date each Loan Receivable is pledged to Collateral Agent or as of such date specified on such statement of schedule, is not, to the best of Borrower’s and such Loan Party’s knowledge, subject to any claim of reduction, counterclaim, set-off, recoupment or any other claim, allowance or adjustment; and Borrower and no Loan Party has any knowledge of any fact which would impair the validity or collectability of any Loan Receivables;

(v) All security agreements, title retention instruments and other documents and instruments which are security for Loan Receivables contain a correct and sufficient description of the personal property covered thereby (if any), and, subject to the rights of Administrative Agent hereunder or the Collateral Agent under the Collateral Agreement and the interests of Borrower or any Loan Party as holder of such security agreements or title retention instruments or other documents or instruments, are or create security interests and Liens (if any);

(vi) The Borrower and the other Loan Parties meet the standards generally observed by prudent finance companies that are in the business of making unsecured multi-pay consumer installment loans, consumer lines of credit or auto title loans, as applicable, to the clients served by the Loan Parties, and conforms in all material respects with the Program Guidelines;

(vii) Borrower and the other Loan Parties have good and valid title to the Loan Receivables, free and clear of all prior assignments, claims, liens, encumbrances and security interests, other than Permitted Liens, and has the right to pledge and grant Collateral Agent, for the benefit of Lenders and Holders, a first priority security interest in the same, in the manner provided in this Agreement and the Collateral Agreement; and

(viii) It is understood and agreed that none of the representations or warranties contained in this Section 3.25 shall be applicable to: (a) any Loan Receivable acquired by a Loan Party pursuant to its conduct of a credit access business or credit services organization (or like business), (b) fraudulent accounts (so long as the amount of fraudulent accounts, at any one time, is immaterial to the business of the Loan Parties, taken as a whole) and (c) immaterial defects relating to any Loan Receivable.

Article IV CONDITIONS OF LENDING

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions on the date of each Borrowing (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (except representations and warranties that are qualified by materiality or similar qualifiers are true and correct in all respects) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

(d) Immediately after giving effect to such Credit Event and the use of proceeds thereof, (A) with respect to the Credit Event on the Closing Date, the Borrower shall be in pro forma compliance with (i) the financial covenant set forth in Section 6.09(a) as of July 31, 2018, (ii) the financial covenant set forth in Section 6.09(b) as of the Closing Date and (iii) the financial covenant set forth in Section 6.09(c) as of July 31, 2018, (B) with respect to any Credit Event after the Closing Date, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.09 and (C) Aggregate Revolving Credit Exposures shall not exceed the Total Commitment.    The Borrower shall have delivered to the Administrative Agent a Covenant Certificate dated as of the Closing Date which shall (x) demonstrate compliance with clause (A) as of July 31, 2018 and (B) certify compliance with clause (A)(ii) as of the Closing Date.

(e) No Regulatory Notice Event shall have occurred and be continuing or be currently threatened, except in the case of any Regulatory Notice Events for which each of the Administrative Agent and the Bondholder Designee has been notified in accordance with Section 5.05(f) and with respect to any such notified Regulatory Notice Event, neither the Administrative Agent nor the Bondholder Designee has provided notice in writing to the Borrower prior to the time of any requested Borrowing that such Regulatory Notice Event is material (it being understood that this condition (e) shall not be satisfied if either of the Administrative Agent or the Bondholder Designee provides the Borrower with written notice prior to the time of such requested Borrowing that such notified Regulatory Notice Event is material), unless: (i) the Administrative Agent or the Bondholder Designee, as applicable, has rescinded such written notice or (ii) the Regulatory Notice Event for which the Administrative Agent  or the Bondholder Designee, as applicable, has provided such a written notice is no longer continuing.

(f) No Material Adverse Effect shall have occurred and be continuing.
(g) The Borrowing date of any Loan and issuance and purchase date of any Revolving Note shall be a Permitted Borrowing Date.
(h) Since the effective date of the most recently delivered Compliance Certificate, the Borrower and the Loan Parties have complied with the Loan Receivable Selection Policy.

(i) The Loan Parties shall have paid or reimbursed the Administrative Agent, the Bondholder Designee and the Lenders and Holders for all costs and expenses required to be paid or reimbursed by them on the Permitted Borrowing Date in accordance with Section 9.04 hereof.

(j) The administrative agent under the Victory Park Revolving Credit Agreement shall have waived all rights (including rights to prior notice) under Section 5.15 of the Victory Park Revolving Credit Agreement in perpetuity, whether relating to this Agreement or any other financing or credit agreement.

(k) Substantially concurrently with the first Borrowing under this Agreement, the Victory Park Revolving Credit Agreement shall have been repaid and terminated (and no more than $10.0 million of Additional Notes (as defined in the Senior Secured Notes Indenture described in clause (a) of the definition thereof) will be issued in connection with or in consideration of the repayment of the Victory Park Revolving Credit Agreement) (including without limitation principal, interest, fees and prepayment premium thereunder), and the administrative agent thereunder shall have delivered a payoff letter in form and substance satisfactory to the Administrative Agent and the Bondholder Designee.

(l) [reserved].
(m) The New Lender Notes shall have a public credit rating from S&P and Moody’s.

(n) The Administrative Agent shall have received a customary certificate dated the Closing Date, signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in this Article IV.

(o) The Concurrent Debt Transactions shall have been consummated and the Administrative Agent shall have received executed copies of all agreements, documents and instruments related thereto.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b), (c), (d), (e), (f), (g) and (h) of this Article IV.

Article V AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender (including VPC, but only until the VPC Loan Termination Date) and Holder that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Administrative Agent shall otherwise consent in writing, the Borrower will, and will cause each of the Restricted Subsidiaries to:

5.01 Existence; Compliance with Laws; Businesses and Properties.  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04.

(a) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable Requirements, laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

5.02 Insurance.  Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(a) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Bondholder Designee, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or any other Loan Party under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any

other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Bondholder Designee of payment of the premium therefor.

(b) Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

5.03 Obligations and Taxes.  Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided,  however, that such payment and discharge shall not be required with respect to any such obligation, claim, Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien.

5.04 Financial Statements, Reports, etc.  In the case of the Borrower, furnish to each of the Administrative Agent and the Bondholder Designee, which shall furnish to each Lender (including VPC, but only until the VPC Loan Termination Date) and Holder:

(a) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by McGladrey & Pullen, LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not include (i) an explanatory paragraph expressing doubt about the ability of the Borrower and its consolidated Subsidiaries to continue as a going concern or (ii) any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, which shall be delivered together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, with respect to the interim financial information contained therein and shall be certified by a Financial Officer as provided herein;

(c) concurrently with any delivery of financial statements under paragraph (a), (b) or (e)(B)(ii) of this Section 5.04, a certificate of the accounting firm (in the case of paragraph (a)) or a Compliance Certificate signed by a Financial Officer (in the case of paragraphs (b) and (e)(B)(ii)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) and certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(d) within 90 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(e) (A) (i) within ten (10) Business Days after the end of each calendar month (the “Applicable Month”), a Covenant Certificate (together with reasonable supporting information) that demonstrates that, as of the last Business Day of such month (the “Covenant Date”), the Borrower was in compliance with Section 6.09(b) of this Agreement and (ii) within five  (5) Business Days after the Liquidity Date, a Liquidity Certificate  (together with reasonable supporting information) that demonstrates that, as of a  Business Day of each calendar week (the “Liquidity Date”, it being understood and agreed that the Liquidity Date in each calendar week is at the election of the Borrower), commencing with the first full calendar week after the Closing Date, the Borrower was in compliance with Section 6.09(a) of this Agreement (it being understood that compliance with Section 6.09(c) shall be set forth in a separate certificate delivered in accordance with Section 6.09(c) herein), (B) within thirty (30) days after the end of each Applicable Month: (i) a statement of accounts for the deposit accounts and securities accounts of the Borrower and its Subsidiaries, identifying the owner of each such account, whether such account is a Controlled Account and setting forth the balance in such account as of the Business Day immediately preceding delivery of such statement and (ii) the Borrower’s consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such month and the results of its operations and the operations of such Subsidiaries during such month and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and (C) if requested by the Administrative Agent, within twenty (20) days after the end of each calendar month, for the calendar month then ending, reports in form and substance reasonably satisfactory to Bondholder Designee, setting forth an aging of Loan Receivables, a schedule of Loan Receivables, detailed delinquency report books and records consisting of data tape information of Loan Receivables in a format and consisting of data elements reasonably acceptable to Bondholder Designee  (provided, however, on reasonable request by Bondholder Designee, the Borrower shall deliver such data tape information of Borrower’s portfolio), and a repossession report in respect of any Title Loan Receivables;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(g) promptly after the receipt thereof by the Borrower or any Subsidiary, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(h) promptly after the request by any Lender or Holder (including VPC, but only until the VPC Loan Termination Date), all documentation and other information that such Lender or Holder reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(i) promptly after the request by the Administrative Agent or any Lender or Holder (including VPC, but only until the VPC Loan Termination Date), copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(j) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Bondholder Designee or any Lender or Holder (including VPC, but only until the VPC Loan Termination Date) may reasonably request; and

(k) on the dates that the monthly financial statements under clause (e)(B)(ii) above are delivered, the loan data tape with customer contacts, performance metrics and other collections data applicable to the Loan Receivables shall be delivered to the Backup Servicer in accordance with the Backup Servicing Agreement.

5.05 Litigation and Other Notices.  Furnish to the Administrative Agent, the Bondholder Designee and each Lender or Holder (including VPC, but only until the VPC Loan Termination Date) prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000;

(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(e) any change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower;

(f) upon any officer of a Loan Party obtaining knowledge of the occurrence of, or threat of, any Regulatory Notice Event against or affecting any Loan Party, or any of the Loan Parties’ Affiliates or any material aspect of the Program or the Program Guidelines, written notice thereof together with such other information as may be reasonably available (and able to be disclosed in the Loan Parties’ reasonable judgment) to the Loan Parties to enable the Administrative Agent, the Bondholder Designee, the Lenders and the Holders (including VPC, but only until the VPC Loan Termination Date) and their counsel to evaluate such matters; and

(g) any material changes to the Program or any of the Program Guidelines.

5.06 Information Regarding Collateral.  Furnish to each of the Administrative Agent, Collateral Agent and the Bondholder Designee prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrower also agrees promptly to notify each of the Administrative Agent and the Bondholder Designee if any material portion of the Collateral is damaged or destroyed.

(a) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06 or otherwise.

5.07 Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender or Holder (other than VPC) to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested (but no more than twice per fiscal year of the Borrower, unless an Event of Default has occurred and is continuing) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender or Holder (other than VPC) to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor.

(a) In the case of the Borrower, use commercially reasonable efforts to provide the Lender (other than VPC) with such information, access and documentation as it shall request in connection with the provision and maintenance of such credit ratings as it shall require under the New Lender Notes or related agreements.
5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

5.09 Employee Benefits.  Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent as soon as possible after, and in any event within 10 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $1,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

5.10 Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided,  however, that none of the Borrower or any Restricted Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings, and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

5.11 Preparation of Environmental Reports.  If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Bondholder Designee, provide to the Lenders and Holders (including VPC, but only until the VPC Loan Termination Date) within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default, prepared by an environmental consulting firm reasonably acceptable to the Bondholder Designee and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

5.12 Further Assurances.  Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Bondholder Designee or the Collateral Agent (upon instruction from the Administrative Agent or the Bondholder Designee) may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents.  The Borrower will cause any subsequently acquired or organized Restricted Subsidiary that is a Domestic Subsidiary, any Domestic Subsidiary that has ceased being an Unrestricted Subsidiary and any other Restricted Subsidiary, if such Restricted Subsidiary guarantees Indebtedness of any Loan Party, to become a Loan Party by executing the Guarantee Agreement in favor of the Administrative Agent and the Collateral Agreement and each other applicable Security Document in favor of the Collateral Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Secured Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Bondholder Designee shall designate (it being understood that it is the intent of the parties that the Secured Obligations shall be secured by substantially all the assets of the Borrower and its Domestic Subsidiaries (other than any Unrestricted Subsidiaries) (including real and other properties acquired subsequent to the Closing Date)); provided,  however, that no outstanding voting equity or other voting ownership interests of any Foreign Subsidiary or any Restricted DRE in excess of 65% of the voting power of all classes of equity or other ownership interests of such Foreign Subsidiary or Restricted DRE, in each case, that are entitled to vote shall be required to be pledged.  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Bondholder Designee, and the Borrower shall deliver or cause to be delivered to the Lenders and Holders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Bondholder Designee shall reasonably request to evidence compliance with this Section 5.12.  The Borrower agrees to provide such evidence as the Bondholder Designee shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Borrower will give prompt notice to the Bondholder Designee of the acquisition by it or any of the Subsidiaries of an ownership interest in any real property (or any interest in real property) having a value in excess of $1,000,000.

(a) As soon as practicable but in any event within the applicable time period set forth on Schedule 5.12, the Borrower shall take or cause the other Loan Parties to take the actions set forth on Schedule 5.12.

(b) During the period of ninety (90) days following the Closing Date, the Loan Parties shall, to the extent requested by the Administrative Agent, (i) in a manner satisfactory to the Administrative Agent, cooperate with and assist the Administrative Agent or its counsel in connection with their review of (x) any material business operation modifications and new product offers and (y) any other regulatory reviews or due diligence related to the business and operations of the Loan Parties (including comments related to Consumer Loan Agreements that correspond to Loan Receivables) that are outstanding on, or arise after, the Closing Date (including any issues that counsel for the Administrative Agent has provided in writing to counsel for the Borrower prior to the Closing Date), (ii) review and consider in good faith any issues raised by, or comments, recommendations or guidance from, the Administrative Agent or its counsel with respect to the foregoing and (iii) within thirty (30) days (or such longer period as may be agreed to by the Agent in its sole discretion) of any Borrower’s or any Loan Party’s receipt of written notice (which notice may be received by any Loan Party prior to the expiration of such ninety-day period) of any comments, recommendations or guidance from the Administrative Agent or its counsel, resolve or address any such issues (including making changes necessary to comply with any applicable state law), in each case, in a manner satisfactory to the Administrative Agent.Deleveraging Transaction

.  No later than November 30, 2018, the Borrower shall consummate the Deleveraging Transactions on terms satisfactory to the Bondholder Designee in its sole discretion.

5.13 Designations Under Collateral Agreement and Indentures.  As of the Closing Date and continuing as of the Closing Date and at all times thereafter, treat, and hereby irrevocably re-designate, re-certify and reaffirm, as otherwise applicable, and irrevocably agree to treat, (i) all of the Obligations (including the Loan Document Obligations) under this Agreement (and the Indebtedness evidenced thereby) at all times as (a) “Designated Priority Obligations” and “Revolving Credit Facility Obligations” under the Senior Secured Notes Indentures and the Collateral Agreement, (b) “Bank Obligations” and “Secured Obligations” under the Collateral Agreement and (c) “First Lien Obligations” under the Senior Secured Notes Indentures, (ii) this Agreement and the related Loan Documents collectively at all times as (a) “Finance Documents” under the Collateral Agreement and (b) a “Credit Facility” under the Senior Secured Notes Indentures, (iii) the Administrative Agent at all times as the “Designated Priority Representative” and applicable “Authorized Representative” under the Collateral Agreement in respect of the Obligations (including the Loan Document Obligations) hereunder (and the Indebtedness evidenced thereby), (iv) the Administrative Agent, Lenders and Holders at all times as

“Designated Priority Secured Parties,” “Bank Secured Parties” and “Secured Parties” under the Collateral Agreement, (v) the incurrence of the Obligations (including the Loan Document Obligations) hereunder (and the Indebtedness evidenced thereby) at all times as not constituting in any way a “Discharge of Designated Priority Obligations” under the Collateral Agreement, (vi) the Indebtedness incurred under this Agreement and the related Loan Documents at all times as being incurred under clause (1) of Section 4.09(b) of the Senior Secured Notes Indentures and (vii) the Obligations hereunder (including the Loan Document Obligations and the Indebtedness evidenced thereby), including the Liens associated therewith, as being incurred in compliance with the Senior Secured Notes Indentures and the Collateral Agreement (such designations, certifications and affirmations in above clauses (i) through (vii) being collectively referred to herein as the “Specified Borrower Designations and Reaffirmations”).  From and after the Closing Date and at all times thereafter, (x) the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness under Section 4.09(b)(2) of the Indentures and (y) the amount of all Indebtedness issued or outstanding (including the aggregate principal amount outstanding thereof) under Section 4.09(b)(2) of the Senior Secured Notes Indentures, including for the purposes of Section 4.09(b)(1) of the Senior Secured Notes Indentures, shall be zero ($0.00).

Article VI NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender (including VPC, but only until the VPC Loan Termination Date) and Holder that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Administrative Agent shall otherwise consent in writing:

6.01 Indebtedness and Issuance of Disqualified Stock and Preferred Stock.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” and collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock.

(a) The foregoing limitations will not apply to:
(i) the incurrence of Indebtedness under this Agreement;

(ii) the incurrence by the Borrower and any Subsidiary Guarantor of Indebtedness represented by the Senior Secured Notes (including any guarantee thereof) outstanding immediately prior to the Closing Date, plus up to $10.0 million in aggregate principal amount  of Additional Notes (as defined in the Senior Secured Notes Indenture described in clause (a) of the definition thereof) issued in lieu of paying the lenders under the Victory Park Revolving Credit Agreement their “make whole” prepayment premium;

(iii) Indebtedness of the Borrower and the Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clause (i) or (ii)) and set forth on Schedule 6.01;

(iv) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any of the Restricted Subsidiaries to finance the purchase, lease, construction, installation or improvement of property (real or personal), equipment or other asset that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and Indebtedness, Disqualified Stock and Preferred Stock incurred or issued to refund, refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under this clause (iv); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (iv), when aggregated with the outstanding amount of Indebtedness, Disqualified Stock and Preferred Stock incurred or issued to refund, refinance, replace, renew, extend or defease Indebtedness, Disqualified Stock or Preferred Stock initially incurred or issued in reliance on this clause (iv), does not exceed $2,500,000;

(v) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to bankers’ acceptances, bank guarantees, letters of credit, warehouse receipts or similar facilities entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, in each case (other than in the case of performance or surety bonds incurred to satisfy a regulatory requirement) incurred in the ordinary course of business; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi) Indebtedness arising from agreements of the Borrower or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided,  however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(vii) Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Secured Obligations; provided further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(viii) Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness shall be expressly subordinated in right of payment to the Guarantee of such Subsidiary Guarantor, as the case may be; provided further, that any subsequent transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(ix) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another of the Restricted Subsidiaries or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 6.01, exchange rate risk or commodity pricing risk;

(xi) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, incurred in the ordinary course of business;

(xii) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness or the issuance by the Borrower or any Restricted Subsidiary of Disqualified Stock or Preferred Stock that serves to refund, refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this Section 6.01 or clause (ii) or (iii) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund, refinance, replace, renew, extend or defease such Indebtedness, Disqualified Stock or Preferred Stock, including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees and accrued and unpaid interest in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity, of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, renewed, extended or defeased,

(B) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases (I) unsecured Indebtedness, such Refinancing Indebtedness may not be secured by a Lien, (II) Indebtedness subordinated or pari passu (without giving effect to security interests) to the Secured Obligations, such Refinancing Indebtedness is subordinated or pari passu (without giving effect to security interests) to the same extent as the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased or (III) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C) shall not include (I) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor or the Borrower that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower; (II) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor or the Borrower that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or (I) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xiii) cash management obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, endorsements of instruments for deposit, overdraft protections and similar arrangements, in each case incurred in the ordinary course of business;

(xiv) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as the incurrence of such guaranteed Indebtedness is permitted under the terms of this Agreement and the Senior Secured Notes Indentures and such guarantor also Guarantees all Loans and other Obligations under this Agreement;

(xv) Indebtedness of Foreign Subsidiaries of the Borrower not to exceed at any one time outstanding, and together with any other Indebtedness incurred under this clause (xv), $3,500,000;

(xvi) Indebtedness of the Borrower or any of the Restricted Subsidiaries consisting of (I) the financing of insurance premiums or (II) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(xvii) Indebtedness of the Borrower or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and

(xviii) any obligation, or guaranty of any obligation, of the Borrower or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Borrower or a Restricted Subsidiary incurred in the ordinary course of business as part of a Similar Business for all or any portion of the amounts payable by such customers to the Person extending such credit.

Notwithstanding the foregoing, Restricted Subsidiaries that are not Subsidiary Guarantors shall not be permitted to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (iv) or (xvi) above if, after giving effect to such incurrence or issuance, the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors outstanding pursuant to such clauses, together with the aggregate liquidation preference of Disqualified Stock and Preferred Stock issued by Restricted Subsidiaries that are not Subsidiary Guarantors outstanding pursuant to such clauses, would exceed the greater of $55,000,000 and 11.0% of Total Assets.

(b) For purposes of determining compliance with this Section 6.01:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xvii) of the preceding paragraph or is entitled to be incurred pursuant to the first paragraph of this Section 6.01, the Borrower, in its sole discretion, will classify, and may later reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 6.01; provided that (x) all Indebtedness outstanding under this Agreement will be treated as incurred under clause (i) of the preceding paragraph and (y) the

Borrower shall not be permitted to reclassify all or any portion of any Indebtedness incurred pursuant to clause (i) ; and
(ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.01(a) and 6.01(b).

(c) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of accrued interest, fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(e) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(f) The Borrower will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Borrower or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Secured Obligations or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower or such Subsidiary Guarantor, as the case may be.

(g) For the purposes of this Section 6.01, (i) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (ii) Indebtedness shall not be treated as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

6.02 Liens.   The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, except for:

(i) in the case of Subject Liens on any Collateral, any Subject Lien, if such Subject Lien expressly has Junior Lien Priority on the Collateral relative to the Secured Obligations; or
(ii) in the case of Subject Liens on any other asset or property, any Subject Lien, if the Secured Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the Obligations secured by such Subject Lien.

(h) Any Lien created for the benefit of the Lenders pursuant to clause (ii) of Section 6.02(a) may provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Bank Obligations (which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Collateral Agent may otherwise have on the proceeds from such sale).

(i) Any reference to a “Permitted Lien” is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien in favor of the Collateral Agent in respect of the Collateral.

6.03 Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:

(i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(iii) to the extent that any consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale (including, for avoidance of doubt, any Designated Non-cash Consideration and any assets received in a Permitted Asset Swap) consists of assets of the type that would constitute Collateral, such assets, including the assets of any Person that becomes a Subsidiary Guarantor as a result of such transaction, are as soon as reasonably practicable (and in any event within 90 days) after their acquisition added to the Collateral.

Within five Business Days after the receipt of any Net Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary shall apply the Net Proceeds from such Asset Sale to prepay Loans (or any corresponding Revolving Notes) and correspondingly reduce any outstanding Commitments in accordance with Sections 2.08 and 2.10,  provided that, to the extent such Net Proceeds are not from Asset Sales of Collateral, the Borrower may, alternatively, at its option, permanently reduce Indebtedness of a Restricted Subsidiary that is not the Borrower or a Subsidiary Guarantor, other than Indebtedness owed to the Borrower, a Subsidiary Guarantor or a Restricted Subsidiary.

(j) For purposes of this Section 6.03, the following are deemed to be cash or Cash Equivalents:

(i) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing;

(ii) any securities, notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(iii) any Designated Non-cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $15,000,000 at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

6.04 Merger, Consolidation or Sale of All or Substantially All Assets.     The Borrower shall not consolidate, merge or amalgamate with or into or wind up into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets.

(a) No Subsidiary Guarantor will, and the Borrower will not permit any such Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions other than where such consolidation, amalgamation or merger with or into or winding up into, or sale, assignment, transfer, lease, conveyance or disposal of all or substantially all of its properties or assets is with or to, as applicable, another Subsidiary Guarantor.

6.05 Restricted Payments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(I)declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any of the Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, consolidation or amalgamation, other than:

(a)dividends, payments or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or

(b)dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Borrower, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II)purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any Parent Entity, including in connection with any merger, consolidation or amalgamation;

(III)make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect to, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Senior Secured Notes, unsecured Indebtedness or Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor, other than:

(a)Indebtedness permitted to be incurred under clause (vii) or (viii) of Section 6.01(b);

(b)the purchase, repurchase or other acquisition of any Senior Secured Notes, unsecured Indebtedness or Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within three business days of the date of purchase, repurchase or acquisition; or

(c)the giving of an irrevocable notice of redemption with respect to transactions described in clause (2) or (3) of the second paragraph of this Section 6.05; or

(IV)make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) (other than any exception thereto) above being collectively referred to as “Restricted Payments”).

The foregoing provisions will not prohibit:

(1)the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2)the redemption, repurchase, retirement or other acquisition of any Equity Interests, Senior Secured Notes, unsecured Indebtedness or Subordinated Indebtedness of the Borrower in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of, Equity Interests of the Borrower or contributions to the equity capital of the Borrower (in each case, other than any Disqualified Stock or, except in the case of a redemption, repurchase, retirement or other acquisition of Senior Secured Notes, unsecured Indebtedness or Subordinated Indebtedness, Preferred Stock);

(3)the redemption, defeasance, repurchase or other acquisition or retirement of (i) Senior Secured Notes, unsecured Indebtedness or Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor made in exchange for, or out of the proceeds of a sale made within 45 days of, new Indebtedness of the Borrower or a Subsidiary Guarantor, as the case may be, or (ii) Disqualified Stock of the Borrower or a Subsidiary Guarantor made in exchange for, or out of the proceeds of a sale made within 45 days of, Disqualified Stock of the Borrower or a Subsidiary Guarantor, that, in each case, is incurred in compliance with Section 6.01, so long as:

(a)the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Senior Secured Notes, unsecured Indebtedness or Subordinated Indebtedness, or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock, being so defeased, redeemed, repurchased, exchanged, acquired or retired for value;

(b)in the case of Subordinated Indebtedness, such new Indebtedness is subordinated to the Indebtedness hereunder at least to the same extent as such

Subordinated Indebtedness so purchased, defeased, exchanged, redeemed, repurchased, acquired or retired for value;

(c)such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness or Disqualified Stock being so purchased, defeased, redeemed, repurchased, exchanged, acquired or retired; and

(d)such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock being so purchased, defeased, redeemed, repurchased, exchanged, acquired or retired;

(4)the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any of the Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with Section 6.01; provided that all such dividends are included in the calculation of “Fixed Charges”;

(5)payments made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(6)the repurchase, redemption, defeasance or other acquisition or retirement for value of any Senior Secured Notes in accordance with Sections 4.10 and 4.14 of the Senior Secured Notes Indentures or any unsecured Indebtedness or Subordinated Indebtedness in accordance with provisions similar to those described in Sections 4.10 and 4.14 of the Senior Secured Notes Indentures, so long as, in each case, no Loans are outstanding under this Agreement at the time of such repurchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness;

(7)the declaration and payment of dividends by the Borrower to, or the making of loans to, any Parent Entity in amounts required for any Parent Entity to pay, in each case without duplication,

(a)franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income, revenue, receipts, capital or margin of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from the Borrower’s Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any calendar year does not exceed the amount that the Borrower and its Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such calendar year were the Borrower, the Restricted Subsidiaries and the Borrower’s Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Entity;

(c)(i) customary salary, bonus and other benefits payable to officers, employees and directors of any Parent Entity and (ii) general corporate operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any Parent Entity, in each case, to the extent such salary, bonus, other benefits, costs and expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(d)fees and expenses (other than to Affiliates of the Borrower) related to any successful equity or debt offering of such Parent Entity; and

(e)amounts that would be permitted to be paid by the Borrower under clause (iii), (iv) or (vii) of Section 6.06(b);

(8)Restricted Payments by the Borrower to any Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 6.05 if made by the Borrower; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, immediately following the closing thereof, cause (i) all property acquired (whether Equity Interests or other assets) to be contributed to the capital of the Borrower or one of the Restricted Subsidiaries or (ii) the merger or amalgamation of the Person formed or acquired into the Borrower or one of the Restricted Subsidiaries (to the extent not prohibited by Section 6.04) in order to consummate such Investment, (C) such Parent Entity and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement, and (D) such Investment shall have been permitted by and shall be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Section 6.05 or pursuant to the definition of “Permitted Investments” pursuant to which the Borrower would have been entitled to have made such Investment if made by the Borrower; and

(9)Restricted Payments in an aggregate amount not to exceed $10,000.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under the preceding clauses (1) through (9), no Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this Section 6.05, in the event that a payment or other action meets the criteria of more than one of the exceptions described in clauses (1) through (9) above, or is permitted to be made pursuant to the first paragraph of this Section 6.05 (including by virtue of qualifying as a Permitted Investment), the Borrower will be permitted to classify such payment or other action on the date of its occurrence in any manner that complies with this Section 6.05.  Payments or other actions permitted by this Section 6.05 need not be permitted solely by reference to one provision permitting such payment or other action but may be permitted in part by one such provision and in part by one or more other provisions of this Section 6.05 permitting such payment or other action (including pursuant to any section of the definition of “Permitted Investment”).

As of the Closing Date, all of the Borrower’s Subsidiaries, other than the Unrestricted Subsidiaries, will be Restricted Subsidiaries.

6.06 Transactions with Affiliates.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25,000 unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $500,000, a resolution adopted by the majority of the board of directors of the Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The foregoing provisions will not apply to the following:

(i) transactions between or among the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction, so long as such transaction is otherwise consummated in compliance with this Agreement;

(ii) Restricted Payments permitted by Section 6.05 and Permitted Investments permitted by clause (viii) of the definition of “Permitted Investments”;

(iii) the payment of indemnification and other similar amounts to the Investors approved by, or pursuant to the Investor Management Agreement or arrangements approved by, the board of directors of the Borrower in good faith;

(iv) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, future, current or former officers, directors, employees or consultants of the Borrower, any of the Restricted Subsidiaries or any Parent Entity, provided that any such severance arrangements provided on behalf of officers, directors or senior management of the Borrower or any Parent Entity are or have been approved by the Compensation Committee of the Borrower’s board of directors;

(v) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi) any agreement or arrangement as in effect as of the Closing Date, as the same may be amended after the Closing Date, so long as any such amendments, when taken as a whole, are not disadvantageous in any material respect to the Lenders and Holders;

(vii) the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or the equivalent thereof (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto or any similar agreement that it may enter into thereafter; provided,  however, that any such amendment and any similar agreement shall not contain terms that, when taken as a whole, are disadvantageous in any material respect to the Lenders and Holders;

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement and that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(ix) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower to any Parent Entity or to any Permitted Holder or to any director, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of the Borrower, any of the Borrower’s Subsidiaries or any Parent Entity and the granting and performing of reasonable and customary registration rights with respect to such Equity Interests;

(x) payments or loans (or cancellation of loans) to employees, directors or consultants of the Borrower, any of the Restricted Subsidiaries or any Parent Entity and employment agreements, stock option plans and other similar arrangements with such employees, directors or consultants that, in each case, that are approved by the board of directors of the Borrower in good faith;

(xi) payments to any future, current or former employee, director, officer or consultant of the Borrower, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers or consultants that are, in each case, approved by the board of directors of the Borrower in good faith;

(xii) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Borrower solely because the Borrower owns any Equity Interest in, or controls, such Person; provided that, no Affiliate of the Borrower, other than the Borrower or a Restricted Subsidiary, shall have a beneficial interest or otherwise participate in such Person other than through such Affiliate’s ownership of the Borrower;

(xiii) payments by the Borrower and its Subsidiaries pursuant to tax sharing agreements among the Borrower (and any Parent Entity) and its Subsidiaries; provided that in each case the amount of such payments in any calendar year does not exceed the amount that the Borrower, the Restricted Subsidiaries and the Borrower’s Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such calendar year were the Borrower, the Restricted

Subsidiaries and the Borrower’s Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Entity;
(xiv) intellectual property licenses entered into in the ordinary course of business; and
(xv) transactions in connection with the SPV II Notes.

6.07 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.  The Borrower will not, and will not permit any of the Restricted Subsidiaries that are not Subsidiary Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i) (A) pay dividends or make any other distributions to the Borrower or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Borrower or any of the Restricted Subsidiaries;

(ii) make loans or advances to the Borrower or any of the Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Borrower or any of the Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(A) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;
(B) the Senior Secured Notes Indentures;

(C) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature described in clause (iii) above, in each case, only with respect to the property so acquired;

(D) applicable law or any applicable rule, regulation or order;

(E) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof); provided that such encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(F) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, pending the sale of such assets;

(G) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.01 and 6.02 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(H) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(I) customary provisions in joint venture agreements or arrangements and other similar agreements relating solely to such joint venture;

(J) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business to the extent such obligations impose restrictions of the nature described in clause (iii) above on the property subject to such lease, sub-lease, license, sub-license or other similar agreement;

(K) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(L) any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(M) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries that are not Subsidiary Guarantors that is permitted to be incurred subsequent to the Closing Date pursuant to Section 6.01;

(N) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Closing Date pursuant to Section 6.01; provided that, in the good faith judgment of the Borrower, the encumbrances and restrictions contained therein will not materially impair the Borrower’s ability to make payments hereunder or under the Senior Secured Notes when due; and

(O) any encumbrances or restrictions of the type referred to in clause (i), (ii) or (iii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in any of clauses (A) through (N) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

6.08 Business of the Borrower and the Restricted Subsidiaries.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.

6.09 Financial Covenants. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, as long as any Loan is outstanding:

(a) Minimum Liquidity. Permit Corporate Liquidity as of each Liquidity Date to be less than $33,900,000;
(b) Minimum Coverage. Permit the value of the Specified Assets as of each Covenant Date to be less than 1.5 times the aggregate outstanding principal amount of the Loans; and

(c) Adjusted EBITDA.  Permit Adjusted EBITDA of the Borrower and its Subsidiaries for the year-to-day period ending on the last day of each calendar month based upon the Borrower’s interim monthly financial statements to be less than eighty percent (80%) of the Borrower’s and its Subsidiaries’ projected Adjusted EBITDA for such period based on the financial projections of the Borrower and its Subsidiaries with respect to the Borrower’s 2018 fiscal year, as set forth in Exhibit G, or 2019 fiscal year as mutually agreed between the Borrower and the Administrative Agent, as certified by a Financial Officer pursuant to a certificate in substantially the form of Exhibit H and delivered to the Administrative Agent no later than thirty  (30) days following the last day of each calendar month, accompanied by a report detailing, on a line-item basis, the computation of Adjusted EBITDA.

6.10 Fiscal Year. The Borrower will not change its fiscal year-end to a date other than December 31.

6.11 Designated Priority Obligations.  The Borrower will not designate any Indebtedness (other than the Bank Obligations) as Designated Priority Obligations under the Collateral Agreement without the prior written consent of the Administrative Agent and each Lender.

6.12 Loan Receivables Selection Policy.  The Borrower will not, and will cause all other Loan Parties to not, select, allocate, sell or transfer any Loan Receivables to CCFI Funding II, LLC in violation of the Loan Receivable Selection Policy.

6.13 Sales of Certain Consumer Loan Assets.  The Borrower will not, and will cause all other Loan Parties to not, in connection with any Purchase and Sale Transaction (as such term is defined in the MSSA) sell any Purchased Assets (as such term is defined in the MSSA) to the Buyer (as such term is defined in the MSSA) under the MSSA other than in exchange for cash to be paid by Buyer by wire transfer in immediately available funds to a Controlled Account.  For avoidance of doubt, Borrower shall not accept any noncash consideration (including Indebtedness of such Buyer owing to any Loan Party) with respect to any such Purchase and Sale Transaction nor enter, nor permit any Loan Party to enter, into any Purchase and Sale Transaction where the Purchase Price (as defined in the MSSA) includes any such noncash consideration.

6.14 Dormant Unrestricted Subsidiary.   The Borrower shall cause CCFI Funding, LLC not to (a) engage in any business or activity other than (i) activities incidental or related thereto or the maintenance of its existence or compliance with applicable law and legal, tax and accounting matters related thereto and activities relating to its employees, (b) hold any assets, (c) have any material liabilities other than (i) tax liabilities in the ordinary course of business, (ii) state and federal securities and tax filings and (iii) non-consensual obligations imposed by operation of law.

Article VII EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default” and, each, an “Event of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) of this Article VII) due under any Loan Document, when and as the same shall become due and payable;

(d) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement (i) contained in Section 5.01(a), 5.05, 5.08, 5.13,  or 5.14  or in Article VI, (ii) contained in Section 5.04(a), 5.04(b), 5.04(c), 5.04(e) or 5.04(f) and such default shall continue (in the case of this clause (ii) only) unremedied for a period of two days or (iii) contained in Section 5.04(k) and such default shall continue (in the case of this clause (iii) only) unremedied for a period of two (2) Business Days;

(e) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of two (2) Business Days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) (i) the Borrower or any Restricted Subsidiary shall fail to pay any principal, interest or other amount due in respect of any Material Indebtedness, when and as the same shall become due and payable (without giving effect to any applicable grace periods) or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that results in the termination or permits any counterparty to terminate any Hedging Obligation the obligations under which constitute Material Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Restricted Subsidiary, or of a substantial part of the property or assets of the Borrower, or a Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of the Borrower or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 10 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $25,000,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, in the opinion of the Administrative Agent, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $3,000,000;

(k) any Guarantee under the Guarantee Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Subsidiary Guarantor shall deny in writing that it has any further liability under the Guarantee Agreement (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest that secures the Bank Obligations in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates delivered to the Collateral Agent representing securities pledged under the Collateral Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy;

(m) there shall have occurred a Change of Control;

(n) the intercreditor provisions of the Collateral Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any

Person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder;

(o) (i) the Bank Obligations shall fail, for any reason, to constitute Designated Priority Obligations under the Collateral Agreement or fail to be deemed or constitute Indebtedness incurred pursuant to Section 4.09(b)(1) of the Senior Secured Notes Indentures, (ii) there shall have occurred a “Discharge of Designated Priority Obligations” or a “Discharge” of “Bank Obligations” under the Collateral Agreement, (iii) any Indebtedness (other than the Bank Obligations) shall be Designated Priority Obligations or (iv) any Indebtedness is outstanding under Section 4.09(b)(2) of the Senior Secured Notes Indentures;

(p) [reserved];
(q) the occurrence of a Material Adverse Effect;

(r) the Backup Servicing Agreement or any provision thereof shall cease to be in full force or effect for a period of at least thirty (30) days; provided,  however, that the thirty (30) day grace period shall be extended so long as the Borrower is exercising commercially reasonable efforts to diligently pursue a cure of such default;

(s) any “Event of Default” under (i) the New Lender Notes, or any transaction or event shall have occurred that has caused the issuer of the New Lender Notes to be different from the SPV Lender hereunder or (ii) the SPV II Notes; or

(t) then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the direction of the Bondholder Designee, shall, in each case by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans (including any Revolving Notes issued in connection therewith) so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees, accrued and unpaid Late Charges, accrued and unpaid Exit Payment (if any), and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to an Event of Default described in paragraph (g) or (h) of this Article VII, the Exit Payment will be due and payable with respect to the entire principal amount of the Loans then outstanding (regardless of whether the Loans are subsequently repaid, restructured or otherwise treated), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees, accrued and unpaid Late Charges, accrued and unpaid Exit Payment (if any), and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.   The parties hereto agree that no party may exercise rights and remedies during an Event of Default except for the Administrative Agent acting at the direction of the Bondholder Designee or the Collateral Agent pursuant to the Collateral Agreement acting at the direction of the Administrative Agent which direction shall come from,  or shall be at the direction of, the Bondholder Designee.  Notwithstanding anything to the contrary in this Agreement, if on or before December 15, 2018, (x) no Deleveraging Transaction has been consummated, (y) the VPC Loan and all related Bank Obligations owing to VPC have not been paid in full in cash, and (z) the Administrative Agent or the

Bondholder Designee has not directed the Collateral Agent to take enforcement action with respect to all or a material portion of the Collateral pursuant to the Collateral Agreement, then the VPC Loan and all related Bank Obligations owing to VPC shall be afforded the waterfall priority set forth in category “SECOND” in Section 9.16.  For avoidance of doubt, in all circumstances, (A) VPC shall have no right or ability to exercise, or direct the exercise of, any default-related rights and remedies, and (B)  other than as set forth in the immediately preceding sentence, the VPC Loan and all related Bank Obligations owing to VPC shall remain pari passu with all other Bank Obligations set forth in category “THIRD in Section 9.16.

Without limiting the generality of the foregoing, it is understood and agreed that if the Revolving Loans are accelerated or otherwise become due prior to the Maturity Date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law or pursuant to the preceding provisions)), the Exit Payment applicable with respect to voluntary prepayment of the Revolving Loans will also be due and payable as though the Revolving Loans were voluntarily prepaid and shall constitute part of the Loan Document Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lender’s lost profits as a result thereof. Any Exit Payment above shall be presumed to be the liquidated damages sustained by the Lender (other than VPC) as the result of such acceleration and the Borrower agrees that it is reasonable under the circumstances currently existing.  The Exit Payment shall also be payable in the event the Revolving Loans are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE EXIT PAYMENT IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Exit Payment is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Exit Payment shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lender (other than VPC) and the Borrower giving specific consideration in this transaction for such agreement to pay the Exit Payment; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this Article.  The Borrower expressly acknowledges that its agreement to pay the Exit Payment to the Lenders (other than VPC) as herein described is a material inducement to such Lenders entering into this Agreement and the Loan Documents and providing the Revolving Loans.

Upon the occurrence of an Event of Default, the Administrative Agent (acting at the written direction of the Bondholder Designee)  shall have the right to require the Borrower or any other Loan Party to replace the existing Servicer of the applicable Loan Receivables with the Backup Servicer, including, without limitation, to exercise any rights under the Backup Servicing Agreement with respect thereto.

Article VIII AGENCY

8.01 Appointment and Authority.  Each of the Lenders and each of the Holders hereby irrevocably appoints GLAS Trust Company LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The Bondholder Designee shall be entitled to cause the replacement of the then-existing Administrative Agent at any time with notice to the Borrower.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and Holders, and the Borrower shall not have rights as a third-

party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

8.02 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or Holder as any other Lender or Holder and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders,” or “Holder” or “Holders,” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders and Holders.

8.03 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Bondholder Designee (or such other number or percentage of the Lenders or Holders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(u) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Bondholder Designee (or such other number or percentage of the Lenders or Holders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.07), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender or Holder.

(v) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.04 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender or Holder, the Administrative Agent may presume that such condition is satisfactory to such Lender or Holder unless the Administrative Agent shall have received notice to the contrary from such Lender or Holder prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.05 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the arranging of the Credit Facilities as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.06 Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, Holders and the Borrower.  Upon receipt of any such notice of resignation, the Bondholder Designee shall have the right, in consultation with the Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Bondholder Designee and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Bondholder Designee) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and Holders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.  If no successor Administrative Agent has been appointed, the Bondholder Designee shall thereafter perform all the duties of such Administrative Agent hereunder and under any other Loan Document until such time, if any, as the Bondholder Designee appoints a successor Administrative Agent.

(a) The Bondholder Designee may, to the extent permitted by applicable law, by notice in writing to the Borrower and the Person serving as Administrative Agent remove such Person as Administrative Agent and appoint a successor only in the event Administrative Agent or its assets are taken over by any state or federal agency having jurisdiction over Administrative Agent or its assets. If no such successor shall have been so appointed by the Bondholder Designee and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Bondholder Designee) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(b) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender or Holder directly, until such time, if any, as the Bondholder Designee appoints a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

8.07 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each Holder acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or Holder or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Holder also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Holder or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

8.08 Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Revolving Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and Revolving Notes and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Holders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Holders and the Administrative

Agent and their respective agents, sub-agents and counsel and all other amounts due the Lenders, Holders and the Administrative Agent under Sections 2.05 and 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender or Holder to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or Holders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.04.

8.09 Collateral and Guarantee Matters.  The Bank Secured Parties irrevocably authorize and direct the Administrative Agent (i) to execute and deliver the Collateral Agreement and to exercise and enforce its rights and remedies and perform its obligations thereunder and (ii) to release any Subsidiary Guarantor from its obligations under the Guarantee Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Bondholder Designee will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guarantee Agreement pursuant to this Section 8.09(a).

No Bank Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Bank Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent (or any sub-agent thereof) on behalf of the Bank Secured Parties in accordance with the terms thereof

(a) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or Holders for any failure to monitor or maintain any portion of the Collateral.

8.10 Collateral Agreement.  Each Lender and each Holder agrees that it will be bound by, and shall take no actions contrary to (and shall take all actions required by), the provisions of the Collateral Agreement and the Junior Lien Intercreditor Agreement and authorizes (i) the Administrative Agent to enter into the Collateral Agreement on its behalf and (ii) the Collateral Agent to enter into the Collateral Agreement and, if the Borrower incurs any obligations in respect of Junior Lien Indebtedness, the Junior Lien Intercreditor Agreement on its behalf and to act on its behalf to the extent set forth in the Collateral Agreement.  The Lenders and Holders acknowledge that the Collateral Agreement provides for the allocation of proceeds of Collateral among the Secured Parties as set forth therein and contains limits on the ability of the Administrative Agent and the Lenders to take remedial actions with respect to the Collateral.   The parties hereto agree that notwithstanding anything in the Loan Documents to the contrary, the Bondholder Designee shall have the sole authority (directly or indirectly through direction to the Administrative Agent) to direct the Collateral Agent to exercise any rights or remedies provided to the Collateral Agent under the Loan Documents or to follow any other directive under the Collateral Agreement and to the extent such direction is made indirectly through the Administrative Agent, Administrative Agent shall promptly direct the Collateral Agent to act in accordance with such direction from the Bondholder Designee.

For the avoidance of doubt and notwithstanding anything contrary in any Loan Document with respect to the responsibilities of the Administrative Agent, in the event of inconsistency between the terms of this Agreement and any other Loan Document, the terms in this Agreement shall prevail. Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created hereunder.  None of the provisions in any Loan Document shall require the Administrative Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it

8.11 No Duty to Take Discretionary Action..  The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Bondholder Designee and for all other discretionary actions, the Administrative Agent shall be entitled to refrain from any act or the taking of any action hereunder or under any of the Loan Documents or from the exercise of any power or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions from the Bondholder Designee and shall not be liable for any such delay in acting; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or insolvency law. For purposes of clarity, phrases such as “satisfactory to the Administrative Agent”, “approved by the Administrative Agent”, “acceptable to the Administrative Agent”, “as determined by the Administrative Agent”, “in the Administrative Agent's discretion”, “selected by the Administrative Agent”, “requested by the Administrative Agent” and phrases of similar import authorize and permit the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion.

8.12 Bondholder Designee. The Bondholder Designee shall act solely at the direction of the New Lender Noteholder Majority.

Article IX MISCELLANEOUS

9.01 Notices; Effectiveness; Electronic Communication.     All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower or to any other Loan Party, to it at 6785 Bobcat Way, Dublin, Ohio 43016, Attention of General Counsel, Fax No.: (614) 760-4057;

(ii) if to the Administrative Agent, to GLAS Trust Company LLC,  3 Second Street, Suite 206,  Jersey City, NJ 07311; Fax No. (212) 202-6246; Attention: Client Services Americas; Email: clientservices.americas@glas.agency with a copy to adam.berman@glas.agency; with a copy to Perkins Coie LLP, 30 Rockefeller Plaza, 22nd Floor, New York, New York 10112-0085, Attention: Ronald Sarubbi; Fax No. (212) 977-1644;

(iii) if to the Collateral Agent, to Computershare Trust Company, N.A.,  8742 Lucent Boulevard, Suite 225, Highlands Ranch, Colorado 80129, Attention: Corporate Trust -– CCFI Collateral Agency,  Email: corporate.trust@computershare.com;  Fax No.: (303) 262-0608;

(iv) if to VPC, to c/o Victory Park Management, LLC, 150 North Riverside Plaza, Suite 5200, Chicago, Illinois, 60606, Attention:  Scott R. Zemnick, General Counsel, Fax No. (312) 701-0794, E-mail: szemnick@vpcadvisors.com, with a copy to Katten Muchin Rosenman LLP, 525 W. Monroe St., Chicago, IL 60661, Attention Mark R. Grossmann, Esq. and Peter A. Siddiqui, Esq., Fax No. (312) 577-8964 and (312) 902-1061, E-mail:  mg@kattenlaw.com and peter.siddiqui@kattenlaw.com;

(v) if to the Bondholder Designee, to Computershare Trust Company, N.A., 8742 Lucent Boulevard, Suite 225, Highlands Ranch, Colorado 80129, Attention: Corporate Trust; E-mail: corporate.trust@computershare.com; Facsimile: (303) 262-0608; and

(vi) if to any other Lender, to it at its address (or fax number) set forth on Schedule 2.01, in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) of this Section 9.01, shall be effective as provided in said paragraph (b).  The Administrative Agent agrees to promptly provide the Bondholder Designee with a copy of any notice received by the Administrative Agent under the Loan Documents.

(b) Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d) Platform.
(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar and industry recognized electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” shall mean, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender by means of electronic communications pursuant to this Section 9.01, including through the Platform.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the e-mail address referred to in this paragraph below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause the Subsidiaries to, provide the Communications to the Administrative Agent in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an e-mail address as directed by the Administrative Agent.  In addition, the Borrower agrees, and agrees to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner otherwise specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.13); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor” and shall post the same only on such portion. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Credit Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.02 Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  The provisions of Sections 2.11, 2.12, 2.16 (subject to the requirements of Section 2.16) and 9.04 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, or any Lender.

9.03 Successors and Assigns.  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender or Holder may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.03, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.03, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 9.03 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.03 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders and Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a) Assignments by Lenders and Holders.  Any Lender or Holder may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans or Revolving Notes at the time owing to it); provided that (1) no such assignment may be made without the prior written consent of the Bondholder Designee (other than an assignment made pursuant to clauses (b)(iii)(A)(z)(i)-(iii) hereof) and (2) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans or Revolving Notes at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 9.03 in the aggregate or in the case of an assignment to a Lender or Holder, an Affiliate of a Lender or Holder or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section 9.03, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or principal outstanding balance of the Revolving Note or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans or Revolving Notes of the assigning Lender or Holder, as the case may be, subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default of the type described in paragraph (b), (c), (g) or (h) of Article VII has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s or Holder’s rights and obligations under this Agreement with respect to the Loan or the Commitment or Revolving Note assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b) of this Section 9.03 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) the assignment is to a Person approved in writing by the Bondholder Designee or (z) the assignment is by (i) a Lender to a Person that is an Affiliate of such Lender, (ii) a Holder to a Person that is an Affiliate of such Holder or (iii) a Lender or Holder to a Person that is an Approved Fund with respect to such Lender or Holder; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.  Such permitted assignee shall be deemed to be the Lender (or, as provided below, a Holder) hereunder with respect to such assigned rights and obligations, and the Loan Parties shall ensure that such transferee is registered as a Lender or Holder, as applicable, and that any Liens on the Collateral provided for in the Collateral Agreement shall be for the benefit of such Lender or such Holder (as well as the other Holders of Revolving Notes and Lenders); and

(B) the consent of the Administrative Agent shall be required for any assignment if such assignment is to a Person that is not a Person approved in writing by the Bondholder Designee, a Lender or Holder, is by a Lender to a Person that is not an Affiliate of such Lender, is by a Holder to a Person that is not an Affiliate of such Holder, or is to a Person that is not an Approved Fund with respect to such Lender or Holder.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption.  The assignee, if it is not a Lender or Holder, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by applicable law or reasonably requested by the Administrative Agent to support such assignee’s position that no withholding is required in respect of amount received hereunder.  Promptly (and in any event, within three (3) Business Days) after demand by Administrative Agent, Borrower shall execute and deliver to Administrative Agent in exchange for any surrendered Revolving Note or Revolving Notes (which the assigning Lender or Holder agrees to promptly deliver to Borrower) a new Revolving Note or Revolving Notes to the assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender or Holder has retained a Commitment hereunder, a new Revolving Note or Revolving Notes to the assigning Lender or Holder in an amount equal to the Commitment retained by it hereunder.  Such new Revolving Note or Revolving Notes shall re-evidence the indebtedness outstanding under the old Revolving Notes or Revolving Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Note or Revolving Notes and shall otherwise be in substantially the form of the Revolving Note or Revolving Notes subject to such assignments.  For purposes of clarification, a Lender may assign (i) all or a portion of such Lender’s outstanding Revolving Notes (and its corresponding rights and obligations hereunder in connection therewith) with or without an assignment of all or a portion of such Lender’s portion of the Total Commitment or (ii) any current or future commitment, right or obligation to make any additional Loans under such Revolving Notes or this Agreement or to purchase any Revolving Notes or to lend or relend any amount (collectively, the “Excluded Rights and Obligations”).  Any assignee of all or a portion of a Lender’s or a Holder’s outstanding Revolving Notes (and its corresponding rights and obligations hereunder in connection therewith) who shall not have also been assigned all or a portion of such Lender’s Commitment and other Excluded Rights and Obligations (such assignment, a “Principal Only Assignment”), shall be deemed a “Holder” and not a “Lender” hereunder, and all or such portion of the Revolving Notes held by such Lender that shall have been assigned to such Holder pursuant to the Principal Only Assignment shall be evidenced by and entitled to the benefits of this Agreement and, if requested by such Holder, a Revolving Note payable to such Holder in an amount equal to the principal amount of outstanding Revolving Notes as shall have been assigned to such Holder pursuant to such Principal Only Assignment.  For the avoidance of doubt, any assignee of a Principal Only Assignment shall have no obligation to purchase any additional Revolving Notes.  For purposes of determining whether the Borrower has reached the Total Commitment hereunder, any principal amount of Revolving Notes outstanding with respect to a Principal Only Assignment shall be included in such determination.  In connection with any permitted assignment by a Holder of some or all of its rights and obligations hereunder, upon the request of such Holder, the Borrower shall cause to be delivered to the assignee thereof either (i) a letter from outside legal counsel to the Borrower indicating that it may rely upon the opinion letter delivered by it on the Closing Date or (ii) an opinion from other legal counsel reasonably acceptable to the assignee to the effect of such opinion letter, in either case dated on or before the effective date of such assignment.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) VPC (other than an assignment made to Affiliates and Approved Funds of VPC pursuant to clauses (b)(iii)(A)(z)(i)-(iii) hereof), or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans in accordance with its Applicable Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 9.03, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender or Holder under this Agreement, and the assigning Lender or Holder thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s or Holder’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.16 (subject to the requirements of Section 2.16) and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender or Holder of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender or Holder of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.03.

(b) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and/or Holders, and the Commitments of, and principal amounts (including stated interest) of the Loans and Revolving Notes owing to, each Lender and/or Holder pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders and Holders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or Holder hereunder for all purposes of this Agreement.

The Register shall be available for inspection by the Borrower and any Lender or Holder, at any reasonable time and from time to time upon reasonable prior notice.  No assignment shall be effective unless it has been recorded in the Register as provided in this Section 9.03(c).

(c) Participations.  Any Lender or Holder may at any time, with the prior written consent of each of the Administrative Agent and the Bondholder Designee and without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s or Holder’s rights and/or obligations under this Agreement (including, to the extent applicable, all or a portion of its Commitment and/or the Loans owing to it and all of its rights and obligations with respect to the Revolving Note or Revolving Notes held by it); provided, that (i) such Lender’s or Holder’s obligations under this Agreement (including, without limitation, its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender or Holder shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender or Holder shall remain the holder of any such Revolving Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender or Holder in connection with such Lender’s or Holder’s rights and obligations under this Agreement and (v) such Lender or Holder shall not transfer, grant, assign or sell any participation under which the Participant shall have rights to approve any amendment or waiver of this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.15(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender or Holder sells such a participation shall provide that such Lender or Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, except as may otherwise be provided in the operative documentation governing such participation, the consent of such Participant shall not be required (either directly, as a restraint on such Lender’s or Holder’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender or Holder may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations (including the Loan Document Obligations. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11(a) to the same extent as if it were a Lender or Holder and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.03; provided that such Participant agrees to be subject to the provisions of Sections 2.11(b), 2.11(c) as if it were an assignee under paragraph (b) of this Section 9.03 and (B) shall not be entitled to receive any greater payment under Section 2.16, with respect to any participation, than its participating Lender or Holder would have been entitled to receive except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.  Each Lender or Holder that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Revolving Notes or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender or Holder shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless (if no Default or Event of Default is outstanding) the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed) to the grant of such participation and then only to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.  A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(e) Certain Pledges.  Any Lender or Holder (other than VPC) may, upon receipt of the prior written consent of the Administrative Agent and the Bondholder Designee, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender or Holder, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender or Holder from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender or Holder as a party hereto.  The Administrative Agent (at the direction of the Bondholder Designee)  and the Bondholder Designee each consents to any pledge or assignment of a security interest by the SPV Lender (and its successors and assigns) of its interests and rights under this Agreement and the other Loan Documents.

(f) Any Lender, Holder or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.03, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender or Holder by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders and Holders pursuant to Section 9.13.

(g) Notwithstanding anything to the contrary contained herein, and in accordance with 9.03(a), any Lender (a “Granting Lender”) may, only upon receiving the prior written consent of the Administrative Agent and the Bondholder Designee, grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent,  the Bondholder Designee and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower or any other Loan Party under this Agreement, and no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.03, any SPC may (i) with notice to, but without the prior written consent of, the Borrower,  the Administrative Agent and the Bondholder Designee and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower,

Administrative Agent and the Bondholder Designee) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(h) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Bondholder Designee and each Lender, and any attempted assignment without such consent shall be null and void.

(i) Each Lender and each Holder agrees that, without the prior written consent of the Borrower, the Bondholder Designee and the Administrative Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Borrowing, Revolving Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

9.04 Expenses; Indemnity; Damage Waiver.  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, its Affiliates, the Collateral Agent, VPC and the Bondholder Designee (including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent and its Affiliates, one primary counsel to VPC, one primary counsel to the Collateral Agent, one primary counsel to the Bondholder Designee, one local counsel in each relevant jurisdiction, one special counsel in each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Person subject to such conflict), in connection with the arranging of the Credit Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (which shall include the reasonably out-of-pocket costs and expenses incurred by the Administrative Agent in connection with this Agreement, including, without limitation, advisor and consultant fees and expenses, Collateral valuations, appraisals, surveys, field examinations, third-party diligence, Lien searches, filing fees and all other reasonable out-of-pocket costs and expenses in any way related to this Agreement) (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, or any Lender or Holder (including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent and the Lenders and Holders, one primary counsel to VPC, one primary counsel to the Collateral Agent, one primary counsel to the Bondholder Designee, one local counsel in each relevant jurisdiction, one special counsel in each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Person subject to such conflict), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.04(a), or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Revolving Notes.

(a) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, the Bondholder Designee, each Lender, each Holder and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one primary counsel to the Indemnitees, one local counsel in each relevant jurisdiction, one special counsel in each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Person subject to such conflict), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, the Concurrent Debt Transactions and the other transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are Taxes and reasonable expenses for which the Borrower or any Loan Party has indemnified an Indemnitee pursuant to Section 2.16(c).

(b) Reimbursement by Lenders and Holders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent or any Related Party of any of the foregoing, each Lender and Holder severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, or such Related Party, as the case may be, such Lender’s or Holder’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender or Holder); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent in connection with such capacity.

(c) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) of this Section 9.04 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section 9.04 shall be payable promptly after demand therefor.
(e) Survival. Each party’s obligations under this Section 9.04 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
9.05 Right of Setoff. If an Event of Default shall have occurred and be continuing, upon the prior written approval of the Administrative Agent and the Bondholder Designee, each Lender, each

Holder and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, Holder or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or Holder or their respective Affiliates, irrespective of whether or not such Lender, Holder or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or Holder different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Holder and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Holder or their respective Affiliates may have.  Each Lender and Holder agrees to notify the Borrower, the Administrative Agent and the Bondholder Designee promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.06 Governing Law; Jurisdiction; Etc.     Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York (without regard to principles of conflict of laws).

(a) Jurisdiction.  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Bondholder Designee, the Collateral Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(b) Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.06.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

9.07 Waivers; Amendment.  No failure or delay of the Administrative Agent, the Bondholder Designee, the Collateral Agent or any Lender or Holder in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent, the Bondholder Designee and the Lenders and Holders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.07, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(a) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Bondholder Designee and the Administrative Agent; provided,  however, that, subject to the last sentence of this clause (b), no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest or Exit Payment on any Loan or Revolving Note (it being agreed that mandatory prepayments or redemptions pursuant to Section 2.10 may be postponed, delayed, reduced, waived or modified with the consent of the Bondholder Designee), or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or Revolving Note (it being agreed that waiver of the Default Rate shall require the consent of the Administrative Agent and the Bondholder Designee), without the prior written consent of each Lender or Holder directly affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) modify the protections afforded to an SPC pursuant to the provisions of Section 9.03(h) without the written consent of such SPC and (iv) amend any provision hereof requiring the Bondholder Designee or a specific number or percentage of Lenders to amend or consent to any action, in each case without the prior written consent of each Lender or the Bondholder Designee, as applicable; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Bondholder Designee or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Bondholder Designee, if applicable the Lenders, or the Collateral Agent, as applicable.  Notwithstanding anything in this Agreement (including this  clause (b)) to the contrary, the Lenders agree that the Bondholder Designee may agree, on behalf of all Lenders (other than VPC), to any waiver, amendment or modification to this Agreement and the other Loan Documents that modifies the Loan Document Obligations (other than the VPC Loan) in any manner (including, without limitation, the manner of satisfaction of such Loan Document Obligations) determined by the Bondholder Designee so long as such treatment is ratable as to all such Lenders (other than VPC).

(b) The Administrative Agent and the Borrower may amend any Loan Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender or the Bondholder Designee; provided,  however, that no such amendment shall become effective until the fifth Business Day after it has been delivered to the Bondholder Designee and the Lenders or otherwise posted for their attention on the Platform, and then only if the Bondholder Designee or, if applicable, the Lenders, have not objected in writing thereto within such five Business Day period.

(c) Notwithstanding anything herein to the contrary, each Lender hereunder hereby irrevocably appoints the Bondholder Designee and any successor as its true and lawful attorney-in-fact to take any action, exercise any right or remedy or provide any consent or waiver under the Loan Documents; provided, that VPC shall retain consent rights over any action that directly and adversely affects VPC expressly described in Section 9.07(b)(i) or that directly and adversely affects VPC with respect to (x) the waterfall treatment of the VPC Loan under Section 9.16 (including, for the avoidance of doubt, the penultimate sentence of clause (t) of Article VII hereof), (y) any provision or definition herein that provides for, contemplates or requires the payment of the VPC Loan and any other related Bank Obligations owing to VPC to be paid in cash and/or in full and (z) the provisions of Sections 2.09, 2.10 and 2.13 relating to the treatment, application and allocation of prepayments, or prepayments required to be made thereunder, in each case, in respect of the VPC Loan.   It is further agreed that no Lender may take any action, exercise any right or remedy or provide any consent or waiver under the Loan Documents without the prior written consent of the Bondholder Designee except as set forth with respect to VPC in clause (t) of Article VII herein.

9.08 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.08 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.09 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.

9.10 Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.11 Counterparts; Integration; Effectiveness; Electronic Execution.   Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(a) Electronic Execution of Assignments.  The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.12 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

9.13 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders and Holders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 9.13, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.13, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 9.13, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.14 USA PATRIOT Act   Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

9.15 Lender and Holder Action.  Each Lender and each Holder agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent and the Bondholder Designee.  The provisions of this Section 9.15 are for the sole benefit of the Lenders and Holders and shall not afford any right to, or constitute a defense available to, any Loan Party.

9.16 Application of Proceeds.  Upon receipt from the Collateral Agent of the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, following the exercise of remedies provided for in Article VII (or (i) after the Loans have automatically become due and payable as set forth in Article VII or (ii) upon the occurrence of each of the conditions set forth in clauses (x) through (z) of the penultimate sentence of clause (t) of Article VII hereof), the Administrative Agent shall apply such proceeds as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) and the Bondholder Designee in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement or any other Loan Document, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Bondholder Designee hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the VPC Loan and all related Bank Obligations owing to VPC solely to the extent required under the penultimate sentence of clause (t) of Article VII hereof; and

THIRD, to the payment in full of all other Bank Obligations (the amounts so applied to be distributed among the Bank Secured Parties pro rata in accordance with the amounts of the Bank Obligations owed to them on the date of any such distribution).

The Administrative Agent shall apply any such proceeds, moneys or balances in accordance with this Agreement promptly after receipt thereof.

9.17 Third-Party Beneficiaries.  Each of the Collateral Agent, the Bondholder Designee and the New Lender Noteholder Majority shall be a third-party beneficiary to this Agreement and shall have the right to enforce the relevant provisions hereof directly to the extent such third-party may deem such enforcement necessary or advisable to protect the its rights.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMMUNITY CHOICE FINANCIAL INC.

By:        /s/ Michael Durbin

Name:Michael Durbin
Title:Chief Financial Officer

[Signature Page to Revolving Credit Agreement]

GLAS TRUST COMPANY LLC, as Administrative Agent

By:        /s/ Adam Berman

Name: Adam Berman
Title: Vice President

[Signature Page to Revolving Credit Agreement]

COMMUNITY CHOICE FINANCIAL ISSUER, LLC, as a Lender

By:/s/ Michael Durbin

Name:Michael Durbin
Title:Treasurer

[Signature Page to Revolving Credit Agreement]

LENDERS:

VPC ONSHORE SPECIALTY FINANCE FUND II, L.P.

By: /s/ Scott R. Zemnick

Name: Scott R. Zemnick

Title:     Authorized Signatory

VPC OFFSHORE UNLEVERAGED PRIVATE DEBT FUND, L.P.

By: /s/ Scott R. Zemnick

Name: Scott R. Zemnick

Title:      Authorized Signatory

VPC INVESTOR FUND C, L.P.

By: /s/ Scott R. Zemnick

Name: Scott R. Zemnick

Title:      Authorized Signatory

VPC INVESTOR FUND G-1, L.P.

By: /s/ Scott R. Zemnick

Name: Scott R. Zemnick

Title:     Authorized Signatory

VPC SPECIALTY LENDING FUND (NE), LTD.

By: /s/ Scott R. Zemnick

Name: Scott R. Zemnick

Title:      Authorized Signatory

VPC SPECIALTY LENDING INVESTMENTS INTERMEDIATE, L.P.

By: /s/ Scott R. Zemnick

Name: Scott R. Zemnick

Title:    Authorized Signatory

[Signature Page to Revolving Credit Agreement]

Schedule 1.01(b)-Subsidiary Guarantors

Entity Name	Jurisdiction of Formation
BCCI Management Company	Ohio
Beneficial Lending Solutions of Utah LLC	Ohio
Buckeye Check Cashing of Arizona, Inc.	Ohio
Buckeye Check Cashing of California, LLC	Delaware
Buckeye Check Cashing of Florida, Inc.	Ohio
Buckeye Check Cashing of Kentucky, Inc.	Ohio
Buckeye Check Cashing of Michigan, Inc.	Delaware
Buckeye Check Cashing of Tennessee, LLC	Delaware
Buckeye Check Cashing of Texas, LLC	Delaware
Buckeye Check Cashing of Virginia, Inc.	Ohio
Buckeye Check Cashing, Inc.	Ohio
Buckeye Credit Solutions, LLC	Delaware
Buckeye Lending Solutions, LLC	Delaware
Buckeye Lending Solutions of Tennessee, LLC	Delaware
Buckeye Small Loans, LLC	Delaware
Buckeye Title Loans of California, LLC	Delaware
Buckeye Title Loans of Virginia, LLC	Delaware
California Check Cashing Stores, LLC	Delaware
Cash Central of Missouri, LLC	Missouri
Cash Central of Nebraska LLC	Ohio
Cash Central of Alabama, LLC	Alabama
Cash Central of California, LLC	California
Cash Central of Florida LLC	Ohio
Cash Central of Idaho, LLC	Idaho
Cash Central of Kansas, LLC	Kansas
Cash Central of Ohio, LLC	Ohio
Cash Central of South Carolina LLC	Delaware
Cash Central of South Dakota, LLC	South Dakota
Cash Central of Texas, LLC	Texas
Cash Central of Utah, LLC	Utah
Cash Central of Virginia LLC	Delaware
CCCIS, Inc.	California
CCCS Corporate Holdings, Inc.	Delaware
CCCS Holdings, LLC	Delaware
CCCS On-Line LLC	Ohio
CCF of Alaska LLC	Ohio
CCF of Delaware LLC	Ohio
CCF of Hawaii LLC	Ohio
CCF of Idaho LLC	Ohio
CCF of Illinois LLC	Ohio
CCF of Kansas LLC	Ohio
CCF of Louisiana LLC	Ohio
CCF of Maine LLC	Ohio
CCF of Minnesota LLC	Ohio
CCF of Mississippi LLC	Ohio
CCF of Missouri LLC	Ohio

Entity Name	Jurisdiction of Formation
CCF of Nevada LLC	Ohio
CCF of New Mexico LLC	Ohio
CCF of North Dakota LLC	Ohio
CCF of Oklahoma LLC	Ohio
CCF of South Carolina LLC	Ohio
CCF of Washington LLC	Ohio
CCF of Wisconsin LLC	Ohio
CCF of Wyoming LLC	Ohio
CCFI PM Acquisitions, LLC	Ohio
CCFI, LLC (formerly Checksmart Financial LLC)	Delaware
Checksmart Financial Company	Delaware
Checksmart Financial Holdings Corp.	Delaware
Checksmart Money Order Services, Inc.	Delaware
Direct Financial Solutions, LLC	Delaware
First Virginia Financial Services, LLC	Delaware
Hoosier Check Cashing of Ohio, Ltd.	Ohio
Insight Capital, LLC	Alabama
Lender's Account Services LLC	Delaware
QC Financial Services of California, Inc.	California
Reliant Software, Inc.	Utah

Schedule 2.01-Lenders and Commitments

REVOLVING LOANS

Lender	Commitment	Applicable Commitment Percentage
Community Choice Financial Issuer, LLC 6785 Bobcat Way, Suite 200 Dublin, Ohio 43016 Attention: Sherman K. Edmiston III Fax: (614) 760-4057 Phone: (888)-513-9395	$42,000,000.00	100%
TOTAL COMMITMENT	$42,000,000.00	100%

Schedule 3.08(a)-Subsidiaries

Entity Name	Jurisdiction of Formation	Record and Beneficial Owner	Interests Owned
BCCI Management Company	OH	Checksmart Financial Company	100%
Beneficial Lending Solutions of Utah LLC	OH	CCCS Holdings, LLC	100%
Buckeye Check Cashing, Inc.	OH	Checksmart Financial Company	100%
Buckeye Check Cashing of Arizona, Inc.	OH	Checksmart Financial Company	100%
Buckeye Check Cashing of California, LLC	DE	Checksmart Financial Company	100%
Buckeye Check Cashing of Florida, Inc.	OH	Checksmart Financial Company	100%
Buckeye Check Cashing of Kentucky, Inc.	OH	Checksmart Financial Company	100%
Buckeye Check Cashing of Michigan, Inc.	DE	Checksmart Financial Company	100%
Buckeye Check Cashing of Tennessee, LLC	DE	Checksmart Financial Company	100%
Buckeye Check Cashing of Texas, LLC	DE	Checksmart Financial Company	100%
Buckeye Check Cashing of Virginia, Inc.	OH	Checksmart Financial Company	100%
Buckeye Credit Solutions, LLC	DE	Checksmart Financial Company	100%
Buckeye Lending Solutions, LLC	DE	Checksmart Financial Company	100%
Buckeye Lending Solutions of Tennessee, LLC	DE	Checksmart Financial Company	100%
Buckeye Small Loans, LLC	DE	Checksmart Financial Company	100%
Buckeye Title Loans of California, LLC	DE	Checksmart Financial Company	100%
Buckeye Title Loans of Virginia, LLC	DE	Checksmart Financial Company	100%
California Check Cashing Stores, LLC	DE	CCCS Holdings, LLC	100%
Cash Central of Alabama, LLC	AL	Direct Financial Solutions, LLC	100%
Cash Central of California, LLC	CA	Direct Financial Solutions, LLC	100%
Cash Central of Florida LLC	OH	Direct Financial Solutions, LLC	100%
Cash Central of Idaho, LLC	ID	Direct Financial Solutions, LLC	100%
Cash Central of Kansas, LLC	KA	Direct Financial Solutions, LLC	100%
Cash Central of Missouri, LLC	MO	Direct Financial Solutions, LLC	100%
Cash Central of Ohio, LLC	OH	Direct Financial Solutions, LLC	100%
Cash Central of South Carolina LLC	DE	Direct Financial Solutions, LLC	100%
Cash Central of South Dakota, LLC	SD	Direct Financial Solutions, LLC	100%
Cash Central of Texas, LLC	TX	Direct Financial Solutions, LLC	100%
Cash Central of Utah, LLC	UT	Direct Financial Solutions, LLC	100%
Cash Central of Virginia LLC	DE	Direct Financial Solutions, LLC	100%
CCCIS, Inc.	CA	California Check Cashing Stores, LLC	100%
CCCS Corporate Holdings, Inc.	DE	Community Choice Financial Inc.	100%
CCCS Holdings, LLC	DE	CCCS Corporate Holdings, Inc.	100%
Checksmart Financial Company	DE	Checksmart Financial Holdings Corp.	100%
Checksmart Financial Holdings Corp.	DE	Community Choice Financial Inc.	100%
Checksmart Money Order Services, Inc.	DE	Checksmart Financial Company	100%
Direct Financial Solutions, LLC	DE	Community Choice Financial Inc.	100%
First Virginia Financial Services, LLC	DE	Checksmart Financial Company	100%
Hoosier Check Cashing of Ohio, Ltd.	OH	Checksmart Financial Company	100%
Insight Capital, LLC	AL	Checksmart Financial Company	100%
Lender’s Account Services LLC	DE	Direct Financial Solutions, LLC	100%
QC Financial Services of California, Inc.	CA	Checksmart Financial Company	100%
Reliant Software, Inc.	UT	Community Choice Financial, Inc.	100%
CCCS On-Line LLC	OH	CCCS Holdings, LLC	100%
CCF of Alaska LLC	OH	CCCS On-Line LLC	100%
CCF of Delaware LLC	OH	CCCS On-Line LLC	100%
CCF of Hawaii LLC	OH	CCCS On-Line LLC	100%
CCF of Idaho LLC	OH	CCCS On-Line LLC	100%

Entity Name	Jurisdiction of Formation	Record and Beneficial Owner	Interests Owned
CCF of Illinois LLC	OH	CCCS On-Line LLC	100%
CCF of Kansas LLC	OH	CCCS On-Line LLC	100%
CCF of Louisiana LLC	OH	CCCS On-Line LLC	100%
CCF of Maine LLC	OH	CCCS On-Line LLC	100%
CCF of Minnesota LLC	OH	CCCS On-Line LLC	100%
CCF of Mississippi LLC	OH	CCCS On-Line LLC	100%
CCF of Missouri LLC	OH	CCCS On-Line LLC	100%
CCF of Nevada LLC	OH	CCCS On-Line LLC	100%
CCF of New Mexico LLC	OH	CCCS On-Line LLC	100%
CCF of North Dakota LLC	OH	CCCS On-Line LLC	100%
CCF of Oklahoma LLC	OH	CCCS On-Line LLC	100%
CCF of South Carolina LLC	OH	CCCS On-Line LLC	100%
CCF of Washington LLC	OH	CCCS On-Line LLC	100%
CCF of Wisconsin LLC	OH	CCCS On-Line LLC	100%
CCF of Wyoming LLC	OH	CCCS On-Line LLC	100%
CCFI, LLC (formerly Checksmart Financial LLC)	DE	Checksmart Financial Company
CCFI Funding, LLC	OH	CCCS Holdings, LLC	100%
CCFI Funding II, LLC	OH	CCCS Holdings, LLC	100%
CCFI PM Acquisitions, LLC	OH	CCCS Holdings, LLC	100%
Cash Central of Nebraska LLC	OH	Direct Financial Solutions, LLC	100%
Community Choice Financial Holdings, LLC	DE	Community Choice Financial, Inc.	100%
Community Choice Financial Issuer, LLC	DE	Community Choice Financial Holdings, LLC	100%

Schedule 3.08(b)-Unrestricted Subsidiaries

Entity Name	Jurisdiction of Formation	Record and Beneficial Owner	Interests Owned
CCFI Funding, LLC	OH	CCCS Holdings, LLC	100%
CCFI Funding II, LLC	OH	CCCS Holdings, LLC	100%
Community Choice Financial Holdings, LLC	DE	Community Choice Financial Inc.	100%
Community Choice Financial Issuer, LLC	DE	Community Choice Financial Holdings, LLC	100%

Schedule 3.09-Litigation

None.

Schedule 3.17-Environmental Matters

None.

Schedule 3.18-Insurance

1.	Primary D&O Fiduciary Liability Policy #EFI070119500, issued by Euclid Financial (Lloyd’s).
2.	Excess D & O Liability Policy #NHS66848700, issued by RSUI.
3.	Excess D & O Liability Policy #001021205, issued by Ironshore Indemnity Inc.
4.	Excess D & O Liability Policy #ELU145345-16, issued by XL Specialty Insurance Company.
5.	Employed Lawyers Professional Liability Policy #8223-7545, issued by Federal Insurance Company (CHUBB).
6.	Special Crime Policy #SCI273610984, issued by Great American Insurance Group.
7.	Breach/Response/Cyber/Privacy Liability Policy #W13C85160401, issued by Beazley (Llyod’s).
8.	Commercial General Liability and Property Policy # (16) 3596-05-09, issued by Great Northern Insurance Company (CHUBB).
9.	Commercial Automobile Policy, issued by Great Northern Insurance Company (CHUBB).
10.	Commercial Property - Excess Earthquake & Flood Policy # BE 028252119, issued by Ohio Casualty Insurance Company.
11.	Workers’ Compensation Policy, issued by Federal Insurance Company (CHUBB)
12.	Commercial Umbrella Policy # ECO(17)56345248, issued by Commerce and Industry Insurance Company.

Schedule 3.19(a)-UCC Filing Offices

Entity Name	Filing Office
Cash Central of Alabama, LLC	Alabama SOS
Insight Capital, LLC	Alabama SOS
Cash Central of California, LLC	California SOS
CCCIS, Inc.	California SOS
QC Financial Services of California, Inc.	California SOS
Buckeye Check Cashing of California, LLC	Delaware SOS
Buckeye Check Cashing of Michigan, Inc.	Delaware SOS
Buckeye Check Cashing of Tennessee, LLC	Delaware SOS
Buckeye Check Cashing of Texas, LLC	Delaware SOS
Buckeye Credit Solutions, LLC	Delaware SOS
Buckeye Lending Solutions of Tennessee, LLC	Delaware SOS
Buckeye Lending Solutions, LLC	Delaware SOS
Buckeye Small Loans, LLC	Delaware SOS
Buckeye Title Loans of California, LLC	Delaware SOS
Buckeye Title Loans of Virginia, LLC	Delaware SOS
California Check Cashing Stores, LLC	Delaware SOS
Cash Central of South Carolina LLC	Delaware SOS
Cash Central of Virginia LLC	Delaware SOS
CCCS Corporate Holdings, Inc.	Delaware SOS
CCCS Holdings, LLC	Delaware SOS
CCFI, LLC (formerly Checksmart Financial LLC)	Delaware SOS
Checksmart Financial Company	Delaware SOS
Checksmart Financial Holdings Corp.	Delaware SOS
Checksmart Money Order Services, Inc.	Delaware SOS
Direct Financial Solutions, LLC	Delaware SOS
First Virginia Financial Services, LLC	Delaware SOS
Lender's Account Services LLC	Delaware SOS
Cash Central of Idaho, LLC	Idaho SOS
Cash Central of Kansas, LLC	Kansas SOS
Cash Central of Missouri, LLC	Missouri SOS
BCCI Management Company	Ohio SOS
Beneficial Lending Solutions of Utah LLC	Ohio SOS
Buckeye Check Cashing of Arizona, Inc.	Ohio SOS
Buckeye Check Cashing of Florida, Inc.	Ohio SOS
Buckeye Check Cashing of Kentucky, Inc.	Ohio SOS
Buckeye Check Cashing of Virginia, Inc.	Ohio SOS
Buckeye Check Cashing, Inc.	Ohio SOS
Cash Central of Nebraska LLC	Ohio SOS
Cash Central of Florida LLC	Ohio SOS
Cash Central of Ohio, LLC	Ohio SOS
CCCS On-Line LLC	Ohio SOS
CCF of Alaska LLC	Ohio SOS
CCF of Delaware LLC	Ohio SOS
CCF of Hawaii LLC	Ohio SOS
CCF of Idaho LLC	Ohio SOS
CCF of Illinois LLC	Ohio SOS

Entity Name	Filing Office
CCF of Kansas LLC	Ohio SOS
CCF of Louisiana LLC	Ohio SOS
CCF of Maine LLC	Ohio SOS
CCF of Minnesota LLC	Ohio SOS
CCF of Mississippi LLC	Ohio SOS
CCF of Missouri LLC	Ohio SOS
CCF of Nevada LLC	Ohio SOS
CCF of New Mexico LLC	Ohio SOS
CCF of North Dakota LLC	Ohio SOS
CCF of Oklahoma LLC	Ohio SOS
CCF of South Carolina LLC	Ohio SOS
CCF of Washington LLC	Ohio SOS
CCF of Wisconsin LLC	Ohio SOS
CCF of Wyoming LLC	Ohio SOS
CCFI PM Acquisitions, LLC	Ohio SOS
Community Choice Financial Inc.	Ohio SOS
Hoosier Check Cashing of Ohio, Ltd.	Ohio SOS
Cash Central of South Dakota, LLC	South Dakota SOS
Cash Central of Texas, LLC	Texas SOS
Cash Central of Utah, LLC	Utah Division of Corporations and Commercial Code
Reliant Software, Inc.	Utah Division of Corporations and Commercial Code

Schedule 3.20(a)-Owned Real Property

None.

Schedule 3.20(b)-Leased Real Property

Store#	Address	City	State
001	91 S Hamilton Road	Columbus	OH
002	2496 Morse Road	Columbus	OH
003	7095 E. Broad St.	Columbus	OH
004	140 S Sandusky St	Delaware	OH
005	1015 N. High Street	Columbus	OH
006	170 N. Wilson Road	Columbus	OH
007	1255 Parsons Avenue	Columbus	OH
008	2000 S. Limestone Street	Springfield	OH
009	1624 E. Dublin Granville Road	Columbus	OH
010	1947 S. Alex Road	W. Carrollton	OH
011	4212 Linden Avenue	Dayton	OH
012	5521 Salem Avenue	Dayton	OH
013	7687 Old Troy Pike	Huber Heights	OH
014	2013 Zettler Center Drive	Columbus	OH
015	1301 E Main St	Lancaster	OH
016	5462 West Pointe Plaza	Columbus	OH
017	3487 Dixie Highway	Franklin	OH
018	7113 E. Main Street	Reynoldsburg	OH
019	5450 Northbend Drive	Cincinnati	OH
020	801 Hebron Road	Heath	OH
021	6261 E. Main Street	Columbus	OH
022	6582 Glenway Avenue	Cincinnati	OH
023	6600-I Dixie Highway	Fairfield	OH
024	1069 Linden Avenue	Zanesville	OH
025	10701 Harrison Avenue	Harrison	OH
026	1571 W. Galbraith Road	Cincinnati	OH
027	7685 Montgomery Road	Cincinnati	OH
028	932 C St. Rt. 28	Milford	OH
029	1075 N 21st Street	Newark	OH
030	842 Delaware Avenue	Marysville	OH
031	3421 Dixie Highway	Erlanger	KY
032	8459-D US 42	Florence	KY
033	722 N. Memorial Drive	Lancaster	OH
034	658 Main Street	Cincinnati	OH
036	2830 Vine Street	Cincinnati	OH
037	1801 Monmouth Street	Newport	KY
038	7370 Sawmill Road #19	Columbus	OH
039	2835 N Military Trail	West Palm Beach	FL
040	397 W. Main Street	Xenia	OH
043	795 Northlake Blvd	North Palm Beach	FL
044	1916 Gulf to Bay Blvd	Clearwater	FL

Store#	Address	City	State
046	637 Ohio Pike	Cincinnati	OH
047	1713 Madison Avenue	Covington	KY
049	6600 US Highway 19	Pinellas Park	FL
050	13375 Snow Road	Brookpark	OH
051	15726 Broadway	Maple Heights	OH
052	14930 Puritas Avenue	Cleveland	OH
053	9234 Colerain Avenue	Cincinnati	OH
054	34302 Euclid Avenue	Willoughby	OH
055	2196 Brookpark Road	Cleveland	OH
056	2753 E Broadway Road	Mesa	AZ
057	3449 W. Northern Ave.	Phoenix	AZ
059	4840 N 83rd Ave	Phoenix	AZ
061	1219 Mentor Avenue	Painesville	OH
063	6771 E Main St	Mesa	AZ
064	7396 State Road	Parma	OH
065	1930 W Indian School Rd	Phoenix	AZ
068	2307 N Federal Highway	Pompano Beach	FL
069	1142 S Federal Highway	Ft Lauderdale	FL
070	2959 NW 79th St	Miami	FL
071	131 E Southern Ave	Tempe	AZ
072	1508 W 117th St	Lakewood	OH
073	696 Howe Ave	Cuyahoga Falls	OH
074	59 Broadway	DryRidge	KY
075	5582 Hall Rd	Galloway	OH
077	5801 Telegraph Road	Toledo	OH
078	1221 S Reynolds Rd	Toledo	OH
083	8290 Sancus Blvd	Westerville	OH
084	2841 W Thunderbird	Phoenix	AZ
085	2424 Maple Ave	Zanesville	OH
087	25780 Miles Rd	Bedford Heights	OH
088	1302 Sunset Dr. Suite B2	Grendada	MS
089	7015 A Staples Mill Rd.	Richmond	VA
091	159 E. Belt Blvd	Richmond	VA
092	3137 Western Branch Blvd	Chesapeake	VA
093	2007 Victory Blvd	Portsmouth	VA
096	4846 N. 16th St.	Phoenix	AZ
101	3510 W. Bell Rd. Suite 8	Glendale	AZ
102	7501 W. Indian School Rd.	Phoenix	AZ
103	4301 W. Indian School Rd.	Phoenix	AZ
108	3301 W. Mercury Blvd	Hampton	VA
109	1501 E. Little Creek Rd.	Norfolk	VA
110	5066 Turney Rd.	Garfield Heights	OH
111	5885 Mayfield Rd.	Mayfield Heights	OH

Store#	Address	City	State
113	2824 S. Hamilton Rd.	Columbus	OH
116	4411A Indian River Rd.	Chesapeake	VA
117	3834 Montgomery Rd.	Norwood	OH
118	11435 Princeton Pike	Springdale	OH
119	3441 Warsaw Ave	Cincinnati	OH
120	4626 Northfield Rd.	North Randall	OH
121	18235 Euclid Ave	Cleveland	OH
122	4263 Fulton Rd.	Cleveland	OH
123	22318A Lakeshore Ave.	Euclid	OH
124	1526 Venon-Odom Blvd.	Akron	OH
125	5399 Warrensville Center Rd.	Maple Heights	OH
127	800 Stahlheber Rd.	Hamilton	OH
128	706 Airline Blvd	Portsmouth	VA
129	1761 State Route 125	Ameila	OH
130	4550 Monroe St.	Toledo	OH
131	2201 N. 83rd Ave.	Phoenix	AZ
132	2020 State Rd.	Cuyahoga Falls	OH
133	6895 W. 130th	Parma Heights	OH
134	4503 W. Broad St.	Richmond	VA
135	7454 Mentor Ave.	Mentor	OH
136	5650 Virginia Beach Blvd	Virginia Beach	VA
137	5402 Glendale Ave.	Glendale	AZ
138	135 East Ray Rd.	Chandler	AZ
139PD	1914 Highway 45 North	Columbus	MS
139TL	1910 Highway 45 North	Columbus	MS
140	727 W. Ajo Way	Tucson	AZ
141	1655 W. Valencia Rd. Suite 121	Tucson	AZ
142	2001 Pembroke Ave.	Hampton	VA
143	2404 Virginia Beach Blvd. Suite 103	Virginia Beach	VA
145	1287 S. Arlington St.	Akron	OH
146	540 E. Thomas Rd.	Phoenix	AZ
147	9495 E. Golf Links Rd. Suite 111	Tucson	AZ
148	2250 W. Main Street Suite C-2	Tupelo	MS
149	46050 W. Michigan Ave.	Canton Township	MI
152	1151 W. University Dr.	Mesa	AZ
154	2930 W. Alex Bell Rd.	West Carrollton	OH
156	19095 Eureka Rd.	Southgate	MI
157	7840 Telegraph Rd.	Taylor	MI
158	3719 E. Busch Blvd.	Tampa	FL
159	6833 Broadway Ave.	Cleveland	OH
160	10990 Hamilton Ave.	Cincinnati	OH
162	3175 North 1st Ave.	Tucson	AZ
163	1990 Highland Pike Suite 100	Fort Wright	KY

Store#	Address	City	State
165	8310 W. Thomas St.	Phoenix	AZ
167	6690 W. Cactus Rd. #103	Glendale	AZ
169	5502 E. Pima St. # 100	Tucson	AZ
171	1207 Benns Church Blvd. Suite 2	Smithfield	VA
172	2591 Tidewater Dr.	Norfolk	VA
173	2576 Brice Rd.	Reynoldsburg	OH
174	3660 E. Main St.	Whitehall	OH
175	4354 E. Baseline Rd.	Mesa	AZ
176	3329 E. Bell Rd. # 12	Phoenix	AZ
179	5700 Youngstown-Warren Rd.	Niles	OH
180	1214 Baseline Rd.	Mesa	AZ
181	21 S. Signal Butte Rd. Suite 101	Mesa	AZ
185	4579 Great Northern Blvd.	North Olmsted	OH
188	5005 Preston Highway	Louisville	KY
190	3544 East Broadway Rd.	Mesa	AZ
191	1206 East Broadway Rd.	Mesa	AZ
192	7710 W. Lower Buckeye Rd. # 100	Phoenix	AZ
193	926 Wooster Rd.	Barberton	OH
194	2020 Lincoln Way East Suite J	Massillon	OH
195	4628 Dixie Highway	Louisville	KY
196	4064 Wilmington Pike	Kettering	OH
197	6170 S. 51st Ave. Suite 111	Phoenix	AZ
198	5504 E. 22nd St. #100	Tucson	AZ
199	1429 North Ridge Rd.	Lorain	OH
200	322 Highway 80 East, Suite C	Clinton	MS
201	1331 Portage Avenue	South Bend	IN
202	1711 S. Michigan Street	South Bend	IN
203	813 W. McKinley Avenue	Mishawaka	IN
204	1528 Nappanee Street	Elkhart	IN
205	1607 Elkhart Road	Goshen	IN
206	2839 E State Blvd	Fort Wayne	IN
207	1010 W. Coliseum Blvd	Fort Wayne	IN
208	4525 Lafayette Rd. Suite D	Indianapolis	IN
211	3429 S East Street	Indianapolis	IN
212	1058 N. Shadeland	Indianapolis	IN
213	9501 E Washington St	Indianapolis	IN
214	204 E. Rudissil Blvd.	Ft Wayne	IN
215	6621 E. 82nd St.	Indianapolis	IN
216	4044 N. Keystone Ave.	Indianapolis	IN
217	5960 Crawfordsville Rd.	Indianapolis	IN
218	5550 W. 86th St. Suite 103	Indianapolis	IN
219	8601 Pendleton Pike	Indianapolis	IN
220	6211 Allisonville Rd.	Indianapolis	IN

Store#	Address	City	State
221	905 W. County Line Rd.	Greenwood	IN
222	907 Eastern Blvd.	Clarksville	IN
223	2235 East Main St. Ste A	Plainfield	IN
224	4310 Portage St. NW	N. Canton	OH
225	6150 Gender Rd.	Canal Winchester	OH
227	1201 N. Main St.	Suffolk	VA
228	4408 West Tuscawaras Street	Canton	OH
229	3802 S. 6th Ave.	Tucson	AZ
230	6815 N. 19th Ave. Suite 155	Phoenix	AZ
231	10410 N. 35th Ave. Suite 118 & 120	Phoenix	AZ
232	3219 E. Thomas Rd.	Phoenix	AZ
233	10019 Dixie Highway	Louisville	KY
234	2129 Needmore Rd.	Dayton	OH
238	26150 Eureka	Taylor	MI
239	29235 Six Mile Rd.	Livonia	MI
242	33320 Plymouth Rd.	Livonia	MI
243	8230 Preston Highway	Louisville	KY
246	663 Gypsy Lane	Youngstown	OH
247	5921 Terry Rd.	Louisville	KY
251	134 McMahan Blvd.	Marion	OH
254	2600 E. Main St.	Springfield	OH
255	3426 Taylor Blvd.	Louisville	KY
256	3040 Dixie Highway	Hamilton	OH
257	1300 Contra Costa Blvd. #28	Pleasant Hill	CA
258	3692 Delta Fair Blvd.	Antioch	CA
259	1626 N. Texas St.	Fairfield	CA
260	699 Lewelling Blvd. Suite 112	San Leandro	CA
261	650 Central Ave. Suite D	Alameda	CA
262	34179 Fremont Blvd.	Fremont	CA
263	2550 Springs Rd.	Vallejo	CA
265	4550 Mack Rd.	Sacramento	CA
266	3501 Watt Ave.	Sacramento	CA
267	1600 W. El Camino Ave.	Sacramento	CA
269	1101 W. San Carlos St.	San Jose	CA
270	5363 Auburn Blvd.	Sacramento	CA
273	4816 Milan Rd.	Sandusky	OH
274	112 Boardman-Poland Rd.	Boardman	OH
275	5627 Outer Loop	Louisville	KY
276	8398 Reading Rd.	Cincinnati	OH
282	297 El Camino Real	San Bruno	CA
283	255 A. Street	Hayward	CA
284	203 San Pablo Town Center	San Pablo	CA
285	1160 Arnold Dr.	Martinez	CA

Store#	Address	City	State
287	801 Lexington Springmill Rd.	Mansfield	OH
294	1216 Tiffin Ave.	Findlay	OH
295	6047 A Madison Ave.	Carmichael	CA
301	1308 West Claiborne Avenue	Greenwood	MS
305	9500 NW 27th Ave.	Miami	FL
310	795-B West 49th St.	Hialeah	FL
313	901 Lakeland Place, Suite 4	Flowood	MS
321	13825 SW 88th St.	Miami	FL
322	899 NW 37th Ave.	Miami	FL
327	2310 Iowa Blvd. Suite 6	Vicksburg	MS
327PD	2310 Iowa Blvd. Suite 5	Vicksburg	MS
328	1602 Hwy 1 South Suite B	Greenville	MS
329PD	28063 Highway 28, Suite A	Hazelhurst	MS
329TL	28063 Highway 28, Suite A	Hazelhurst	MS
330	801 Union Blvd.	Englewood	OH
334	3219 Crater Rd. Suite C	Petersburg	VA
336	5900 E. Virginia Beach Blvd. Ste 256	Norfolk	VA
337	9121 Staple Mills Rd.	Richmond	VA
338	36656 Gratiot	Clinton Township	MI
339	27127 Van Dyke	Warren	MI
340	136 N. Telegraph	Dearborn Heights	MI
341	26151 Gratiot Ave.	Roseville	MI
342	614 East Michigan Ave.	Ypsilanti	MI
343	6005 Highland Rd. Suite B	Waterford	MI
344	980 Orchard Lake Rd.	Pontiac	MI
345	19890 Kelly Rd.	Harper Woods	MI
347	2145 Bessemer Road	Birmingham	AL
348	9420 Parkway East	Birmingham	AL
349	922 2nd Ave East	Oneonta	AL
350	1678 Montgomery Hwy. Suite 105	Birmingham	AL
351	309 2nd Ave NW	Cullman	AL
352	3032 Tyler Dr.	Northport	AL
353	2925 McFarland Blvd. E	Tuscaloosa	AL
354	210 B Midfield Street	Birmingham	AL
355	2168 Green Springs Hwy	Birmingham	AL
356	4673 Hwy. 280 East — Suite C	Birmingham	AL
357	1552 Montclair Road	Birmingham	AL
358	1102 Ann Street	Montgomery	AL
359	1001 Bankhead Hwy.	Birmingham	AL
360	20 W Fairview Ave	Montgomery	AL
361	3555 Vanderbilt Road	Birmingham	AL
362	6400 First Avenue N	Birmingham	AL
363	480 Cahaba Valley Road	Pelham	AL

Store#	Address	City	State
364	728 S. 23rd Street	Birmingham	AL
365	1606 Forestdale Blvd	Forestdale	AL
366	9324 Parkway East	Birmingham	AL
367	3101 Atlanta Highway	Montgomery	AL
368	2449 East South Blvd	Montgomery	AL
379	230 N. Lowry	Smyrna	TN
381	28691 US Highway 98 Suite D	Daphne	AL
383	7740 Airport Blvd.	Mobile	AL
384	127 S. 16th Avenue	Laurel	MS
386	2326 Nolensville Pike	Nashville	TN
387	1641 N. Memorial Blvd.	Murfreesboro	TN
391	325 SE Port St. Lucie Blvd.	Port St Lucie	FL
395	2810 SE Federal Hwy	Stuart	FL
400	2640 S. Military Trail	West Palm Beach	FL
420	18545 S. Dixie Hwy	Cutler Bay	FL
469	1902 Charlotte Ave.	Nashville	TN
471	801 E. Palmdale Blve.	Palmdale	CA
473	2701 Patton Rd. SW Ste C	Huntsville	AL
474	1624 Crestwood Blvd.	Irondale	AL
476	3600 Highway 78 E Suite 200	Jasper	AL
481	420 15th St.	Tuscaloosa	AL
482	500 W. Meighan Blvd.	Gadsden	AL
483	215 Forest Rd.	Hueytown	AL
484	1233 N. Main St. Suite 6 &7	San Luis	AZ
485	1300 S 4th Ave.	Yuma	AZ
487	55 S. Highway 92 Suite 13	Sierra Vista	AZ
488	3930 W. Ina Rd. Suite 312	Tucson	AZ
489	1805 W. Thatcher Blvd.	Safford	AZ
490	611 Blossom Hill Rd.	San Jose	CA
491	794 Jackson St.	Hayward	CA
492	195 Welburn Ave.	Gilroy	CA
495	2110 N. Blackston Ave. Suite 101	Fresno	CA
496	4793 E. Olive Ave.	Fresno	CA
497	370 W. Shaw Ave.	Fresno	CA
500	881 E. Foothill Blvd. Suite A	Rialto	CA
502	14408A Hawthorne Blvd.	Lawndale	CA
503	795 W. Highland Ave.	San Bernadino	CA
504	17413 S. Bellflower Blvd.	Bellflower	CA
505	18768 US Highway 18 Suite 200	Apple Valley	CA
506	324 W. Lacey Blvd.	Hanford	CA
508	621 E. Main St.	Barstow	CA
510	16200 Bear Valley Rd. Suite 104	Victorville	CA
511	598 W. Holt Ave. Suite A	Pomona	CA

Store#	Address	City	State
512	8171 Sierra Ave. Suite B	Fontana	CA
513	5323 S. Western Ave. Suite B	Los Angeles	CA
514	7020 University Ave.	La Mesa	CA
515	50223 Harrison St. Suite 101	Coachella	CA
516	1615 Redlands Blvd.	Redlands	CA
520	401 S El Camino Real Suite A1	San Clemente	CA
521	16873 Lakeshore Dr.	Lake Elsinor	CA
522	23962 Alessandro Blvd. Suite K	Moreno Valley	CA
523	919 W. Florida	Hemet	CA
524	67460 E. Palm Canyon	Cathedral City	CA
527	110 Main St.	Brawley	CA
528	1939 W. Ramsey	Banning	CA
529	109 S. State St. Suite A	San Jacinto	CA
530	2005 University Ave.	Riverside	CA
531	6066 Camino Real	Riverside	CA
532	615 Cecil Ave.	Delano	CA
534	1340 W. Olive Ave. Suite 102	Merced	CA
535	444 NW 3rd Ave.	Visalia	CA
536	18520 E. Soledad Canyon Rd. Suite B	Canyon Country	CA
537	2270 E. Palmdale Blvd. Suite H	Palmdale	CA
538	1102 W. Avenue K	Lancaster	CA
541	1177 Broadway Ave. Suite 3	Chula Vista	CA
542	1510 E. Yosemite Ave. Suite 103	Madera	CA
544	3300 White Ln	Bakersfield	CA
547	2417 Alvin Ave	San Jose	CA
548	4156 Monterey Rd. Suite 30	San Jose	CA
549	680 N. Fair Oaks Ave	Sunnyvale	CA
550	376 W Tennyson Rd	Hayward	CA
551	3769 Lafayette Rd	Santa Clara	CA
552	9 Kearny St.	San Francisco	CA
553	2151 Story Rd	San Jose	CA
554	45 S Sanborn Rd., Ste E	Salinas	CA
555	39958 Cedar Blvd	Newark	CA
556	1075 S. White Road, Suite 90	San Jose	CA
558	516 Academy Ave	Sanger	CA
559	3077 w Shaw Ave, Ste #2	Fresno	CA
560	707 Shaw Ave	Clovis	CA
561	375 Saratoga Ave. Ste N	San Jose	CA
562	14706 Camden Ave	San Jose	CA
563	3826 7 Trees Blvd, Ste 100	San Jose	CA
564	610 S Norfolk St	San Mateo	CA
565	2471 Berryessa Rd, Ste 5	San Jose	CA
566	330 E Bullard Ave	Fresno	CA

Store#	Address	City	State
567	30 S. Abbott Ave	Milpitas	CA
568	3089 E Shields Ave	Fresno	CA
569	4116 N. West Ave, Ste 104	Fresno	CA
570	1805 S. Mooney Blvd.	Visalia	CA
573	3421 High St.	Oakland	CA
574	1098-B Market St	San Francisco	CA
575	2531 Mission St	San Francisco	CA
576	4300 International Blvd	Oakland	CA
577	10950 International Blvd #F	Oakland	CA
578	1304 S Winchester Blvd., Ste 102	San Jose	CA
579	2325 El Camino Real	Santa Clara	CA
580	1720 W San Carlos St	San Jose	CA
581	1402 El Camino Real	Redwood City	CA
582	1760 Fremont Blvd, Ste H-2	Seaside	CA
583	37217 Fremont Blvd Ste D	Fremont	CA
587	1152 E. Julian St	San Jose	CA
588	4809 E. Kings Canyon Rd, Ste 102	Fresno	CA
589	460 E. Shaw Ave	Fresno	CA
590	1060 E. Pacheco Blvd, Ste A	Los Banos	CA
591	153 Southwest Blvd.	Rohnert Park	CA
592	1552 Santa Rosa Ave	Santa Rosa	CA
593	1017 Steele Lane	Santa Rosa	CA
594	516 Main Street	Watsonsville	CA
595	240 Tennessee Street	Vallejo	CA
596	6154 Florin Road	Sacramento	CA
597	34383 Alvarado-Niles Road	Union City	CA
598	5782 Broadway	Sacramento	CA
599	7301 Village Parkway	Dublin	CA
602	401 E Bidwell, Unit A	Folsom	CA
603	8451 Elk Grove Blvd, ste 9	Elk Grove	CA
604	1000 “c” Street, Suite 65	Galt	CA
605	11960 St Hwy 88, Ste 3010	Jackson	CA
607	3105 Castro Valley blvd	Castro Valley	CA
608	1521 Monument Blvd	Concord	CA
609	10394 San Pablo Ave	El Cerrito	CA
610	20500 Hesperian Blvd	Hayward	CA
611	1310-E El Camino Real	San Bruno	CA
612	1602 Wesbster St	Alameda	CA
613	1855-B Willow Pass Rd	Concord	CA
614	172 Atlantic Ave	Pittsburg	CA
615	586 Center Ave	Martinez	CA
616	520 Bailey Rd	Pittsburg	CA
617	5101 Telegraph Ave	Oakland	CA

Store#	Address	City	State
618	15251-A East 14th St	San Leandro	CA
619	2954 Delta Fair Blvd	Antioch	CA
620	14375 San Pablo Ave	San Pablo	CA
621	5129 Mission St	San Francisco	CA
623	3404 W. Florence Ave.	Los Angeles	CA
626	730 Pacific Ave	Long Beach	CA
627	220 W Anaheim St, Unit B	Wilmington	CA
629	6405 Van Nuys Blvd	Van Nuys	CA
631	6048 Atlantic Blvd, Unit 110	Maywood	CA
632	1100 Washington Blvd, Unit E	Montebello	CA
633	1075 N Western Ave #118	Los Angeles	CA
635	12801 S. Crenshaw Blvd	Hawthorne	CA
636	7144 Reseda Blvd	Reseda	CA
637	6801 Lankershim Blvd, Ste 107	N. Hollywood	CA
638	803 E Palmdale Blvd	Palmdale	CA
639	412 W Avenue J, Suite A	Lancaster	CA
640	11980 Foothill Blvd	Sylmar	CA
643	3127 N. San Fernando Road	Los Angeles	CA
645	8505 Rosecrans Ave, Unit 1	Paramount	CA
646	6231 Pacific Ave	Stockton	CA
647	678 No Wilson Way Ste #39	Stockton	CA
648	1012 West Hammer Ln	Stockton	CA
649	1222 Colusa Ave Ste A	Yuba City	CA
650	2638 Waterloo Rd	Stockton	CA
651	358 North Main St	Manteca	CA
652	5949 Watt Ave	North Highlands	CA
653	8500 Auburn Blvd Ste C	Citrus Heights	CA
654	2433 Northgate Blvd.	Sacramento	CA
655	1330 W Yosemite Ave	Manteca	CA
656	701 W 11th St	Tracy	CA
657	3309 N Tracy Blvd.	Tracy	CA
658	7800 Sunrise Blvd. Ste #2	Citrus Heights	CA
659	384 Placerville Dr. Ste E	Placerville	CA
660	1985 Oro Dam Blvd	Oroville	CA
661	1300 W Texas St	Fairfield	CA
662	135 Peabody Rd	Vacaville	CA
663	1456 Mangrove Ave	Chico	CA
664	4630 Watt Ave.	North Highlands	CA
665	353 W Charter Wy Ste A	Stockton	CA
666	550-A S Cherokee Ln	Lodi	CA
667	2815 Florin Rd	Sacramento	CA
668	2808 B Zinfandel Drive	Rancho Cordova	CA
669	3920 Fruitridge Rd Ste B	Sacramento	CA

Store#	Address	City	State
670	2800 Broadway, Ste 3	Sacramento	CA
671	800 El Camino Ave	Sacramento	CA
672	1290 Fulton Ave	Sacramento	CA
673	1205 E Hammer Lane	Stockton	CA
674	2399 Fruitridge Rd	Sacramento	CA
675	820 Sunrise Ave	Roseville	CA
677	2126 El Camino Ave	Sacramento	CA
678	6178 Auburn Blvd.	Citrus Heights	CA
680	1800 Prescott Rd Ste 1A	Modesto	CA
681	115 Main St	Woodland	CA
682	847 E. Stanley Blvd	Livermore	CA
683	6385 Riverside Blvd	Sacramento	CA
684	9205 Folsom Blvd #A	Sacramento	CA
686	1235 NW 185th Ave	Aloha	OR
687	3256 Lancaster Dr. NE	Salem	OR
688	417 McHenry Ave.	Modesto	CA
689	1865 Lincoln Blvd. # 3	Santa Monica	CA
690	1106 US Highway 31 North	Hartselle	AL
691	1402 Beltline Rd. SW	Decatur	AL
692	5741 Hwy 153	Hixson	TN
693	7401 E. Brainer Rd.	Chattanooga	TN
694	696 J. Clyde Morris	Newport News	VA
695	4994 B Mercury	Newport News	VA
696	3440 McHenry Ave.	Modesto	CA
697	3106 N. Broadway	Knoxville	TN
698	7000 Kingston Pike	Knoxville	TN
699	3800 Alexandria Pike	Cold Spring	KY
700	1217 South Frontage Road. Suite A-1	Meridian	MS
752PD	6111 US Hwy 98 Suite 50	Hattiesburg	MS
752TL	6111 US Hwy 98 Suite 60	Hattiesburg	MS
753	100 Eastbrook Drive, Suite 170	Petal	MS
796	3586 Sangani Blvd. Suite C	D’lberville	MS
797PD	482 Highway 90, Suite A	Waveland	MS
797TL	482 Highway 90, Suite B	Waveland	MS
798	1045 E. Frontage Road, Suite A-1	Wiggins	MS
799	1503 Denny Ave Suite A	Pascagoula	MS
821	14350F Warwick Blvd.	Newport News	VA
822	2008 Quintard Ave.	Anniston	AL
824	350 White Bridge Pike	Nashville	TN
825	11002 Magnolia Blvd Suite A&B	North Hollywood	CA
826	2843 B Lebanon Park	Nashville	TN
827	687 Lynnhaven Pkwy Suite 120	Virginia Beach	VA
828	4820 University Dr. Unit 1	Huntsville	AL

Store#	Address	City	State
831	617 Signal Mt. Rd.	Chattanooga	TN
832	5400 Clinton Highway Suite 101	Knoxville	TN
833	2007 University Dr. NW	Huntsville	AL
834	11713 Memorial Parkway	Huntsville	AL
835	112 S. Gallatin Pike	Madison	TN
836	1607 Fort Campbell Blvd.	Clarksville	TN
837	718 Gallatin Road	Nashville	TN
838	602 A Riverside Dr. South	Clarksville	TN
839	4418 Chapman Highway	Knoxville	TN
841	1310 Eastern Blvd.	Montgomery	AL
842	604 Boll weevil Circle	Enterprise	AL
843	3319 Bardstown Rd.	Louisville	KY
844	5707 Brainerd Rd.	Chattanooga	TN
845	4503 Hwy 58	Chattanooga	TN
846	2952 Springhill Ave.	Mobile	AL
847	7100 Airport Blvd. Unit C	Mobile	AL
848	393 Azalea Rd.	Mobile	AL
849	5375 US Highway 90	Mobile	AL
850	4901 SW 8th	Miami	FL
851	6718 Highway 69 South	Tuscaloosa	AL
852	3638 Park Ave.	Memphis	TN
853	4109 Getwell	Memphis	TN
854	5040 Summer Ave. #102	Memphis	TN
855	6569 Winchester Rd. #104	Memphis	TN
856	7535 Highway 64	Memphis	TN
857	2869 Montgomery Highway	Dothan	AL
858	624 Dolly Parton Parkway	Sevierville	TN
859	4231 E. Little Creek Rd. Suite B		VA
860	217 Grace St.	Oxford	AL
861	1618 NW Broad St.	Mufreesboro	TN
864	4211 Nolensville Pike	Nashville	TN
865	1349 Kempsville Rd. Unit 101	Virginia Beach	VA
866	1986 North Hill Field Rd.	Layton	UT
867	5300 Sunrise Blvd. # C	Fair Oaks	CA
868	809 Oroville Ave.	Chico	CA
870	4021 Riverdale Blvd.	South Ogden	UT
871	160 E. University Parkway	Orem	UT
872	4356 Holland Rd. Suite 102	Virginia Beach	VA
874	3536 Montgomery Highway	Pelham	AL
875	2221 N. Roan St. Suite 1	Johnson City	TN
876	1784 E. Barstow Ave.	Fresno	CA
877	1526 E. Stone Drive	Kingsport	TN
878	1940 N. Highland	Jackson	TN

Store#	Address	City	State
879	3226 Old Forest Rd.	Lynchburg	VA
880	407 Dauphin Island Parkway	Mobile	AL
881	5600 Virginia Beach Blvd. Suite 100	Virginia Beach	VA
883	5110 Laguna Blvd. Suite 121	Elk Grove	CA
884	2845 Keith St.	Cleveland	TN
885	2627 South Oates	Dothan	AL
887	1622 E. Main St	Salem	VA
888	7037 A Staples Mill Rd	Richmond	VA
890	1010 South Jefferson St. Suite B	Cookeville	TN
891	1905 Boulevard	Colonial Heights	VA
892	4915 Williamson Rd.	Roanoke	VA
893	1300 West Main St.	Salem	VA
894	904 B Street	Marysville	CA
895	510 East 400 South	Salt Lake City	UT
898	900 Airline Blvd	Portsmouth	VA
899	1433 N. Battlefield Blvd.	Chesapeake	VA
962	711 N. Lake Ave.	Pasadena	CA
963	1441N. Hacienda Blvd. Unit B	La Puente	CA
964	3108 E. Gettyburg Ave. Suite 103	Fresno	CA
967	825 W. Northside Dr.	Jackson	MS
969	1406 Jerry Clower Blvd.	Yazoo City	MS
970	212C Broadway Dr.	Hattiesburg	MS
971	1164 Ellis Ave.	Jackson	MS
972	4425 N. State St.	Jackson	MS
974	326 Darrow Rd.	Akron	OH
976	3459 Broadway	Grove City	OH
978	6075 Brandt Pike	Huber Heights	OH
979	2631 Dorr St.	Toledo	OH
980	25 S. Lexington Springmill Rd.	Ontario	OH
981	1602 Parkman Rd. NW	Warren	OH
982	3431 Market St.	Youngstown	OH
986	2067 N. Bechtle Ave. Suite 230	Springfield	OH
1000	344 Park Plaza Drive	New Albany	MS
1001	7685 Hacks Cross Road, Suite 102	Olive Branch	MS
1002	9051 Highway 51 N.	Southaven	MS
1003	1413 Highway 1 S.	Greenville	MS
1004	425A N. Davis Avenue	Cleveland	MS
1005	612 Sunflower Avenue Ext, Suite 2	Indianola	MS
1006	422 S. Gloster Street	Tupelo	MS
1007	1550 Jameson Drive, Suite H	Grenada	MS
1008	603 Viola B. Sanders Drive, Suite 200/300	Greenwood	MS
1009	424 N. Applegate Street	Winona	MS
1010	123 E. Jackson Street	Belzoni	MS

Store#	Address	City	State
1011	1568 W. Government Street	Brandon	MS
1012	124 W. Center Street	Canton	MS
1013	510 W. Marion Avenue	Crystal Springs	MS
1014	124 Market Place	Hazlehurst	MS
1015	310 Court Square	Lexington	MS
1016	1573 Simpson Highway 49, Suite 3	Magee	MS
1017	410 Christine Drive, Suite D	Ridgeland	MS
1018	2121 Clay Street	Vicksburg	MS
1019	2860 Highway 80, Suite A	Pearl	MS
1020	2536 Highway 80 E.	Pearl	MS
1021	5795 Terry Road, Suite 311	Byram	MS
1022	721 Front Street, Suite 755	Meridian	MS
1023	110 N. Wal-Mart Drive, Suite A-1	Louisville	MS
1024	2902 Hardy Street, Suite 100	Hattiesburg	MS
1025	3275 Highway 49 S., Suite 40	Collins	MS
1026	1213 B Highway 98 Bypass	Columbia	MS
1027	102 Mason Street	Laurel	MS
1028	11231 Old Highway 63 S., Suite B	Lucedale	MS
1029	401B Memorial Drive	Picayune	MS
1030	3409 Washington Avenue	Gulfport	MS
1031	10144 7th Avenue, Unit D	D’Iberville	MS
1032	1204 Bienville Boulevard, Suite 1	Ocean Springs	MS
1033	1107 Frontage Drive E., Suite D	Wiggins	MS
1034	4221 Denny Avenue	Pascagoula	MS
1035	396 Brookhaven Street, Suite B	Brookhaven	MS
1036	1602 Veterans Boulevard, Suite 2	McComb	MS
1037	4842 Plaza Drive	Tylertown	MS
1038	3189 Highway 45 N., Suite C	Columbus	MS
1039	911 Highway 12 W., Suite 205-B	Starkville	MS
1040	1926 Veterans Memorial Boulevard	Eupora	MS
1041	301 Highway 45 Alt N.	West Point	MS
Vacant Space	15726 Broadway	Maple Heights	OH
Corporate Office	6785 Bobcat Way	Dublin	OH
Annex	5131 Post Rd. Suites 260, 270 & 310	Dublin	OH
Marketing	278 N. 5th St.	Columbus	OH
AZ Collections	2150 S. Country Club Dr. Suite 24	Mesa	AZ
Regus Office	200 S. Wacker # 3252	Chicago	IL
Regus Virtual Office	424 Church Street	Nashville	TN
Regus Office	200 S. Virginia St. Office #832	Reno	NV
Utah Satellite Office	30 Burton Hills Blvd. Suite 185	Nashville	TN
Tennessee Satellite Office	3130 West Maple Loop Drive Suite GL-100	Lehi	UT
Old DFS Office	84 East 2400 North	Logan	UT

Schedule 6.01-Existing Indebtedness

None.

Schedule 6.02-Existing Liens

None.

EXHIBIT A

[FORM OF]
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund]

3.	Borrower(s):

4.	Administrative Agent:	GLAS Trust Company LLC, as Administrative Agent under the Credit Agreement

5.	Credit Agreement

Revolving Credit Agreement dated as of September 6, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Community Choice Financial Inc., the Lenders from time to time party thereto and GLAS Trust Company LLC, as Administrative Agent.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans		CUSIP Number
$	$		%
$	$		%
$	$		%

Effective Date:                  , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:
GLAS TRUST COMPANY LLC,
as Administrative Agent

By:
Name:
Title:

[Consented to:]

[ ](1)

By:
Name:
Title:

(1)  Include name of parties (e.g., the Borrower) whose consent is required pursuant to Section 9.03 of the Credit Agreement.

ANNEX 1

COMMUNITY CHOICE FINANCIAL INC.

REVOLVING CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment.  THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS).

EXHIBIT B

[FORM OF]
BORROWING REQUEST

GLAS Trust Company LLC

as Administrative Agent

3 Second Street, Suite 206

Jersey City, NJ 07311

Attn:  Client Services Americas

Email: clientservices.americas@glas.agency with a copy to adam.berman@glas.agency

Ladies and Gentlemen:

The undersigned, Community Choice Financial Inc. (the “Borrower”), refers to the Revolving Credit Agreement, dated as of September 6, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among the Borrower, the Lenders from time to time party thereto and GLAS Trust Company LLC, as Administrative Agent, and hereby gives you notice, irrevocably, in accordance with Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the information relating to such Borrowing as required by Section 2.03 of the Credit Agreement:

(i)         The date of the requested Borrowing is [  ], 20[  ].

(ii)        The aggregate amount of the requested Borrowing is $[  ].

(iii)       The requested Borrowing is to be sent to:

[Name of Bank]
[City of Bank]
Beneficiary:
Account No.:  [number]
ABA No.:  [number]
Attn:  [name]

The Borrower hereby represents and warrants that (i) the representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects (except that any representations and warranties that are qualified by materiality or similar qualifiers are true and correct in all respects) on and as of the date of the Borrowing requested hereby with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, (ii) at the time of and immediately after the Borrowing, no Default or Event of Default shall have occurred and be continuing, (iii) immediately after giving effect to such Borrowing and the use of proceeds thereof, (A) [the Borrower shall be in pro forma compliance with (i) the financial covenant set forth in Section 6.09(a) of the Credit Agreement as of July 31, 2018, (ii) the financial covenant set forth in Section 6.09(b) of the Credit Agreement as of the Closing Date and (iii) the financial covenant set forth in Section 6.09(c) of the Credit Agreement as of July 31, 2018] [the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.09 of the Credit Agreement], (B) the Aggregate Revolving Credit Exposures shall not exceed the Total Commitments and (C) each of the conditions set forth in clauses (i) and (ii) of Section 2.01 of the Credit Agreement shall be satisfied,

(iv) the Borrower has not received any notice from the Administrative Agent pursuant to Article IV(e) of the Credit Agreement unless: (A) the Administrative Agent or the Bondholder Designee, as applicable, has rescinded such written notice or (B) the Regulatory Notice Event for which the Administrative Agent or the Bondholder Designee, as applicable, has provided such a written notice is no longer continuing, (vi) at the time of and immediately after the Borrowing, no Material Adverse Effect shall have occurred and be continuing, (vii) since the effective date of the most recently delivered Compliance Certificate, the Borrower and the Loan Parties have complied with the Loan Receivable Selection Policy, (viii) the Victory Park Revolving Credit Agreement has been repaid and terminated (and no more than $10.0 million of Additional Senior Secured Notes (as defined in the Senior Secured Notes Indenture) will be issued in connection with or in consideration of the repayment of the Victory Park Revolving Credit Agreement) (including without limitation principal, interest, fees and prepayment premium thereunder), and the administrative agent thereunder shall have delivered a payoff letter in form and substance satisfactory to the Administrative Agent and the Bondholder Designee and (ix) the New Lender Notes have received a public credit rating from S&P and Moody’s.

[Signature Page Follows]

COMMUNITY CHOICE FINANCIAL INC.

By:
Name:
Title:

Signature Page to Borrowing Request

EXHIBIT C

[Reserved]

EXHIBIT D

[FORM OF]
COVENANT CERTIFICATE

This COVENANT CERTIFICATE (this “Certificate”) is delivered by COMMUNITY CHOICE FINANCIAL INC., pursuant to Section [IV(d)] [5.04(e)] of the Revolving Credit Agreement, dated as of September 6, 2018 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), between Community Choice Financial Inc., an Ohio corporation (the “Borrower”), the lenders party thereto (the “Lenders”) and GLAS Trust Company LLC, as administrative agent (the “Administrative Agent”).  Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.

For the purpose of inducing the Lenders to make available to the Borrower the credit facilities described in the Credit Agreement, pursuant to the terms of the Credit Agreement and the other Loan Documents, the undersigned hereby certifies to the Administrative Agent and the Lenders that:

1.                                      I am a duly elected Financial Officer of the Borrower;

2.                                      [Attached to this Certificate as Schedule A is a report reflecting the computation of the financial covenants set forth in Section 6.09 of the Credit Agreement as of July 31, 2018;

3.As of the date of this Certificate, the Borrower is in compliance with the financial covenant set forth in Section 6.09(b) of the Credit Agreement];

2.[Attached to this Certificate as Schedule A is a report reflecting the computation of the financial covenant described in Section 6.09(b) as of the date indicated below]; and

3.                                      This Certificate (including the attached worksheet) and the information contained herein are true and correct in all material respects.

[Signature Page Follows]

COMMUNITY CHOICE FINANCIAL INC.

By:
Name:
Title:

Date as of which financial covenants

are calculated:

Date of submission of

Certificate:

Signature Page to Covenant Certificate

SCHEDULE A

A.            Section 6.09(a) — Minimum Liquidity

1.

Corporate Liquidity: One hundred percent (100%) of the balance of the unrestricted (it being agreed and acknowledged that cash collateral securing surety bonds and letters of credit posted or maintained by the Loan Parties shall be deemed to be “restricted”, but that cash and Cash Equivalents maintained in Controlled Accounts are “unrestricted”) cash and Cash Equivalents of the Loan Parties.  For avoidance of doubt, no cash or Cash Equivalents of any Unrestricted Subsidiary (including CCFI Funding II, LLC) shall be included in the definition or calculation of Corporate Liquidity.

$

	Compliance (is amount under Line 1 greater than or equal to $33,900,000):	[YES/NO]

B.             Section 6.09(b) — Minimum Coverage

1.	Value of Specified Assets as of the date of determination	$

2.	Aggregate outstanding principal amount of Loans as of the date of determination	$

3.	Minimum Coverage (1.5 times the amount under Line 2)	$**

	Compliance (is amount under Line 1 greater than or equal to the amount under Line 3?):	[YES/NO]

C.            Section 6.09(b) — Adjusted EBITDA

1.	Year-to-day Adjusted EBITDA (from unaudited interim financial statements)	$

2.	Net Income (Loss) (consolidated current month):	$
3.	Net Income (Loss) (consolidated YTD):	$

4.	Adjustments (YTD and determined on a consolidated basis):	$
5.	Interest:	$

6.	Taxes:	$

7.	Depreciation and Amortization:	$

8.	Non-cash compensation:	$

9.	Applicable fees, expenses and charges:	$

10.	Bondholder Designee approved expenses:	$

11.	Adjusted EBITDA (YTD):	$
12.	Borrower’s YTD Projections:	$
13.	Borrower’s YTD Projections (times .80):	$
	Compliance (is amount under Line 11 greater than amount under Line 13?):	[YES/NO]

2

EXHIBIT E

[FORM OF] COMPLIANCE CERTIFICATE

Reference is made to that certain Revolving Credit Agreement, dated as of September 6, 2018 (as modified, amended, extended, restated, amended and restated or supplemented from time to time, the “Credit Agreement”) by and among Community Choice Financial, Inc., an Ohio corporation (the “Borrower”), as Borrower, the lenders party thereto form time to time (each individually, a “Lender” and collectively, the “Lenders”) and GLAS Trust Company LLC, as administrative agent (the “Administrative Agent”) for the Lenders and the Holders (as defined therein). This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to the Administrative Agent pursuant to the terms of Section 5.04(c) of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Credit Agreement.

Enclosed herewith is a copy of the financial statements that are required to be delivered pursuant to [Section 5.04(a) for annual] [5.04(b) for quarterly] [5.04(e)(B)(ii) for monthly] of the Credit Agreement for the [fiscal year] [fiscal quarter] [calendar month] ending as of __________, 20___ (the “Computation Date”), which (i) are in accordance with the books and records of the Loan Parties, which have been maintained in such a manner as to permit the preparation of consolidated financial statements in accordance with GAAP, and (ii) are true and correct and fairly present in accordance with GAAP, the financial condition and results of operations of Borrower and its Subsidiaries as of the Computation Date and for the period covered thereby, subject solely in the case of financial statements delivered pursuant to Section 5.04(a) of the Credit Agreement, to normal year-end adjustments and absence of footnote disclosure.

In the event any conflict between the terms of this Certificate and the Credit Agreement, the Credit Agreement shall control, and any executed certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of such executed certificate.

I, [Name of Financial Officer],  [Title of Financial Officer] of the Borrower, do hereby certify in such capacity (and not in any individual capacity), on behalf of the Loan Parties, that (i) I have not been notified by the Administrative Agent of any Material Adverse Effect, (ii) I am not aware of the occurrence of any Default or Event of Default, (iii) the Borrower is in compliance with each covenant set forth in Article 6 of the Credit Agreement and the Borrower and Subsidiary Guarantors are in compliance with each covenant set forth in Sections 3.03, 3.04 and 3.05 of the Collateral Agreement (including that the Borrower and Subsidiary Guarantors are in compliance with the requirements therein regarding cash, including that the Borrower and the Subsidiary Guarantors have taken and are taking commercially reasonable efforts to cause the Collateral Agent to have “control” (as defined in the Uniform Commercial Code) over at least 90% of the cash and Cash Equivalents of the Borrower and the Subsidiaries (unless maintained in Securities Accounts (as defined in the Collateral Agreement) as provided in Section 3.04(c) of the Collateral Agreement) and (iv) from and after the date of the last Compliance Certificate, the Borrower and the other Loan Parties have complied with the Loan Receivable Selection Policy. [If an Event of Default exists, provide a description of it and the steps, if any, being taken to cure it.]

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has signed this Certificate as of this          day of           , 201  .

COMMUNITY CHOICE FINANCIAL INC.

By
Name:
Title:

[Signature Page to Compliance Certificate]

Exhibit F

[FORM OF]

REVOLVING NOTE

[ ] [ ], 201[_]	Principal: Up to $[ ]

FOR VALUE RECEIVED, Community Choice Financial, Inc., an Ohio corporation (the “Borrower”) hereby promises to pay to [                  ] or its registered assigns (the “Holder”) the amount set out above as the Principal or, if less, the aggregate unpaid principal amount of all draws funded by the Holder under this Revolving Note (as defined below) to the Borrower pursuant to the terms of that certain Revolving Credit Agreement, dated as of September 6, 2018, by and among the Borrower, GLAS Trust Company LLC, as administrative agent for Lenders and Holders (the “Administrative Agent”) and the financial institutions from time to time party thereto as Lenders (together with all exhibits and schedules thereto and as may be amended, restated, modified and supplemented from time to time, the “Credit Agreement”).  The Borrower hereby promises to pay accrued and unpaid interest and the Exit Payment, if any, on the draws under this Revolving Note on the dates, rates and in the manner provided for in the Credit Agreement.  This Revolving Note (including all Revolving Notes issued in exchange, transfer, or replacement hereof, this “Revolving Note”) is one of the Revolving Notes issued pursuant to the Credit Agreement (collectively, the “Revolving Notes”).  Capitalized terms used and not defined herein are defined in the Credit Agreement.

This Revolving Note is subject to mandatory prepayment on the terms specified in the Credit Agreement, but not otherwise.  At any time an Event of Default exists, the draws under this Revolving Note, together with all accrued and unpaid interest and any applicable premium due, if any, may be declared or otherwise become due and payable in the manner, at the price and with the effect, all as provided in the Credit Agreement.

All payments in respect of this Revolving Note are to be made in lawful money of the United States of America at the Administrative Agent’s office in Chicago, Illinois or at such other place as the Administrative Agent or the Holder shall have designated by written notice to the Borrower as provided in the Credit Agreement.

This Revolving Note may be offered, sold, assigned or transferred by the Holder as provided in the Credit Agreement.

This Revolving Note is a registered Revolving Note and, as provided in the Credit Agreement, upon surrender of this Revolving Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered Holder hereof or such Holder’s attorney duly authorized in writing, a new Revolving Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Borrower may treat the person in whose name this Revolving Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary.

This Revolving Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Revolving Note and all disputes arising hereunder shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The parties hereto (a) agree that any legal action or proceeding with respect to this Revolving Note or any other agreement, document, or other instrument executed in connection herewith, shall be brought in any state or federal court located within New York, New York, (b) irrevocably waive any objections which either may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Revolving Note, or any other agreement, document, or other instrument executed in connection herewith, brought in the aforementioned courts, and (c) further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

THE HOLDER AND THE BORROWER IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS REVOLVING NOTE OR ANY OTHER CREDIT DOCUMENT.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

2

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be duly executed as of the date set out above.

BORROWER:

Community Choice Financial, Inc., an Ohio corporation

By:
Name:
Title:

ALLONGE TO REVOLVING NOTE

This Allonge is attached to and forms a part of that certain Revolving Note, dated as of September 6, 2018, made by Community Choice Financial, Inc., an Ohio corporation (“Borrower”), in favor of [__________],  a [____] or its registered assigns (“Holder”), in the original principal amount of [_____________ ($____________)] for the purpose of annexing thereto the following endorsement:

Holder hereby transfers and assigns all of its right, title and interest in and to this instrument and agrees to pay to ______________________  without recourse, warranty and representation from the undersigned to __________________.

Dated: ___________, 20___

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Executed as of the date set out above.

HOLDER:

[___________]

By:
Name:
Title:

EXHIBIT G

ADJUSTED EBITDA PROJECTIONS

EXHIBIT H

[FORM OF]
ADJUSTED EBITDA CERTIFICATE

This ADJUSTED EBITDA CERTIFICATE (this “Certificate”) is delivered by COMMUNITY CHOICE FINANCIAL INC., pursuant to Section 6.09(c) of that certain Revolving Credit Agreement, dated as of September 6, 2018 (as modified, amended, extended, restated, amended and restated or supplemented from time to time, the “Credit Agreement”) by and among Community Choice Financial, Inc., an Ohio corporation (the “Borrower”), as Borrower, the lenders party thereto from time to time (each individually, a “Lender” and collectively, the “Lenders”) and GLAS Trust Company LLC, as administrative agent (the “Administrative Agent”).  Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.

The undersigned hereby certifies to the Administrative Agent and the Lenders that:

1.	I am a duly elected Financial Officer of the Borrower; and
2.

Attached to this Certificate as Attachment A is a worksheet report reflecting the computation of Adjusted EBITDA (based on unaudited interim financial statements) as of the date indicated below and compliance with Section 6.09(c) of the Credit Agreement.

3.	The Borrower is in compliance with Section 6.09(c) of the Credit Agreement: Y/N.

[Signature Page Follows]

COMMUNITY CHOICE FINANCIAL INC.

By:

Name:

Title:

Date as of which Adjusted EBITDA
is calculated: __________________

Date of submission of
Certificate: __________________

ATTACHMENT A

1.	Year-to-day Adjusted EBITDA (from unaudited interim financial statements)	$

2.	Net Income (Loss) (consolidated current month):	$
3.	Net Income (Loss) (consolidated YTD):	$

4.	Adjustments (YTD and determined on a consolidated basis):	$
5.	Interest:	$

6.	Taxes:	$

7.	Depreciation and Amortization:	$

8.	Non-cash compensation:	$

9.	Applicable fees, expenses and charges:	$

10.	Bondholder Designee approved expenses:	$

11.	Adjusted EBITDA (YTD):	$
12.	Borrower’s YTD Projections:	$
13.	Borrower’s YTD Projections (times .80):	$
	Compliance (is amount under Line 11 greater than amount under Line 13?):	[YES/NO]

Exhibit I

[FORM OF]

VPC NOTE

[ ] [ ], 201[_]	Principal: $[ ]

FOR VALUE RECEIVED, Community Choice Financial, Inc., an Ohio corporation (the “Borrower”) hereby promises to pay to [                  ] or its registered assigns (the “Holder”) the amount set out above as the Principal or, if less, the aggregate unpaid principal amount of all draws deemed funded by the Holder under this VPC Note (as defined below) to the Borrower pursuant to the terms of that certain Revolving Credit Agreement, dated as of September 6, 2018, by and among the Borrower, GLAS Trust Company LLC, as administrative agent for Lenders and Holders (the “Administrative Agent”) and the financial institutions from time to time party thereto as Lenders (together with all exhibits and schedules thereto and as may be amended, restated, modified and supplemented from time to time, the “Credit Agreement”).  The Borrower hereby promises to pay accrued and unpaid interest on the draws deemed funded under this VPC Note on the dates, rates and in the manner provided for in the Credit Agreement.  This VPC Note (including all VPC Notes issued in exchange, transfer, or replacement hereof, this “VPC Note”) is one of the VPC Notes issued pursuant to the Credit Agreement (collectively, the “VPC Notes”).  Capitalized terms used and not defined herein are defined in the Credit Agreement.

This VPC Note is subject to mandatory prepayment on the terms specified in the Credit Agreement, but not otherwise.  At any time an Event of Default exists, the draws deemed funded under this VPC Note, together with all accrued and unpaid interest and any applicable premium due, if any, may be declared or otherwise become due and payable in the manner, at the price and with the effect, all as provided in the Credit Agreement.

All payments in respect of this VPC Note are to be made in lawful money of the United States of America at the Administrative Agent’s office in Chicago, Illinois or at such other place as the Administrative Agent or the Holder shall have designated by written notice to the Borrower as provided in the Credit Agreement.

This VPC Note may be offered, sold, assigned or transferred by the Holder as provided in the Credit Agreement.

This VPC Note is a registered VPC Note and, as provided in the Credit Agreement, upon surrender of this VPC Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered Holder hereof or such Holder’s attorney duly authorized in writing, a new VPC Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Borrower may treat the person in whose name this VPC Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary.

This VPC Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this VPC Note and all disputes arising hereunder shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The parties hereto (a) agree that any legal action or proceeding with respect to this VPC Note or any other agreement, document, or other instrument executed in connection herewith, shall be brought in any state or federal court located within New York, New York, (b) irrevocably waive any objections which either may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this VPC Note, or any other agreement, document, or other instrument executed in connection herewith, brought in the aforementioned courts, and (c) further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

THE HOLDER AND THE BORROWER IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS VPC NOTE OR ANY OTHER CREDIT DOCUMENT.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

2

IN WITNESS WHEREOF, the Borrower has caused this VPC Note to be duly executed as of the date set out above.

BORROWER:

Community Choice Financial, Inc., an Ohio corporation

By:
Name:
Title:

EXHIBIT J

[FORM OF]
LIQUIDITY CERTIFICATE

This LIQUIDITY CERTIFICATE (this “Certificate”) is delivered by COMMUNITY CHOICE FINANCIAL INC., pursuant to Section 5.04(e) of the Revolving Credit Agreement, dated as of September 6, 2018 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), between Community Choice Financial Inc., an Ohio corporation (the “Borrower”), the lenders party thereto (the “Lenders”) and GLAS Trust Company LLC, as administrative agent (the “Administrative Agent”).  Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.

For the purpose of inducing the Lenders to make available to the Borrower the credit facilities described in the Credit Agreement, pursuant to the terms of the Credit Agreement and the other Loan Documents, the undersigned hereby certifies to the Administrative Agent and the Lenders that:

1.                                         I am a duly elected Financial Officer of the Borrower;

2.Attached to this Certificate as Schedule A is a report reflecting the computation of Corporate Liquidity as of the date indicated below; and

3.                                      This Certificate (including the attached worksheet) and the information contained herein are true and correct in all material respects.

[Signature Page Follows]

COMMUNITY CHOICE FINANCIAL INC.

By:
Name:
Title:

Date as of which Corporate Liquidity

are calculated:

Date of submission of

Certificate:

Signature Page to Liquidity Certificate

SCHEDULE A

A.            Section 6.09(a) — Minimum Liquidity

1.

Corporate Liquidity: One hundred percent (100%) of the balance of the unrestricted (it being agreed and acknowledged that cash collateral securing surety bonds and letters of credit posted or maintained by the Loan Parties shall be deemed to be “restricted”, but that cash and Cash Equivalents maintained in Controlled Accounts are “unrestricted”) cash and Cash Equivalents of the Loan Parties.  For avoidance of doubt, no cash or Cash Equivalents of any Unrestricted Subsidiary (including CCFI Funding II, LLC) shall be included in the definition or calculation of Corporate Liquidity.

$

	Compliance (is amount under Line 1 greater than or equal to $33,900,000):	[YES/NO]